UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF NEW YORK

---------------------------------------------------X
IN RE                                               :
                                                    :    CHAPTER 11 CASE NO.
                                                    :
MAGELLAN HEALTH SERVICES, INC., ET AL.,             :     03-40515 (PCB)
                                -- ---              :
                                                    :
                                                    :
                                                    :
                               DEBTORS.             :     (JOINTLY ADMINISTERED)
                                                    :
---------------------------------------------------X

                            DISCLOSURE STATEMENT FOR
               DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION
               ---------------------------------------------------








WEIL, GOTSHAL & MANGES LLP
   Attorneys for Debtors
   and Debtors in Possession
767 Fifth Avenue
New York, New York  10153
(212) 310-8000

Dated: August 18, 2003



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
                                TABLE OF CONTENTS

                                                                                                                        PAGE
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I.         Introduction..................................................................................................11

II.        Treatment of Creditors and Shareholders Under the Plan........................................................15

           A.        New Capital Structure...............................................................................15

           B.        Summary of Classification and Treatment.............................................................16

           C.        Description of the Treatment of Classes of Claims and Equity Interests..............................19

                     1.        Senior Secured Lender Claims (Class 1)....................................................19

                     2.        Other Secured Claims (Class 2)............................................................24

                     3.        Priority Non-Tax Claims (Class 3).........................................................24

                     4.        Aetna Claim (Class 4).....................................................................25

                     5.        Provider Claims (Class 5).................................................................25

                     6.        Customer Claims (Class 6).................................................................25

                     7.        Senior Note Claims (Class 7)..............................................................26

                     8.        Senior Subordinated Note Claims (Class 8).................................................26

                     9.        Other General Unsecured Claims (Class 9)..................................................27

                     10.       Convenience Claims (Class 10).............................................................29

                     11.       Intercompany Claims of the Debtors (Class 11).............................................29

                     12.       Subsidiary Equity Interests (Class 12)....................................................29

                     13.       Magellan Preferred Stock Interests (Class 13).............................................29

                     14.       Magellan Common Stock Interests (Class 14)................................................30

           D.        Enforcement of Subordination Provisions.............................................................30

           E.        Non-Cash Property to Be Distributed Under the Plan..................................................30

                     1.        New Senior Secured Credit Agreement.......................................................30

                     2.        New Notes.................................................................................31

                     3.        New Warrants..............................................................................31

                     4.        New Aetna Warrant.........................................................................31

                     5.        New Common Stock and MVS Securities.......................................................32

           F.        Investment..........................................................................................35

           G.        Exit L/C Facility...................................................................................35

           H.        Exit Financing......................................................................................35

           I.        Administrative Expenses and Priority Tax Claims.....................................................36

                     1.        Fees and Expenses of Professionals........................................................36


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                                                                                                                       PAGE

                     2.        Payments to Healthcare Partners, Inc......................................................36

                     3.        Payments to Gleacher......................................................................37

                     4.        Payments to Houlihan Lokey................................................................38

                     5.        Payments to Amalgamated Gadget and Pequot Capital.........................................38

                     6.        Payments to Equity Investor...............................................................39

                     7.        Exit Financing Fees.......................................................................39

                     8.        Statutory Fees to United States Trustee...................................................40

           J.        Payments of Provider and Physician Advisor Claims and Customer Claims...............................40

                     1.        Provider Claims and Claims by Physician Advisors..........................................40

                     2.        Customer Claims...........................................................................41

           K.        Deemed Consolidation for Voting and Distribution Purposes...........................................41

           L.        Securities Law Matters..............................................................................43

                     1.        Issuance and Resale of New Securities Under the Plan......................................43

           M.        Registration Rights Agreement.......................................................................44

           N.        Aetna Amended MSA and the Aetna Purchase Option.....................................................44

           O.        NASDAQ Listing......................................................................................45

           P.        Reservation of "Cram Down" Rights...................................................................45

III.       Voting Procedures and Requirements............................................................................46

           A.        Vote Required for Acceptance by a Class.............................................................46

           B.        Classes Not Entitled to Vote........................................................................46

           C.        Voting..............................................................................................47

IV.        Financial Information, Projections, and Valuation Analysis....................................................47

           A.        Selected Historical Financial Information...........................................................47

           B.        Projections.........................................................................................47

                     1.        Pro Forma Projected Consolidated Balance Sheet as of September 30, 2003 (Unaudited) (a)...50

                     2.        Projected Condensed Consolidated Balance Sheets (Unaudited)...............................52

                     3.        Projected Statements of Operations (Unaudited)............................................53

                     4.        Projected Statement of Sources and Uses of Cash (Unaudited)...............................54

                     5.        General Assumptions.......................................................................55

                     6.        Going Concern Valuation...................................................................56


                                       ii
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                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                                                                       PAGE

                     7.        Value of New Warrants.....................................................................58

V.         Business Description and Reasons for Chapter 11...............................................................59

           A.        The Debtors' Businesses ............................................................................59

                     1.        Description of Business...................................................................60

           B.        Events Leading to the Commencement of the Chapter 11 Cases..........................................60

           C.        Exit Financing......................................................................................64

           D.        Business With Aetna.................................................................................65

           E.        Pending Litigation and Other Proceedings............................................................66

                     1.        In General................................................................................66

                     2.        OIG Claims................................................................................66

                     3.        Wachovia..................................................................................67

                     4.        RICO and ERISA Class Actions..............................................................67

                     5.        Tennessee Actions.........................................................................68

                     6.        MTS Health Partners, L.P..................................................................68

                     7.        EPA Claims................................................................................68

                     8.        Normal Course Litigation..................................................................69

VI.        Significant Events During the Chapter 11 Cases ...............................................................69

           A.        Filing and First Day Orders.........................................................................69

                     1.        Payment of Providers and Customers........................................................69

                     2.        Payment of Employee Wages and Benefits....................................................70

                     3.        Cash Management and Bank Accounts ........................................................70

           B.        Appointment of the Official Committee...............................................................71

           E.        Claims Process and Bar Date.........................................................................73

           F.        Asset Sales.........................................................................................73

           G.        Motion to Terminate Exclusivity.....................................................................74

           H.        Other Significant Motions...........................................................................74

VII.       Governance of Reorganized Magellan............................................................................75

           A.        Board of Directors .................................................................................75

           B.        Senior Management ..................................................................................76

VIII.      Other Aspects of the Plan.....................................................................................76

           A.        Distributions.......................................................................................76


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                               TABLE OF CONTENTS
                                  (CONTINUED)
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           B.        Distributions Through Agents........................................................................76

                     1.        Timing and Conditions of Distributions....................................................76

                     2.        Procedures for Treating Disputed Claims Under the Plan....................................78

           C.        Conditions to the Confirmation .....................................................................80

           D.        Conditions to the Effective Date ...................................................................80

           E.        Treatment of Executory Contracts, Unexpired Leases, and Cost of Access Agreements and Claims........81

                     1.        Contracts and Leases Not Expressly Rejected are Assumed...................................81

                     2.        Cure of Defaults..........................................................................81

                     3.        Rejection Claims..........................................................................82

                     4.        Survival of the Debtors' Corporate Indemnities............................................82

                     5.        Compensation and Benefit Programs.........................................................82

           F.        Effect of Plan......................................................................................82

                     1.        Discharge of Claims and Termination of Equity Interests...................................82

                     2.        Exculpation...............................................................................83

           G.        Releases ...........................................................................................83

           H.        Injunction..........................................................................................83

           I.        Management Incentive Plan...........................................................................83

           J.        Miscellaneous Provisions............................................................................84

           K.        Certain Indenture Trustee Fees and Expenses.........................................................84

IX.        The Equity Offering...........................................................................................84

           A.        Ability to Participate in Equity Offering...........................................................84

           B.        Issuance of Equity Subscription Rights..............................................................85

           C.        Subscription Period.................................................................................86

           D.        Subscription Price..................................................................................86

           E.        Exercise of Equity Subscription Rights..............................................................86

           F.        Transfer Restriction; Revocation....................................................................87

           G.        Equity Investor.....................................................................................87

           H.        Distribution of New Common Stock and MVS Securities ................................................87

           I.        Disputed Claims ....................................................................................88

           J.        Subsequent Adjustments to the Rights Participation Claim Amount;  Cut Back in Equity Offering for
                     Oversubscription ...................................................................................88

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           K.        No Interest.........................................................................................88

           L.        Validity of Exercise of Equity Subscription Rights..................................................88

           M.        Use of Proceeds.....................................................................................88

X.         Certain Factors to Be Considered..............................................................................89

           A.        Certain Bankruptcy Considerations...................................................................89

           B.        Risks Relating to the Plan Securities...............................................................89

                     1.        Variances from Projections ...............................................................89

                     2.        Lack of Trading Market....................................................................89

                     3.        Dividend Policies.........................................................................89

                     4.        Restrictions on Transfer..................................................................89

                     5.        Issue Price of Series B Notes.............................................................90

                     6.        Control by Equity Investor................................................................90

           C.        Risks Associated with the Business..................................................................90

XI.        Confirmation of the Plan......................................................................................91

           A.        Confirmation Hearing................................................................................91

           B.        General Requirements of Section 1129................................................................91

           C.        Best Interests Tests................................................................................93

           D.         Liquidation Analysis...............................................................................94

           E.        Feasibility.........................................................................................98

           F.        Section 1129(b).....................................................................................98

                     1.        No Unfair Discrimination..................................................................98

                     2.        Fair and Equitable Test...................................................................98

XII.       Alternatives to Confirmation and Consummation of the Plan.....................................................99

           A.        Liquidation Under Chapter 7.........................................................................99

           B.        Alternative Plan....................................................................................99

XIII.      Certain Federal Income Tax Consequences of the Plan of Reorganization........................................100

           A.        Consequences to Debtor.............................................................................100

                     1.        Cancellation of Debt.....................................................................101

                     2.        Limitations on Loss Carryforwards and Other Tax Benefits.................................101

                     3.        Alternative Minimum Tax..................................................................103

           B.        Consequences to Holders of Certain Claims..........................................................103



                                       v
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                                  (CONTINUED)
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                     4.        Distributions in Discharge of Accrued But Unpaid Interest................................106

                     5.        Interest and Original Issue Discount on Series B New Notes...............................107

                     7.        Ownership and Disposition of New Common Stock ...........................................108

                     2.        Ownership and Disposition of New Warrants; Constructive Distributions to Holders of New
                               Common Stock.............................................................................109

           D.        Information Reporting and Withholding..............................................................109

XIV.       Conclusion...................................................................................................110

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

                                GLOSSARY OF TERMS

Set forth below is a glossary of certain terms used in the description of the Plan. To the extent that terms are defined in the Glossary of Terms and also defined elsewhere in this Disclosure Statement, the definitions in this Glossary of Terms shall be the controlling definitions. To the extent not defined in this Glossary of Terms or otherwise defined in this Disclosure Statement, capitalized terms used in this Disclosure Statement have the meanings ascribed to such terms in Article I of the Plan attached hereto as Exhibit A.

-------------------------------------- -----------------------------------------
Administrative Expense Claim            Any Claim constituting a cost or expense
                                        of administration of any of the
                                        Reorganization Cases allowed under
                                        sections 503(b), 507(a)(1), and 1114(e)
                                        of the Bankruptcy Code, including,
                                        without limitation, any actual and
                                        necessary costs and expenses of
                                        preserving the Debtors' estates, any
                                        actual and necessary costs and expenses
                                        of operating the Debtors' businesses,
                                        any indebtedness or obligations incurred
                                        or assumed by the Debtors, as debtors in
                                        possession, during the Reorganization
                                        Cases, including, without limitation,
                                        for the acquisition or lease of property
                                        or an interest in property or the
                                        rendition of services, any allowances of
                                        compensation and reimbursement of
                                        expenses to the extent allowed by Final
                                        Order under sections 330 or 503 of the
                                        Bankruptcy Code, and any fees or charges
                                        assessed against the estates of the
                                        Debtors under section 1930 of chapter
                                        123 of title 28 of the United States
                                        Code.


Aetna                                   Aetna Inc. f/k/a Aetna U.S. Healthcare,
                                        Inc.

Aetna Amended MSA                       The Aetna Master Service Agreement as
                                        amended by the Second Amendment dated as
                                        of March 11, 2003, which provides, among
                                        other things, (a) for the Aetna Purchase
                                        Option; (b) for a two-year extension of
                                        the Aetna Master Service Agreement
                                        (until December 31, 2005), which (I) may
                                        be extended by Aetna in its sole
                                        discretion for an additional one year
                                        (until December 31, 2006) and (II) shall
                                        be extended for an additional one year
                                        (until December 31, 2006) if Aetna fails
                                        to exercise the Aetna Purchase Option
                                        prior to December 31, 2005; (c) for the
                                        delivery by Reorganized Magellan to
                                        Aetna of a letter of credit in the
                                        amount of $5 million to cover IBNR
                                        payments; (d) that Magellan and
                                        Reorganized Magellan shall be subject to
                                        enhanced performance standards and shall
                                        take certain other actions to establish
                                        a stand alone business dedicated to
                                        serving Aetna, (e) that, in settlement
                                        of the Aetna Claim, Reorganized
                                        Magellan, on the Effective Date, shall
                                        pay Aetna $15 million in cash and shall
                                        issue to Aetna the New Aetna Note; (f)
                                        for Aetna granting Magellan certain
                                        rights of exclusivity on terms and a
                                        timetable as mutually agreed between the
                                        parties; and (g) that, as part of the
                                        consideration for Aetna entering into
                                        the Aetna Amended MSA, Reorganized
                                        Magellan shall, on the Effective Date,
                                        issue and deliver to Aetna the New Aetna
                                        Warrant and enter into the Aetna
                                        Registration Rights Agreement. The Aetna
                                        Amended MSA will be set forth in the
                                        Plan Supplement and the related
                                        registration rights agreement and
                                        security agreements and guarantees
                                        related to the New Aetna Note and the
                                        Aetna Purchase Option will be
                                        substantially in the form set forth in
                                        the Plan Supplement.

Aetna Asset Purchase Agreement          The form of asset purchase agreement
                                        attached as Exhibit D to the Aetna
                                        Amended MSA.

Aetna Claim                             Those Claims under Section 7 of the
                                        Aetna Master Service Agreement (before
                                        giving effect to the Aetna Amended MSA)
                                        which Claims are deemed Allowed under
                                        the Plan in the amount of $60 million,
                                        as of the Commencement Date.

Aetna Master Service Agreement          The Master Service Agreement, dated as
                                        of August 5, 1997, by and among Aetna
                                        (on behalf of itself and all of its
                                        applicable affiliates (other than Human
                                        Affairs International, Incorporated
                                        ("HAI")), Magellan and HAI, as amended,
                                        supplemented or otherwise modified from
                                        time to time.

Aetna Purchase Option                   An option giving Aetna the right to
                                        purchase the Aetna-dedicated business


                                       1

                                        unit as of December 31, 2005 (the assets and business subject to such option are set forth in the Aetna Asset Purchase Agreement), subject to the limitations set forth in the New Senior Secured Credit Agreement, for a purchase price of $30,000,000 plus $500 per outpatient provider, $2,500 per facility that provides partial hospitalization or intermediate care and $5,000 per facility providing inpatient care, in each case, that becomes part of the Aetna network as provided for in the Aetna Amended MSA and the Aetna Asset Purchase Agreement. In addition (i) Aetna may exercise the Aetna Purchase Option and purchase the Aetna-dedicated business unit prior to December 31, 2005 if specified events occur and (ii) in the event Aetna elects to extend the Aetna Amended MSA through December 31, 2006, Aetna shall be entitled to exercise the Aetna Purchase Option at specified times during the extension period. The obligations of Reorganized Magellan under the Aetna Purchase Option and the New Aetna Note will be guaranteed by those subsidiaries of Reorganized Magellan as are guaranteeing the New Facilities or the Exit Financing, as the case may be (which guaranty will be subordinated to the New Facilities or the Exit Financing, as the case may be (and any guarantees thereof), on terms that are satisfactory to the Administrative Agent (or the administrative agent under the Exit Financing) and Aetna) and secured by a "silent" second priority lien (i.e., a junior lien with only limited rights and remedies as to the collateral, on terms that are satisfactory to the
                                        Administrative Agent (or the
                                        administrative agent under the Exit
                                        Financing) and Aetna) on the assets of
                                        Reorganized Magellan and its
                                        subsidiaries which will secure the New
                                        Senior Secured Obligations or the Exit
                                        Financing. The terms and provisions of
                                        the Aetna Purchase Option are set forth
                                        in the Aetna Amended MSA and the Aetna
                                        Purchase Agreement. The guarantees and
                                        security agreement related to the Aetna
                                        Purchase Option and the New Aetna Note
                                        shall be substantially in the form set
                                        forth in the Plan Supplement. See II.N
                                        for information on restrictions on the
                                        ability to exercise the Aetna Purchase
                                        Option.


Aetna Registration Rights Agreement     The registration rights agreement
                                        related to the New Common Stock issued
                                        upon exercise of the New Aetna Warrant.
                                        The Aetna Registration Rights Agreement
                                        shall be substantially in the form set
                                        forth in the Plan Supplement.

Alternate Treatment A                   The treatment afforded the holders of
                                        Class 1 Claims (Senior Secured Claims)
                                        pursuant to Section 4.1(a)(i) of the
                                        Plan.

Alternate Treatment B                   The treatment afforded the holders of
                                        Class 1 Claims (Senior Secured Claims)
                                        pursuant to Section 4.1(a)(ii) of the
                                        Plan.

Bankruptcy Code                         Title 11 of the United States Code.

Bankruptcy Court                        The United States Bankruptcy Court for
                                        the Southern District of New York having jurisdiction over the Reorganization
                                        Cases and, to the extent of any
                                        reference made under section 157 of
                                        title 28 of the United States Code, the
                                        unit of such District Court having
                                        jurisdiction over the Reorganization
                                        Cases under section 151 of title 28 of
                                        the United States Code.

Business Day                            Any day other than a Saturday, a Sunday,
                                        or any other day on which banking
                                        institutions in New York, New York are
                                        required or authorized to close by law
                                        or executive order.

Cash Distribution Amount                As of the Effective Date, an amount of
                                        Cash to be paid to holders of Allowed
                                        Senior Note Claims and Allowed Other
                                        General Unsecured Claims as determined
                                        by Magellan prior to the Effective Date
                                        which shall be an amount not less than
                                        (a) an amount equal to (i) the accrued
                                        and unpaid interest in respect of the
                                        Senior Notes through the Effective Date
                                        (which includes any penalties for
                                        failure to register the Senior Notes at
                                        a rate of 10 3/8% per annum since the
                                        last payment of interest on account of
                                        the Senior Notes) divided by (ii) the
                                        Note Claim Percentage and not more than
                                        (b) $50 million; provided, however, that if the Class 1 Claims (Senior Secured
                                        Claims) receive Alternate Treatment A
                                        under the Plan, the Cash Distribution
                                        Amount shall be the amount set forth in
                                        clause (a) above but in no case more
                                        than $50 million.

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Class 8/Class 9 Distributable
Share Amount                            9,927,406 shares of New Common Stock;
                                        provided, however, that if the Plan is
                                        accepted by Class 8 Amount and Class 9,
                                        the Class 8/Class 9 Distributable Share
                                        Amount shall be 9,679,221.

Class 13
Distributable Share Amount              The number of shares of New Common Stock
                                        distributable to Class 13 such that the
                                        Allowed Claims in such Class receive 2%
                                        of the total shares of New Common Stock
                                        distributable to Classes 8, 9, 13 and 14
                                        (but not any shares distributable to
                                        such Classes in respect of their
                                        participation in the Equity Offering);
                                        provided that if the Plan is not
                                        accepted by Class 8 and Class 9, the
                                        Class 13 Distributable Share Amount will be zero.

Class 14
Distributable Share Amount              The number of shares of New Common Stock
                                        distributable to Class 14 such that the
                                        Allowed Claims in such Class receive
                                        0.5% of the total shares of New Common
                                        Stock distributable to Classes 8, 9, 13
                                        and 14 (but not any shares distributable to such Classes in respect of their participation in the Equity Offering);
                                        provided that if the Plan is not
                                        accepted by Class 8 and Class 9, the
                                        Class 14 Distributable Share Amount will be zero.

Commencement Date                       The date the Debtors' chapter 11 cases
                                        were commenced (March 11, 2003).

Convenience Claim                       Any prepetition unsecured Claim against
                                        any Debtor that, but for being defined
                                        as a Convenience Claim, would be an
                                        Other General Unsecured Claim, and that
                                        is Allowed in an amount of $500 or less, or is reduced to $500 by the election of the holder thereof on such holder's
                                        Ballot.

Customer Claim                          Claims against the Debtor (including
                                        Aetna), for amounts due pursuant to
                                        service contracts (or any guaranties
                                        related to such service contracts)
                                        between the Debtors (and/or their
                                        subsidiaries) and those insurance
                                        companies, corporate clients and other
                                        customers who pay the Debtors and/or
                                        their subsidiaries for services, which
                                        Claims include, among other charges,
                                        profit sharing, reimbursement,
                                        performance penalties, retroactive
                                        membership adjustments, indemnification
                                        and/or other claims for damages and
                                        other payments that would be required to be made if such contracts were assumed under section 365 of the Bankruptcy
                                        Code. Customer Claims do not include any Aetna Claim or any Claims related to service contracts that have terminated or for which a notice of termination had been received by Magellan or any of its subsidiaries on or prior to the Effective Date.

Debtors Magellan and the entities listed on Schedule A to the Plan, as amended from time to time.

Disclosure Statement                    This document, together with the annexed
                                        exhibits and schedules.

Distribution Record Date                With respect to all Classes (other than
                                        Class 8, 9 and 14) the date of the
                                        Confirmation Order and, with respect to
                                        Classes 8, 9 and 14 (the Debtors' public debt and equity securities), the
                                        Distribution Record Date shall be the
                                        date of mailing documentation relating
                                        to distributions under the Plan.

Effective Date                          A Business Day on or after the
                                        Confirmation Date specified by Magellan
                                        on which (i) no stay of the Confirmation
                                        Order is in effect, and (ii) the
                                        conditions to the effectiveness of the
                                        Plan specified in Section 10.2 of the
                                        Plan have been satisfied or waived.

Equity Interest                         The interest of any holder of an equity
                                        security of any of the Debtors
                                        represented by any issued and
                                        outstanding shares of common or
                                        preferred stock or other instrument
                                        evidencing a present ownership interest
                                        in any of the Debtors, whether or not
                                        transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

Equity Commitment Letter                The letter, dated July 14, 2003, by and
                                        between Magellan and the Equity Investor and any subsequent definitive subscription agreement by and between
                                        Magellan and the Equity Investor, to the extent such subscription agreement supersedes the July 14, 2003 letter, in each case that sets forth the terms and conditions upon which the Equity
                                        Investor has agreed to purchase MVS
                                        Securities.

Equity Investor                         Onex. For purposes hereof, the entity
                                        actually making the purchase of the MVS
                                        Securities will be Onex American
                                        Holdings II LLC, a Delaware limited
                                        liability company, and a subsidiary of
                                        Onex. All references to Equity Investor
                                        in that context will refer to Onex
                                        American Holdings II LLC.

Equity  Offering                        The offering of 2,631,579 (1) shares of
                                        New Common Stock pursuant to the Equity
                                        Subscription Rights as described in
                                        Section 9 of the Plan.

Exercising Claimant                     The holder of a Senior Subordinated Note
                                        Claim within Class 8 under the Plan or
                                        an Other General Unsecured Claim within
                                        or potentially within Class 9 under the
                                        Plan or Houlihan Lokey, that has
                                        exercised the Equity Subscription
                                        Rights, if any, that such holder was
                                        entitled to exercise on account of such
                                        Claim to the extent of its Rights
                                        Participation Claim Amount.

Exit Financing                          Has the meaning specified in Section
                                        5.18 of the Plan.

General Unsecured Claims                Any Claim against any of the Debtors
                                        (including any Senior Subordinated Note
                                        Claim or Senior Note Claim) that (a) is
                                        not an Other Secured Claim, Senior
                                        Secured Lender Claim, Administrative
                                        Expense Claim, Priority Tax Claim,
                                        Priority Non-Tax Claim, the Aetna Claim,
                                        Convenience Claim, Intercompany Claim,
                                        Provider Claim, or a Customer Claim, or
                                        (b) is otherwise determined by the
                                        Bankruptcy Court to be a General
                                        Unsecured Claim.

Houlihan Lokey                          Houlihan Lokey Howard & Zukin Capital.

Informal Committee                      The Informal Committee of certain
                                        holders of Senior Notes and Senior
                                        Subordinated Notes.

Interim Distribution Date               In the event there exist on the
                                        Effective Date any Disputed Claims
                                        classified in Class 9 (Other General
                                        Unsecured Claims), each successive three month anniversary of the Effective Date until the Final Distribution Date.

Investment                              The purchase of the MVS Securities by
                                        the Equity Investor pursuant to the
                                        terms of the Equity Commitment Letter.

Magellan Magellan Health Services, Inc., a Delaware corporation, the parent debtor or debtor in possession, as the context requires.

Magellan Common Stock
Interests                               Existing Equity Interests of Magellan
                                        represented by the authorized common
                                        stock issued by Magellan, or any option, warrant, or right, contractual or otherwise, to acquire any such Equity
                                        Interest (other than any Magellan
                                        Preferred Stock Interests).

Magellan Preferred Stock
Interests                               Existing Equity Interests of Magellan
                                        represented by the shares of Series A
                                        Redeemable Preferred Stock issued by
                                        Magellan.

Members Those individuals whose behavioral healthcare is covered by Magellan or its subsidiaries.

 Minimum Hold Condition                 At any time, (i) the number of
                                        outstanding MVS Securities at such time
                                        is at least 15.33% of the total number
                                        of MVS Securities and shares of New
                                        Common Stock issued on the Effective
                                        Date and (ii) the number of outstanding
                                        MVS Securities at such time is at least
                                        10% of the aggregate number of MVS
                                        Securities and shares of New Common
                                        Stock then outstanding. The Minimum Hold
                                        Condition is not met if, at any time,
                                        clause (i) or clause (ii) of this
                                        definition is not satisfied.


MVS Securities                          The shares of multiple voting common
                                        stock of Reorganized Magellan, par value of $0.01 per share, authorized and to be issued under the Plan on the Effective
                                        Date in connection herewith. The MVS
                                        Securities will be of a different class
                                        of common stock of Reorganized Magellan
                                        than the New Common Stock. The MVS
                                        Securities will be issued to the Equity
                                        Investor pursuant to the terms of the
                                        Equity Commitment Letter. Each share of
                                        MVS Securities and each share of New
                                        Common Stock will be identical in all

-----------------------------------
 (1) Assumes total shares of New Common Stock of 10,000,000.

                                        respects, except with respect to voting
                                        and except that (a) the MVS Securities
                                        will be convertible into New Common
                                        Stock, as provided in the Amended
                                        Certificate of Incorporation and (b) the Equity Investor and its affiliates (including any entity to which MVS Securities could be transferred without conversion pursuant to the penultimate sentence of this section) may convert shares of New Common Stock that they may acquire into the same number of shares of MVS Securities unless no MVS Securities are then outstanding. Pursuant to the terms of the Equity Commitment Letter, the Equity Investor shall receive shares of MVS Securities on the Effective Date, which MVS Securities shall be entitled to exercise 50% of the voting rights pertaining to all of Reorganized Magellan's outstanding common stock (including the New Common Stock and the MVS
                                        Securities). The MVS Securities shall be convertible into the same number of shares of New Common Stock upon the transfer of the MVS Securities to any person other than the Equity Investor, Onex, Onex Partners LP, a Delaware limited partnership ("Onex Partners"), or an entity controlled by Onex or Onex Partners (including a change of control of any entity other than Onex or Onex Partners owning the MVS Securities so that it is no longer controlled by Onex or Onex Partners). Onex shall be deemed to control any entity controlled by Mr. Gerald W. Schwartz so long as Mr. Schwartz controls Onex. All MVS Securities shall cease to have any special voting rights (ie., each share of MVS Securities and New Common Stock shall have one vote per share and shall vote together on all matters submitted to stockholders, including the election of all members of the Board of Directors of Reorganized Magellan, as a single class) if the Minimum Hold Condition is, at any time, not met.

New Aetna Note                          A note to be issued by Reorganized
                                        Magellan to Aetna on the Effective Date
                                        in the aggregate principal amount of $45 million plus an amount equal to the aggregate amount of accrued and unpaid interest on the $60 million Aetna Claim from February 15, 2003 through the Effective Date with an interest rate of the Alternate Base Rate (as defined in the New Senior Secured Credit Agreement) plus 3.25% per annum payable quarterly with a final maturity on December 31, 2005 (or earlier upon a closing under the Aetna Asset Purchase Agreement);
                                        provided that (i) obligations of Aetna
                                        under the Aetna Purchase Option shall be payable through an offset of payment obligations under the New Aetna Note by way of a dollar for dollar reduction in the amount of principal and accrued and unpaid interest due on the New Aetna
                                        Note (with Reorganized Magellan paying
                                        any remaining amounts of principal and
                                        accrued and unpaid interest due on the
                                        New Aetna Note in Cash) as set forth in
                                        more detail in the Aetna Amended MSA,
                                        the Aetna Asset Purchase Agreement and
                                        the New Aetna Note, subject to the
                                        limitations set forth in the New Senior
                                        Secured Credit Agreement, (ii) if, prior to December 31, 2005, the Aetna Master
                                        Service Agreement is extended to
                                        December 31, 2006, then (A) Reorganized
                                        Magellan shall pay to Aetna on December
                                        31, 2005, 50% of the outstanding
                                        principal amount on account of the New
                                        Aetna Note plus accrued and unpaid
                                        interest and (B) the final maturity on
                                        the remaining principal (and accrued and unpaid interest) will be December 31, 2006. The obligations of Reorganized
                                        Magellan under the Aetna Purchase Option and the New Aetna Note will be guaranteed by those subsidiaries of
                                        Reorganized Magellan as are guaranteeing the New Facilities or the Exit
                                        Financing, as the case may be (which
                                        guaranty will be subordinated to the New
                                        Facilities or the Exit Financing, as the case may be (and any guarantees thereof), on terms that are satisfactory to the Administrative Agent (or the administrative agent under the Exit
                                        Financing) and Aetna) and secured by a
                                        "silent" second priority lien (i.e., a
                                        junior lien with only limited rights and remedies as to the collateral, on terms that are satisfactory to the
                                        Administrative Agent (or the
                                        administrative agent under the Exit
                                        Financing) and Aetna) on the assets of
                                        Reorganized Magellan and its
                                        subsidiaries which will secure the New
                                        Senior Secured Obligations or the Exit
                                        Financing. The New Aetna Note, as well
                                        as the guarantees and security
                                        agreements related thereto, shall be
                                        substantially in the form as set forth
                                        in the Plan Supplement.

New Aetna Warrant                       A warrant to purchase a number of shares
                                        of New Common Stock equal to 1.0% of the New Common Stock to be issued on the Effective Date (without regard to the New Common Stock issued upon exercise of the New Warrants, and the New Aetna
                                        Warrants or in connection with the
                                        Equity Offering, the Investment or the
                                        New Management Incentive Plan). The New
                                        Aetna Warrant shall be exercisable on or after January 1, 2006 and expire on the fifth anniversary of the Effective Date and shall have an exercise price equal to the per share value of the New Common
                                        Stock set forth in the Disclosure
                                        Statement (or approximately $24.10 per
                                        share). The form of the warrant
                                        agreement governing the New Aetna
                                        Warrant shall be substantially in the
                                        form set forth in the Plan Supplement.

New Common Stock                        The shares of common stock of
                                        Reorganized Magellan, par value of
                                        $0.01, authorized and to be issued under the Plan on the Effective Date in connection herewith (but shall not include the MVS Securities). See section
                                        II.E.5 herein.

New Facilities                          Has the meaning set forth in Section 4.1
                                        of the Plan. See section II.C.1 herein.

New Management Incentive Plan           A management incentive plan for certain
                                        employees of the Reorganized Debtors,
                                        which plan will provide for options to
                                        purchase up to a number of shares of New
                                        Common Stock equal to 10% of the shares
                                        of New Common Stock outstanding as of
                                        the Effective Date (including New Common
                                        Stock issued upon exercise of the Equity
                                        Subscription Rights and New Common Stock issued upon conversion of the MVS
                                        Securities issued in connection with the Investment).

New Notes                               Notes in the aggregate principal amount
                                        not to exceed $300 million less the Cash
                                        Distribution Amount, the terms of which
                                        shall be governed by the New Note
                                        Indenture. The New Notes shall be
                                        unsecured obligations of Reorganized
                                        Magellan. The New Notes shall bear
                                        interest at the rate of 9-?% per annum
                                        and will have a final maturity of
                                        November 15, 2008. The New Notes shall
                                        be contractually subordinated solely to
                                        the New Senior Secured Obligations, if
                                        the Class 1 Claims receive Alternate
                                        Treatment A, and the obligations under
                                        the Exit Financing if the Class 1 Claims receive Alternate Treatment B; provided further that Reorganized Magellan agrees to use its reasonable best efforts to cause the Exit Financing to have terms that do not require that the New Notes be contractually subordinated to any debts or claims. The interest payment dates shall be the same dates as interest is paid on the existing Senior
                                        Notes. The New Notes shall have
                                        substantially the same terms as the
                                        existing Senior Notes. The New Notes
                                        issued to holders of Allowed Claims in
                                        Class 7 (Senior Note Claims) will be a
                                        different series than those issued to
                                        the holders of Allowed Claims in Class 9
                                        (Other General Unsecured Claims) and to
                                        Houlihan Lokey pursuant to Section 5.17
                                        of the Plan. The New Notes issued to
                                        Class 7 (Senior Note Claims) will be the
                                        Series A Notes and the New Notes issued
                                        to Class 9 (Other General Unsecured
                                        Claims) and to Houlihan Lokey will be
                                        the Series B Notes. See section II.E.2
                                        hereof.

New Senior Secured Credit
Agreement                               The Credit Agreement, dated as of the
                                        Effective Date, between Reorganized
                                        Magellan and JPMorgan Chase Bank, as
                                        Administrative Agent, which shall be
                                        substantially in the form set forth in
                                        the Plan Supplement, which sets forth
                                        the terms of the New Facilities and all
                                        related security agreements, guarantees
                                        and other loan documents to be executed
                                        in connection therewith.

New Senior Secured Obligations          The obligations of Reorganized Magellan
                                        under the New Facilities.

New Warrants                            Warrants to purchase a number of shares
                                        of the New Common Stock equal to the sum of the Class 13 Distributable Share
                                        Amount and the Class 14 Distributable
                                        Share Amount. The New Warrants shall
                                        expire on the seventh anniversary of the Effective Date and shall have an exercise price equal to $625 million divided by the number of shares of New
                                        Common Stock issued to holders of Senior
                                        Subordinated Note Claims hereunder
                                        (without regard to the New Common Stock
                                        issued upon consummation of the Equity
                                        Offering and the Investment) (or
                                        approximately $69.46 per share). The
                                        form of the warrant agreement governing
                                        the New Warrants shall be substantially
                                        in the form set forth in the Plan
                                        Supplement. See section II.E.3 hereof.

Note Claim Percentage                   A percentage equal to (a) the Allowed
                                        Senior Note Claims and the Allowed
                                        Senior Subordinated Note Claims divided
                                        by (b) the aggregate of the Allowed
                                        Senior Note Claims, the Allowed Senior
                                        Subordinated Note Claims and the Allowed
                                        Other General Unsecured Claims

Note Distribution Amount                With respect to each $1,000 of Allowed
                                        Other General Unsecured Claim, an amount equal to (a) the product of (i) $1,000 and (ii) a fraction equal to (A) the aggregate amount of the Senior Note
                                        Claims (including any interest that
                                        would have accrued on the Senior Notes
                                        through the Effective Date but for the
                                        occurrence of the Commencement Date at a rate of 10 3/8% per annum) divided by
                                        (B) the sum of (1) the Allowed Senior
                                        Note Claims and (2) Allowed Senior
                                        Subordinated Note Claims LESS (b) the
                                        Ratable Proportion of the Cash
                                        Distribution Amount allocable to a
                                        holder of a $1,000 Allowed Other General
                                        Unsecured Claim.



Official Committee                      The statutory committee of unsecured
                                        creditors appointed, pursuant to section
                                        1102 of the Bankruptcy Code, in the
                                        Reorganization Cases.

Onex Onex Corporation, a corporation organized and existing under the laws of the Province of Ontario, Canada.

Other General Unsecured Claim           Any General Unsecured Claim against any
                                        of the Debtors not constituting a Senior
                                        Subordinated Note Claim or a Senior Note
                                        Claim.

Other General Unsecured Claim           A percentage equal to 100% less the Note
Percentage                              Claim Percentage.



Other Secured Claims                    Any Secured Claim against any of the
                                        Debtors not constituting a Senior
                                        Secured Lender Claim.

Partial Cash-Out Election               The election by a holder of an Allowed
                                        Senior Subordinated Note Claim or an
                                        Allowed Other General Unsecured Claim to receive $22.50 per share in Cash in lieu of the shares of New Common Stock such holder would be entitled to receive, subject to the limitation set forth in Sections 4.8 and 4.9 of the Plan.

Plan The Debtors' Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code annexed as Exhibit A to this Disclosure Statement, as the same may be amended from time to time, the exhibits and schedules thereto and any supplements to the Plan.

Plan Documents                          The documents to be executed, delivered,
                                        assumed, and/or performed in conjunction with the consummation of the Plan on the Effective Date, including but not limited to (i) the Amended Bylaws, (ii) the Amended Certificate of
                                        Incorporation, (iii) the New Senior
                                        Secured Credit Agreement, (iv) the New
                                        Note Indenture, (v) the New Warrants,
                                        (vi) the New Management Incentive Plan,
                                        (vii) the New Aetna Note, (viii) the
                                        guarantees and security agreements
                                        related to the New Aetna Note and the
                                        Aetna Purchase Option (and any related
                                        intercreditor agreement(s)), (ix) the
                                        New Aetna Warrant, (xi) the Aetna
                                        Amended MSA, (xii) the Registration
                                        Rights Agreement, (xiii) the Aetna
                                        Registration Rights Agreement and (xiv)
                                        the Equity Commitment Letter. Each of
                                        the Plan Documents to be entered into as of the Effective Date will be filed in draft form in the Plan Supplement (other than the Aetna Amended MSA and the Equity Commitment Letter, which are final, executed agreements).

Plan Securities                         Collectively, the New Notes, the New
                                        Aetna Note, the New Common Stock, the
                                        Equity Subscription Rights, the MVS
                                        Securities and the New Warrants.

Plan Supplement                         A supplemental appendix to the Plan that
                                        will contain the draft form of the Plan
                                        Documents to be entered into as of the
                                        Effective Date, to be filed no later
                                        than ten (10) days before the date of
                                        the Confirmation Hearing, and in any
                                        event no later than 5 days prior to the
                                        Voting Deadline. Documents to be
                                        included in the Plan Supplement will be
                                        posted at www.magellanhealth.com as they become available, but no later than 5 days prior to the Voting Deadline.

Priority Non-Tax Claim                 Any Claim against any of
                                       the Debtors other than an Administrative
                                       Expense Claim or a Priority Tax Claim,
                                       entitled to priority in payment as
                                       specified in sections 507(a)(3), (4),
                                       (5), (6), (7), or (9) of the Bankruptcy
                                       Code.

Priority Tax Claim Any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Providers                              Psychiatrists, psychologists, licensed
                                       clinical social workers, marriage and
                                       family therapists, licensed clinical
                                       professional counselors and others
                                       (including facilities such as
                                       psychiatric hospitals and outpatient
                                       facilities) who provide behavioral
                                       health services to the Debtors' Members
                                       and who are, or have been, part of the
                                       Debtors' provider network or who are
                                       otherwise entitled to reimbursement from the Debtors. The term "Providers" shall also include individual mental health physicians whose primary purpose is to evaluate treatment provided or proposed for the Debtors' Members and make recommendations to the Debtors regarding the medical necessity and appropriateness of that treatment.

Provider Claim                         Claims made by Providers against any of
                                       the Debtors for payment for behavioral
                                       health services rendered by such
                                       Providers which are required to be paid
                                       by the Debtors.

Registration Rights Agreement          That certain registration rights
                                       agreement to be entered into by
                                       Reorganized Magellan for the benefit of
                                       the holders of Registrable Securities
                                       with substantially the terms and
                                       conditions set forth in Section 5.14 of
                                       the Plan. The Registration Rights
                                       Agreement shall be substantially in the
                                       form as set forth in the Plan
                                       Supplement.

Reorganized Debtors                    Reorganized Magellan and each of the
                                       Debtors listed on Exhibit A to the Plan, as reorganized as of the Effective Date in accordance with the Plan.


Reorganized Magellan                   Magellan, as reorganized as of the
                                       Effective Date in accordance with the
                                       Plan.

Rights Participation Claim Amount      See Section IX.A herein.

Rights Participation Disputed Claims
List The Other General Unsecured Claims identified by the Debtors on Schedule B to the Plan with List respect to their Rights Participation Claim Amount for purposes of Section 9 of the Plan.


Secured Claim                          A Claim to the extent (i) secured by
                                       Collateral, the amount of which Claim is equal to or less than the value of such Collateral (A) as set forth in the Plan,
                                       (B) as agreed to by the holder of such
                                       Claim and the Debtors, or (C) as
                                       determined by a Final Order in
                                       accordance with section 506(a) of the
                                       Bankruptcy Code, or (ii) secured by the
                                       amount of any rights of setoff of the
                                       holder thereof under section 553 of the
                                       Bankruptcy Code.

Senior Lender Agent                    The Administrative Agent, the
                                       Syndication Agent, the Documentation
                                       Agent and the Collateral Agent under the Senior Secured Credit Agreement.

Senior Lenders                         The Lenders, the Issuing Banks and the
                                       Senior Lender Agent under the Senior
                                       Secured Credit Agreement.

Senior Note Claim                      Any Claim against Magellan arising under
                                       or in connection with the Senior Note
                                       Indenture and the notes issued
                                       thereunder (which shall include all
                                       penalties under the Senior Note
                                       Indenture for non-registration of the
                                       Senior Notes which, with interest due on such Senior Notes, shall be at a combined rate of interest of 10 3/8% from the interest payment immediately preceding the Commencement Date through the Effective Date).

Senior Note Indenture                  The Indenture, dated as of May 31, 2001,
                                       between Magellan and HSBC Bank, Inc., as trustee, and all documents and instruments related thereto, as amended or modified from time to time pursuant to which the Senior Notes were issued.

Senior Notes                            The $250,000,000 of 9 3/8% Senior Notes
                                        due 2007 issued under the Senior Note
                                        Indenture.

Senior Secured Credit Agreement         That certain Credit Agreement dated as
                                        of February 12, 1998, as amended or
                                        modified, among Magellan; Charter
                                        Behavioral Health System of New Mexico,
                                        Inc., a New Mexico corporation; Merit
                                        Behavioral Care Corporation, a Delaware
                                        corporation; each other wholly owned
                                        domestic subsidiary of Magellan that is
                                        a "Subsidiary Borrower" pursuant to
                                        Section 2.23 of the Senior Secured
                                        Credit Agreement; the Lenders (as
                                        defined in Article I of the Senior
                                        Secured Credit Agreement); JPMorgan
                                        Chase Bank, formerly The Chase Manhattan
                                        Bank, a New York banking corporation, as administrative agent for the Lenders, as collateral agent (in such capacity, the "Collateral Agent") for the Lenders and as an issuing bank (in such capacity, an "Issuing Bank"); Wachovia Bank, National
                                        Association, formerly First Union
                                        National Bank, a national banking
                                        association, as syndication agent (in
                                        such capacity, the "Syndication Agent")
                                        for the Lenders and as an issuing bank
                                        (in such capacity, an "Issuing Bank");
                                        and Credit Lyonnais New York Branch, a
                                        licensed branch of a bank organized and
                                        existing under the laws of the Republic
                                        of France, as documentation agent (in
                                        such capacity, the "Documentation
                                        Agent") for the Lenders and as an
                                        issuing bank (in such capacity, an
                                        "Issuing Bank" and, together with
                                        JPMorgan Chase Bank and Wachovia Bank,
                                        National Association, each in its
                                        capacity as an issuing bank, the
                                        "Issuing Banks") and all documents and
                                        instruments related thereto.

Senior Secured Lender Claim             Any Claim against any of the Debtors
                                        based on the Senior Secured Credit
                                        Agreement (inclusive of postpetition
                                        interest) net of all Cash payments made
                                        by the Debtors to the holders of such
                                        Claims on account of interest and letter of credit fees on or after the Commencement Date.

Senior Subordinated Note Claim          Any Claim against Magellan arising under
                                        or in connection with the Senior
                                        Subordinated Note Indenture and the
                                        notes issued thereunder.

Senior Subordinated Note Indenture      The Indenture, dated as of February 12,
                                        1998, between Magellan and Bank One
                                        Trust Company, N.A, as trustee, and all
                                        documents and instruments related
                                        thereto, as amended or modified from
                                        time to time pursuant to which the
                                        Senior Subordinated Notes were issued.

Senior Subordinated Notes               The $625,000,000 of 9% Senior
                                        Subordinated Notes due 2008 issued under the Senior Subordinated Note Indenture.

Series A New Notes                      The New Notes issued to Class 7 (Senior
                                        Note Claims).

Series B New Notes                      The New Notes issued to Class 9 (Other
                                        General Unsecured Claims) and to
                                        Houlihan Lokey.

Subject Lenders                         The Senior Lenders holding a majority of
                                        the Senior Secured Lender Claims of
                                        those Senior Lenders who executed a
                                        lock-up agreement with the Debtors
                                        agreeing to vote for the first amended
                                        plan of reorganization of the Debtors
                                        dated March 26, 2003; provided that if
                                        the Exit Financing is consummated,
                                        Subject Lenders shall mean the
                                        administrative agent under the Exit
                                        Financing.

Subscription Agent                      The entity(ies) engaged by the Debtors
                                        to administer the Equity Offering.
                                        Innisfree M&A Inc. will act as
                                        Subscription Agent for Class 8 Claims
                                        and Bankruptcy Services, LLC will act as Subscription Agent for Class 9 Claims.

Subscription Commencement Date          The date ballots and Subscription Forms
                                        are mailed to holders of Claims (August
                                        29, 2003).

Subscription Expiration Date            The Voting Deadline (September 30, 2003)
                                        , unless extended by Magellan in its
                                        sole discretion.

Subscription Form                       The form to be used by a holder of
                                        Equity Subscription Rights to exercise
                                        such Equity Subscription Rights.

Subscription Purchase Price             The purchase price that an Exercising
                                        Claimant must pay in order to exercise
                                        its Equity Subscription Rights in
                                        accordance with Section 9 of the Plan,
                                        which price shall be equal to the Equity
                                        Subscription Price set forth in Section
                                        9.3 of the Plan.

Subscription Record Date                The record date for voting on the Plan
                                        (August [20], 2003).

Subsidiary Equity Interests             Any Equity Interests in the Debtors
                                        (other than Magellan) owned by Magellan
                                        or any of its subsidiaries.

Voting Agent                            See section I of this Disclosure
                                        Statement for contact information.

Voting Deadline                         4:00 p.m., prevailing Easter Time, on
                                        September 30, 2003, the last date for
                                        the actual receipt by the Voting Agent
                                        of ballots to accept or reject the Plan.
-------------------------------------- -----------------------------------------

                                       I.

                                  INTRODUCTION

               a. Note: Please refer to the Glossary of Terms for definitions of most of the terms used in this Disclosure Statement. Some terms that are used only in a specific section may be defined in that section. Any terms used in this Disclosure Statement which are not otherwise defined herein shall have the meanings set forth in the Plan.

           Magellan and 88 of its subsidiaries have commenced chapter 11 cases under the Bankruptcy Code. The purpose of this Disclosure Statement is to provide information of a kind and in sufficient detail to enable the creditors who are entitled to vote to make an informed decision on whether to accept or reject the Plan. In summary, this Disclosure Statement includes or describes:


  -------------------- ---------------------------------------------------------------------------------------------------
        SECTION                           SUMMARY OF CONTENTS
  -------------------- ---------------------------------------------------------------------------------------------------
          II                   the capital structure of Reorganized Magellan

                               the treatment of creditors and shareholders of the Debtors under the Plan
  -------------------- ---------------------------------------------------------------------------------------------------
          III                  which parties in interest are entitled to vote

                               how to vote to accept or reject the Plan
  -------------------- ---------------------------------------------------------------------------------------------------
          IV                   selected historical financial information

                               projections

                               valuation information
  -------------------- ---------------------------------------------------------------------------------------------------
           V                   the businesses of the Debtors

                               why the Debtors commenced their chapter 11 cases
  -------------------- ---------------------------------------------------------------------------------------------------
          VI                   significant events that have occurred in the chapter 11 cases
  -------------------- ---------------------------------------------------------------------------------------------------
          VII                  directors and officers of Reorganized Magellan
  -------------------- ---------------------------------------------------------------------------------------------------
         VIII                  how distributions under the Plan will be made

                               how disputed claims will be resolved
  -------------------- ---------------------------------------------------------------------------------------------------
          IX                   the Equity Offering
  -------------------- ---------------------------------------------------------------------------------------------------
           X                   certain factors creditors should consider before voting

  -------------------- ---------------------------------------------------------------------------------------------------
          XI                   the procedure for confirming the Plan

                               a liquidation analysis
  -------------------- ---------------------------------------------------------------------------------------------------
          XII                  alternatives to the Plan
  -------------------- ---------------------------------------------------------------------------------------------------
         XIII                  certain tax consequences
  -------------------- ---------------------------------------------------------------------------------------------------


Please note that if there is any inconsistency between (i) the Plan (including the exhibits and schedules attached thereto and any supplements to the Plan) or
(ii) the Plan Documents and the descriptions in the Disclosure Statement, the terms of the Plan (and the exhibits and schedules attached thereto and any supplements to the Plan) or the Plan Documents will govern.

        Attached to this Disclosure Statement are the following Exhibits:

  -------------------- ---------------------------------------------------------
        EXHIBIT                         DOCUMENT
  -------------------- ---------------------------------------------------------
           A The Debtors' Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code
  -------------------- ---------------------------------------------------------
           B Order of the Bankruptcy Court, dated August 18, 2003, approving the Disclosure Statement (without exhibits)
  -------------------- ---------------------------------------------------------
           C Magellan's Annual Report on Form 10-KA for the year ended September 30, 2002
  -------------------- ---------------------------------------------------------
           D Magellan's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003
  -------------------- ---------------------------------------------------------


           Additional financial information about the Debtors can be found in the annual report on Form 10-KA for the year ended September 30, 2002, which was filed by Magellan with the Securities and Exchange Commission on January 23, 2003, the quarterly report on Form 10-Q for the quarter ended March 31, 2003, which was filed by Magellan on May 15, 2003 and the monthly operating reports filed by the Debtors in their chapter 11 cases. Copies of these SEC filings are attached hereto as Exhibits and available on the Internet at www.sec.gov. The Debtors' monthly operating reports are available on the Bankruptcy Court's Electronic Case Filing System which can be found at www.nysb.uscourts.gov, the official website for the Bankruptcy Court. See section IV.B herein for important information that should be considered when reviewing the Debtors' financial information.

           This Disclosure Statement, the Plan, and any documents referred to in the Disclosure Statement and the Plan are the only materials that creditors should use to determine whether to vote to accept or reject the Plan.

                     -----------------------------------------------------------

                     THE LAST DAY TO VOTE TO ACCEPT OR REJECT THE PLAN IS SEPTEMBER 30, 2003. TO BE COUNTED, YOUR BALLOT (OR THE MASTER BALLOT CAST ON BEHALF OF HOLDERS OF THE SENIOR NOTES OR THE SENIOR SUBORDINATED NOTES) MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT BY THIS DATE.

                     THE RECORD DATE FOR DETERMINING WHICH CREDITORS MAY VOTE ON THE PLAN AND PARTICIPATE IN THE EQUITY OFFERING IS AUGUST [20], 2003 (THE "VOTING RECORD DATE").

                     SUBSCRIPTION FORMS FOR THE EQUITY OFFERING ARE INCLUDED HEREIN FOR THOSE HOLDERS OF SENIOR SUBORDINATED NOTE CLAIMS AND OTHER GENERAL UNSECURED CLAIMS WHO ARE ENTITLED TO PARTICIPATE IN THE EQUITY OFFERING. THE SUBSCRIPTION COMMENCEMENT DATE AND SUBSCRIPTION EXPIRATION DATE SHALL BE SET FORTH IN THE NOTICE ACCOMPANYING THE SUBSCRIPTION FORMS.

                     IF YOU HAVE A DISPUTED CLAIM OR ARE LISTED ON THE RIGHTS PARTICIPATION DISPUTED CLAIMS LIST, YOU MAY NOT BE ENTITLED TO PARTICIPATE IN THE EQUITY OFFERING ABSENT AN ORDER FROM THE BANKRUPTCY COURT ESTIMATING YOUR CLAIM FOR SUCH PURPOSES.

                     -----------------------------------------------------------

           The Debtors believe that approval of the Plan maximizes the recovery to creditors and Equity Interest holders.

                     -----------------------------------------------------------
                                           RECOMMENDATION:
                     -----------------------------------------------------------
                     THE DEBTORS URGE CREDITORS TO VOTE TO ACCEPT THE PLAN.

                     -----------------------------------------------------------
                     THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS IN THESE CASES ALSO STRONGLY ENCOURAGES ALL CREDITORS TO VOTE IN FAVOR OF THE PLAN. THE OFFICIAL COMMITTEE IS COMPRISED OF TWO INDENTURE TRUSTEES AND THREE HOLDERS OF THE SENIOR NOTES AND/OR THE SENIOR SUBORDINATED NOTES. THE OFFICIAL COMMITTEE WAS ACTIVELY INVOLVED IN THE FORMULATION OF THE PLAN, AND BELIEVES THAT THE PLAN PROVIDES THE HIGHEST AND BEST RECOVERIES TO THE DEBTORS' UNSECURED CREDITORS.
                     -----------------------------------------------------------


                     -----------------------------------------------------------
                              FOR EXISTING HOLDERS OF COMMON STOCK AND
                                 PREFERRED STOCK OF MAGELLAN HEALTH
                                           SERVICES, INC.

                     IF CLASS 8 OR 9 REJECTS THE PLAN, THERE WILL BE NO DISTRIBUTION TO CLASS 13 OR CLASS 14 AND, AS A RESULT, THE NEW COMMON STOCK OTHERWISE DISTRIBUTABLE TO CLASS 13 AND CLASS 14 WILL BE DISTRIBUTED TO CLASS 8 AND CLASS 9, AND
                     NO NEW WARRANTS WILL BE ISSUED.
                     -----------------------------------------------------------


     Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the following address:

---------------------------------------- ---------------------------------------
FOR VOTING CLASSES 1, 4, AND 9:          FOR VOTING CLASSES 7, 8, 13 AND 14:

Bankruptcy Services, LLC                 Innisfree M&A Inc.
70 E. 55th Street                        501 Madison Avenue, 20th Floor
New York, NY 10022                       New York, NY 10022
(Attn:  Magellan Health Services, Inc.)  (Attn:  Magellan Health Services, Inc.)
Phone: (212) 376-8494                    Phone: (877) 750-2689
---------------------------------------- ---------------------------------------

     The summaries contained herein of the Plan and other documents related thereto are qualified in their entirety by the Plan and its exhibits and schedules, and the documents and exhibits contained in the Plan Supplement. The Debtors will file the Plan Supplement with the Bankruptcy Court at least five days before the Voting Deadline. The Debtors will also post the documents set forth in the Plan Supplement at www.magellanhealth.com as such documents become available, but in any event, at least five days before the Voting Deadline. The financial and other information included in this Disclosure Statement are for purposes of soliciting acceptances of the Plan and are being communicated for settlement purposes only.

     The Bankruptcy Code provides that only the ballots of creditors who timely vote on the Plan will be counted for purposes of determining whether the requisite acceptances have been attained. Failure to deliver a properly completed ballot by the Voting Deadline will not be counted as either an acceptance or a rejection. Any improperly completed or late ballot will not be counted.

                                      II.

                     TREATMENT OF CREDITORS AND SHAREHOLDERS
                                 UNDER THE PLAN

                     The Plan governs the treatment of claims against and interests in each of the Debtors in the chapter 11 cases. The table in section II.B below summarizes the treatment for each class. The table is followed by a description of the types of claims or interests in each class and a description of the property to be distributed under the Plan. FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE ASSUMED AN EFFECTIVE DATE OF SEPTEMBER 30, 2003.

A.         NEW CAPITAL STRUCTURE

                     The following table summarizes the proposed capital structure for Reorganized Magellan. The New Senior Secured Obligations, the New Notes, the New Aetna Note, the New Common Stock and the New Warrants are described in section II.E below.

INSTRUMENT                         DESCRIPTION                                COMMENTS
----------------------------------------------------------------------------------------------------
New Senior Secured     Approximately $115.8 million in term      At the option of the Debtors,
Credit Agreement       loans, $45 million in loans under a       holders of Allowed Senior Secured
                       rollover facility and $75.3 million       Lender Claims (Class 1) will (i)
                       in reimbursement obligations for          receive Cash in the amount of $50
                       outstanding letters of credit, which      million and the New Senior Secured
                       shall be obligations of Reorganized       Obligations or (ii) be paid in full.
                       Magellan, guaranteed by the               See II.C.1.
                       wholly-owned subsidiaries of
                       Reorganized Magellan (other than
                       foreign subsidiaries and
                       subsidiaries for which the giving of
                       a guarantee would violate law) and
                       secured by substantially all of the
                       assets of Reorganized Magellan and
                       its subsidiaries that guarantee the
                       New Facilities.

New Notes              Up to approximately $275,000,000 in       Issued to:
                       unsecured notes of Reorganized            o          Holders of Allowed Senior
                       Magellan.                                            Note Claims (Class 7) who
                                                                            will receive Series A New
                                                                            Notes;

                                                                 o          Holders of Allowed Other
                                                                            General Unsecured Claims
                                                                            (Class 9) who will
                                                                            receive Series B New
                                                                            Notes; and

                                                                 o          Houlihan Lokey on account
                                                                            of its success fee as set
                                                                            forth in its engagement
                                                                            letter who will receive
                                                                            Series B New Notes.

New Aetna Note         Approximately $47.7 million note of       Issued to the holder of the Aetna
                       Reorganized Magellan (which includes      Claim (Class 4).
                       accrued interest of approximately
                       $2.7 million through the Effective
                       Date, which is assumed to be
                       September 30, 2003).


                                       15

INSTRUMENT                         DESCRIPTION                                COMMENTS
----------------------------------------------------------------------------------------------------

New Common Stock       Up to 12,631,579 million shares of        Issued to:
                       common stock of Reorganized
                       Magellan, par value $0.01 per share       o          Holders of Allowed Senior
                       allocated as follows:                                Subordinated Note Claims
                                                                            (Class 8)
                       o          10,000,000 shares of New
                                  Common Stock issued to         o          Holders of Allowed Other
                                  holders of Claims and                     General Unsecured Claims
                                  Interests in the Debtors;                 (Class 9),
                                  provided that such
                                  holders in Class 8 and         o          Holders of Magellan
                                  Class 9 have the right to                 Preferred Stock Interests
                                  elect to be distributed                   (Class 13) and Magellan
                                  Cash in lieu of such                      Common Stock Interests
                                  shares under the Partial                  (Class 14);
                                  Cash-Out Election at a
                                  price of $22.50 per share      o          Exercising Claimants who
                                  for up to 2,222,222                       exercise their Equity
                                  shares ($50 million in                    Subscription Rights; and
                                  the aggregate); and
                                                                 o          Houlihan Lokey on account
                       o          up to 2,631,579 shares of                 of its success fee as set
                                  New Common Stock issued                   forth in its engagement
                                  upon exercise of the                      letter.
                                  Equity Subscription
                                  Rights and to the Equity
                                  Investor to the extent
                                  such Equity Subscription
                                  Rights are not
                                  exercised).

MVS Securities         Up to 7,485,380 shares of MVS             The Equity Investor.
                       Securities allocated as follows:

                       o          2,631,579 shares directly
                                  to Equity Investor at a
                                  price of $28.50 per
                                  share.

                       o          up to 2,631,579 shares to
                                  Equity Investor to the
                                  extent shares of New
                                  Common Stock not
                                  purchased in Equity
                                  Offering at a price of
                                  $28.50 per share.

                       o          up to 2,222,222 shares to
                                  Equity Investor to the
                                  extent the Partial
                                  Cash-Out Election is
                                  exercised at a price of
                                  $22.50 per share.

New Warrants           Warrants to purchase 248,185 shares       Issued to holders of Magellan
                       of New Common Stock.                      Preferred Stock Interests (Class 13)
                                                                 and Magellan Common Stock Interests
                                                                 (Class 14).

New Aetna Warrant      Warrant to purchase 100,000 shares        Issued to Aetna in connection with
                       of New Common Stock.                      Aetna Amended MSA.

Option or other        Ten percent of the New Common Stock       Available for issuance under New
stock-based awards     after giving effect to the Equity         Management Incentive Plan.
                       Offering and conversion of the MVS
                       Securities issued in connection with
                       the Investment (approximately
                       1,695,906 shares of New Common
                       Stock) reserved for issuance.

B.         SUMMARY OF CLASSIFICATION AND TREATMENT

           The following table divides the Claims against, and Equity Interests in, the Debtors into separate classes and summarizes the treatment for each class under the Plan. The table also identifies which classes are entitled to vote on the Plan based on provisions of the Bankruptcy Code. Finally, the table indicates an estimated recovery for each class. IMPORTANT NOTE: The recoveries described in the following table represent the Debtors' best estimates of those values given the information available at this time and are not a guaranty of value. These estimates do not predict the potential trading prices for any securities issued under the Plan. Unless otherwise specified, the information in the following table and in the sections below is based on calculations as of July 31, 2003. The estimation of recoveries makes the following assumptions:

           o The new debt instruments to be issued (i.e., the New Senior Secured Obligations, the New Notes and the New Aetna Note) under the Plan are worth their face value.

           o The New Warrants to be issued under the Plan are worth $7.96 per New Warrant, based on the Black-Scholes valuation methodology using the following criteria: an exercise price of $69.46 per share, a seven year term, an implied volatility of 50% and a risk free interest rate of 5.83%.

           o The estimated total equity value for Reorganized Magellan on the Effective Date is $242,100,000. See the valuation discussion in section IV herein.

           o         No value has been attributed to the Equity Subscription
                     Rights.

                                                                                                       ENTITLED         ESTIMATED
 CLASS      DESIGNATION                                    TREATMENT               IMPAIRMENT          TO VOTE          RECOVERY
 -----      -----------                                    ---------               ----------          -------          --------
           Administrative        Payment in full (or as otherwise agreed).         Unimpaired              No              100%
           Expense Claims
           Priority Tax Claims   Payment in full on Effective Date or over six
                                 years from the date of assessment of the tax,     Unimpaired              No              100%
                                 with interest or payment as otherwise agreed.

Class 1    Senior Secured        At the option of the Debtors, holders of Senior   Impaired               Yes              100%
           Lender Claims         Secured Lender Claims will receive either (i)
                                 $50 million in Cash and the New Senior Secured
                                 Obligations or (ii) payment in full. See
                                 Section II.C.1 herein.

Class 2    Other Secured Claims  Reinstated or such other treatment determined     Unimpaired              No              100%
                                 by the Debtors and described in Section 4.2 of
                                 the Plan.

Class 3    Priority Non-Tax      Paid in full in Cash on the later of the          Unimpaired              No              100%
           Claims                Effective Date and the date on which such Claim
                                 is Allowed.

Class 4    Aetna Claims          $15 million in Cash and the New Aetna Note.       Impaired               Yes              100%
                                 See Section II.C.4 herein.

Class 5    Provider Claims       Reinstated.                                       Unimpaired              No              100%

Class 6    Customer Claims       Reinstated.                                       Unimpaired              No              100%

Class 7    Senior Note Claims    (i) Cash equal to the Note Claim Percentage of    Impaired               Yes              100%
                                 the Cash Distribution Amount and (ii) New Notes
                                 with a principal amount equal to (A) the Senior
                                 Note Claims (inclusive of interest at 10 3/8%
                                 per annum through the Effective Date) less (B)
                                 such Cash payment.

Class 8    Senior Subordinated   (i) A number of shares of New Common Stock        Impaired               Yes             31.9% -
           Note Claims           equal to the product of the Class 8/Class 9                                             35.4% (*)
                                 Distributable Share Amount and the Note Claim
                                 Percentage, subject to the Partial Cash-Out
                                 Election as described in Section 4.8(b) of
                                 the Plan, and (ii) the Equity Subscription
                                 Rights on the terms set forth in Section 9
                                 of the Plan.

Class 9    Other General         For each $1,000 of Allowed Other General          Impaired               Yes             52.7% -
           Unsecured Claims      Unsecured Claims, (i) a principal amount of                                             55.2% (*)
                                 New Notes equal to the Note Distribution
                                 Amount, (ii) Cash equal to such holder's
                                 Ratable Proportion of the Other General
                                 Unsecured Claim Percentage of the Cash
                                 Distribution Amount (iii) such holder's Ratable
                                 Proportion of shares of New Common Stock
                                 equal to the product of the Other General
                                 Unsecured Claim Percentage and Class
                                 8/Class 9 Distributable Share Amount,
                                 subject to the Partial Cash-Out Election as
                                 described in Section 4.9(b) of the Plan,
                                 and (iv) the Equity Subscription Rights on
                                 the terms set forth in Section 9 of the
                                 Plan.

Class 10   Convenience Claims    Paid in full in Cash.                             Unimpaired              No              100%

Class 11   Intercompany Claims   Reinstated.                                       Unimpaired              No              100%

Class 12   Subsidiary Equity     Reinstated.                                       Unimpaired              No              100%
           Interests

Class 13   Magellan Preferred    Class 13 Distributable Share Amount of shares     Impaired          Yes (deemed to         N/A
           Stock Interests       of New Common Stock and New Warrants to                           reject if Class 8
                                 purchase shares of New Common Stock.                                or 9 does not
                                                                                                      accept Plan)

Class 14   Magellan Common       Class 14 Distributable Share Amount of shares     Impaired          Yes (deemed to         N/A
           Stock Interests       of New Common Stock and New Warrants to                           reject if Class 8
                                 purchase  shares of New Common Stock.                                or 9 does not
                                                                                                      accept Plan)

(*) Estimated recoveries to Class 8 and Class 9 are based on valuations before giving effect to the Equity Offering and the Investment which are at $28.50 per share, higher than the $24.10 per share valuation set forth in this Disclosure Statement. Also, such recoveries do not assume the exercise, by the holder of an Allowed Claim in such Classes, of the Partial Cash-Out Election.

C.         DESCRIPTION OF THE TREATMENT OF CLASSES OF CLAIMS AND EQUITY
           INTERESTS

           Unless otherwise indicated, the characteristics and amount of the claims or interests in the following classes are based on the books and records of the Debtors. For purposes of estimating the amount of Claims, the Debtors have assumed an Effective Date of September 30, 2003.

                  --------------------------------------------------------------
                  HOLDERS OF CLASS 13 AND CLASS 14 INTERESTS
                  --------------------------------------------------------------
                  THE DISTRIBUTIONS YOU ARE ENTITLED TO UNDER THE PLAN ARE CONTINGENT UPON ACCEPTANCE OF THE PLAN BY CLASS 8 AND CLASS
                  9. IF EITHER CLASS 8 OR CLASS 9 DOES NOT ACCEPT THE PLAN,
                  AS A RESULT OF THE OPERATION OF SECTION 1129 OF THE
                  BANKRUPTCY CODE, NO DISTRIBUTIONS WILL BE MADE TO EITHER
                  CLASS 13 OR CLASS 14.
                  --------------------------------------------------------------


           The Debtors have reviewed the proofs of claim filed on or before June 27, 2003, the date fixed by the Bankruptcy Court for filing proofs of claim in these Cases. Based upon a review of the proofs of claim, the Debtors determined that no Claims were filed arising under the securities laws, including Claims arising from rescission of a purchase or sale of a security of any of the Debtors or for damages arising from the purchase or sale of such a security or any Claims for reimbursement or contribution in connection with such Claims for rescission or damages. Section 510(b) of the Bankruptcy Code subordinates all such Claims to the Claims represented by the underlying securities.

1.         Senior Secured Lender Claims (Class 1)

           The Claims in this Class (Senior Secured Lender Claims) total $ 236.1 million (which amount includes $75.3 million of letters of credit outstanding under the Senior Secured Credit Agreement as of the Commencement Date and all accrued and unpaid interest and fees thereunder). The Claims are based on amounts owed by the Debtors under the Senior Secured Credit Agreement and amounts owed by certain other Debtors that have guaranteed those obligations. Holders of the Senior Secured Lender Claims assert that such Claims are secured by pledges of the stock of certain of the other Debtors and certain non-Debtors by certain Debtors and non-Debtors and by liens on the other assets of certain of the Debtors and non-Debtors.

           The following table shows the calculation of the Claims in this
Class:

                      INSTRUMENT                                AMOUNT
-------------------------------------------------------- ----------------------
Revolver (loans)                                                 $45.0 million

Term B Loan                                                      $57.9 million

Term C Loan                                                      $57.9 million
                                                                  ------------
                                 TOTAL (NON-CONTINGENT)         $160.8 MILLION

Undrawn letters of credit                                        $75.3 million
                                                                  ------------
                                 TOTAL (NON-CONTINGENT)          $75.3 MILLION
                                                                  ============

                                                           TOTAL $236.1 MILLION

           Pursuant to the Plan, at the option of the Debtors, the holders of the Senior Secured Lender Claims shall receive either (i) Cash in the amount of $50 million and the New Senior Secured Obligations or (ii) Cash in the amount of their Allowed Claims to the extent such Allowed Claims are for amounts other than amounts which represent undrawn letters of credit under the Senior Secured Credit Agreement and Cash and/or a standby letter of credit from a financial institution reasonably satisfactory to the Administrative Agent (which letter of credit shall be in form and substance satisfactory to the Administrative Agent) in an amount equal to 105% of such Allowed Claim representing undrawn letters of credit under the Senior Secured Credit Agreement. The New Senior Secured Obligations shall be governed by the New Senior Secured Credit Agreement, which shall be substantially in the form as set forth in the Plan Supplement. The Senior Secured Lender Claims shall be Allowed in the following amounts:
$120,324,657.07 on account of Revolving Loans and unreimbursed letter of credit disbursements and issued but undrawn letters of credit under the Senior Secured Credit Agreement as of the Commencement Date (including unreimbursed drawings made under letters of credit under the Senior Secured Credit Agreement to the extent drawn after the Commencement Date and prior to the Effective Date), $57,881,095.64 on account of Tranche B Term Loans under the Senior Secured Credit Agreement and $57,881,095.97 on account of Tranche C Term Loans under the Senior Secured Credit Agreement provided that such Allowed Claims shall be reduced to the extent (i) such Allowed Claims have been paid in Cash or (ii) such Allowed Claims relate to letters of credit that have expired since the Commencement Date and no related draw has been made thereunder. The New Senior Secured Credit Agreement shall be substantially in the form as set forth in the Plan Supplement. The following is a summary of the terms of the New Senior Secured Credit Agreement and the New Facilities:

           a. New Facilities.

               (1) A Rollover Facility in an aggregate principal amount of $94,841,522.84, which amount includes unreimbursed letter of credit disbursements and issued but undrawn letters of credit (the "Rollover Facility"). Letters of Credit outstanding under the Rollover Facility will remain outstanding and will be subject to renewal as described below under "Letters of Credit."

               (2) A Tranche B Term Loan Facility in an aggregate principal amount of $45,622,662.79 (the "New Tranche B Facility").

               (3) A Tranche C Term Loan Facility in an aggregate principal amount of $45,622,663.05 (the "New Tranche C Facility" and, together with the New Tranche B Facility, the "New Term Loan Facilities" and, together with the Rollover Facility, are referred to herein as the "New Facilities");

          provided that such amounts shall be reduced, as appropriate, to take into account the extent to which (i) such related Allowed Senior Secured Claims have been paid in Cash or (ii) such related Allowed Senior Secured Claims relate to letters of credit which have expired since the Commencement Date and no related draw has been made thereunder.

           b. Purpose and Availability.

               ` (1) On the Effective Date, Tranche B Loans under the Senior Secured Credit Agreement will become loans under the New Tranche B Facility (without any additional loans being made by the Lenders under the New Tranche B Facility). Amounts repaid or prepaid under the New Tranche B Facility may not be reborrowed.

               (2) On the Effective Date, Tranche C Loans under the Senior Secured Credit Agreement will become loans under the New Tranche C

          Facility (without any additional loans being made by the Lenders under the New Tranche C Facility). Amounts repaid or prepaid under the New Tranche C Facility may not be reborrowed.

               (3) On the Effective Date, Revolving Loans under the Senior Secured Credit Agreement will become loans under the Rollover Facility pursuant to the Plan. Amounts repaid or prepaid under the Rollover Facility may not be reborrowed.

               (4) On the Effective Date, letters of credit outstanding under the Senior Secured Credit Agreement will become letters of credit under the Rollover Facility. No additional letters of credit will be issued under the Rollover Facility. Any letter of credit rolled over from the Senior Secured Credit Agreement may be renewed or extended if
          (a) such letter of credit provides for automatic renewal by its terms or (b) no increase is made in the aggregate face amount of such letter of credit, in each case subject to the terms of such letter of credit and the terms of the Rollover Facility. Such letters of credit will be used by Reorganized Magellan solely for general corporate purposes and may be renewed or extended up to the fifth business day prior to the Maturity Date or the Extended Maturity Date, as applicable (each as defined below).

           c. Guarantees. All obligations of Reorganized Magellan under the New Facilities and under interest rate protection agreements entered into with any lender under the Tranche B Facility, Tranche C Facility or the Rollover Facility (the "New SSA Lenders") (or any affiliate of any New SSA Lender) will be unconditionally guaranteed (the "Guarantees") by each wholly owned subsidiary of Reorganized Magellan other than any foreign subsidiary (to the extent and for as long as the guarantee by such foreign subsidiary would cause adverse tax consequences to Reorganized Magellan) and any subsidiary for which the giving of a Guarantee would violate applicable law, or any regulation, rule, order, approval, license or other restriction issued or imposed by any governmental authority or for which such guaranty would cause any net worth or net equity requirement or similar calculation or requirement imposed by any law or any regulation, rule, order, approval, license or other restriction issued or imposed by any governmental authority not to be satisfied (collectively, the "Guarantors").

           d. Security. The New Facilities, the Guarantees and any interest rate protection agreements entered into with any New SSA Lender (or any affiliate of any New SSA Lender) will be secured by substantially all the assets of Reorganized Magellan and each Guarantor (collectively, the "Collateral").

           All pledges, security interests and mortgages related to the Collateral shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Administrative Agent, and, subject to customary limited exceptions to be agreed upon, none of the Collateral shall be subject to any other pledges, security interests or mortgages, except in respect of certain obligations owing to Aetna as described below.

           e. Letters of Credit. On the Effective Date, letters of credit outstanding under the Senior Secured Credit Agreement will be automatically deemed to be letters of credit issued under the Rollover Facility. No additional letters of credit shall be issued under the Rollover Facility. Any letter of credit rolled over from the Senior Secured Credit Agreement may be renewed or extended if (a) such letter of credit provides for the automatic renewal by its terms or (b) no increase is made in the aggregate face amount of such letter of credit, in each case subject to the terms of such letter of credit and the terms of the Rollover Facility.

           Each letter of credit renewed or extended under the Rollover Facility will be issued by the Issuing Bank under the New Senior Secured Credit Agreement that issued such letter of credit under the Senior Secured Credit Agreement. Each letter of credit shall expire no later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the Maturity Date or the Extended Maturity Date (as defined below), as applicable.

           To the extent that there are drawings under any letter of credit under the Rollover Facility, each New SSA Lender under the Rollover Facility shall be irrevocably obligated to pay to the Administrative Agent, for the account of such Issuing Bank, its pro rata percentage of such letter of credit drawing (based upon their respective Rollover Facility loans) and the amount paid to such Issuing Bank shall be added to the principal amount of the Rollover Facility.

           The issuance of a letter of credit by an Issuing Bank shall be subject to the customary procedures, and reimbursement of the customary costs, of such Issuing Bank.

           f. Maturity and Amortization. Except as provided below, each of the New Facilities will mature on November 30, 2005 (the "Maturity Date"). In the event that either (1) Aetna waives its rights under Sections 7.E and 8.C.ii of the Aetna Amended MSA (which prohibits Magellan from extending the maturity of the New Facilities beyond November 30, 2005 under certain circumstances) or (2) the Required Lenders have agreed in writing to the release of their liens on the Purchased Assets (as defined in the Aetna Amended MSA), to the crediting or offsetting of any obligations of Aetna under the Aetna Purchase Option against any obligations of Reorganized Magellan under the New Aetna Note and to such other covenant waivers as may be necessary in order to permit the consummation of the Aetna Purchase Option, then Reorganized Magellan shall be permitted to extend the Maturity Date to a date not later than November 30, 2006 (as so extended, the "Extended Maturity Date") if Reorganized Magellan shall have satisfied the conditions set forth in the New Senior Secured Credit Agreement.

           Reorganized Magellan shall be required to make the following amortization payments, payable in quarterly installments:

    DATE                        TOTAL PRINCIPAL PAYMENT
------------------------------ --------------------------------
March 31, 2004                 $7,000,000
June 30, 2004                  $7,000,000
September 30, 2004             $7,000,000
December 31, 2004              $7,000,000
March 31, 2005                 $12,000,000
June 30, 2005                  $12,000,000
September 30, 2005             $12,000,000
November 30, 2005              Balance
------------------------------ --------------------------------

; provided, however, that in the event the maturity of the New Facilities is extended to the Extended Maturity Date, (a) no amortization payment shall be due and payable on November 30, 2005, (b) on the last day of each fiscal quarter ending after the Maturity Date but prior to the Extended Maturity Date an amortization payment of $15,000,000 shall be due and payable and (c) the entire remaining principal amount outstanding under the New Facilities shall be due and payable on the Extended Maturity Date.

           The aggregate amount of amortization for each period set forth above shall be allocated among the New Facilities on a pro rata basis (determined using (x) the aggregate principal amount of loans outstanding under each of the New Term Loan Facilities and the Rollover Facility on the Effective Date and (y) the aggregate amount of unreimbursed letter of credit disbursements and the aggregate face amount of undrawn letters of credit, in each case, on the Effective Date) and shall be applied to repay loans outstanding under the New Facilities. In the event the amount allocated to the Rollover Facility exceeds the aggregate amount of loans thereunder outstanding on the date of such payment, such excess (i) shall be deposited in an account with the Administrative Agent and held as cash collateral in respect of reimbursement obligations under letters of credit at 105% of the face amount thereof, and (ii) after the application described in clause (i), any excess shall be allocated among outstanding loans under the New Term Loan Facilities on a pro rata basis (determined using the aggregate principal amount of loans outstanding under each of the New Term Loan Facilities on the Effective Date).

           To the extent any letter of credit issued under the New Senior Secured Credit Agreement terminates, is terminated, is reduced or expires prior to the final maturity of the Rollover Facility, and the beneficiary thereof does not make a draw thereunder, the amount of such letter of credit shall be credited to Reorganized Magellan's obligations to pay any amounts on account of the Rollover Facility pursuant to the amortization schedule set forth above or otherwise in the order in which such obligations arise.

           g. Mandatory Prepayments. Loans under the New Facilities shall be prepaid from asset sale proceeds and debt issuances as more fully described in the New Senior Secured Credit Agreement. The aggregate amount of any mandatory prepayment shall be allocated among the New Facilities on a pro rata basis (determined using (x) the aggregate principal amount of loans outstanding under each of the New Term Loan Facilities and the Rollover Facility on the Effective Date and (y) the aggregate amount of unreimbursed letter of credit disbursements and the aggregate face amount of undrawn letters of credit, in each case, on the Effective Date) and shall be applied to reduce the remaining amortization amounts described above under "Maturity and Amortization" in the inverse order of maturity against the remaining payments. In the event the amount allocated to the Rollover Facility exceeds the aggregate amount of loans thereunder outstanding on the date of such prepayment, such excess (i) shall be deposited in an account with the Administrative Agent and held as cash collateral in respect of reimbursement obligations under letters of credit at 105% of the face amount thereof and (ii) after the application described in clause (i), any excess shall be allocated among outstanding loans under the New Term Loan Facilities on a pro rata basis (determined using the aggregate principal amount of loans outstanding under each of the New Facilities on the Effective Date).

           h. Cash Interest Rates. The cash interest rate under the New Facilities will be ABR plus 3.25% per annum, payable quarterly. ABR is the Alternate Base Rate, which is the higher of the Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%.

           i. Pay-in-Kind Interest. In the event that the Maturity Date is extended to the Extended Maturity Date, interest will accrue on the New Facilities, in addition to the cash interest described above, from and including the Maturity Date to the Extended Maturity Date at a rate equal to 3.00% per annum, which additional interest shall be payable in the form of additional principal obligations under each of the respective New Facilities.

           j. Fees. 1.00% of the aggregate amount of the New Facilities payable to the Administrative Agent, for the account of the New SSA Lenders, on the Effective Date, which shall be payable to the New SSA Lenders on a pro rata basis based upon their respective (x) loans outstanding under each of the New

Term Loan Facilities and the Rollover Facility on the Effective Date and (y) amount of unreimbursed letter of credit disbursements and amount of undrawn letters of credit, in each case on the Effective Date.

           k. Letter of Credit Fee. A per annum fee equal to 4.25% will accrue on the aggregate face amount of outstanding letters of credit under the Rollover Facility, payable in arrears at the end of each quarter and upon the termination of the Rollover Facility. In addition, Reorganized Magellan shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Rollover Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

           l. Covenants. The New Senior Secured Credit Agreement shall contain affirmative and negative covenants usual for facilities and transactions of this type and others to be reasonably specified by the Administrative Agent (to be applicable to Reorganized Magellan and its subsidiaries) all as more fully set forth in the New Senior Secured Credit Agreement.

           Class 1 is impaired and entitled to vote to accept or reject the Plan.

2.         Other Secured Claims (Class 2)

           The Claims in this Class (Other Secured Claims) consist of the Claims of miscellaneous creditors secured under equipment leases, mechanics and tax liens, liens of landlords on accounts, or similar Claims. For purposes of the Plan, each holder of a Claim secured by distinct property will be treated as being in a separate subclass of Class 2. Proofs of claim evidencing approximately $55.8 million of Claims have alleged that they were part of this Class. Most of the filed claims were incorrectly classified, were duplicate filings or relate to equipment leases the Debtors will assume. The Debtors estimate that the Claims in this Class are approximately $1.0 million.

           At the sole option of the Reorganized Debtors, the Reorganized Debtors will pay these Secured Claims in full, reinstate the debt, return the collateral (or proceeds of the sale thereof), or provide periodic cash payments having a present value equal to the value of the secured creditor's interest in the Debtors' property. Any Claims in this Class that the Debtors choose to pay in full shall be paid on the Effective Date by the Debtors. To the extent the Claim of a creditor exceeds the value of the collateral in which it has an interest, such excess will become part of Class 9 (Other General Unsecured Claims). To the extent a Secured Claim accrues interest under applicable local law and the holder of such Claim is entitled to interest based on the value of the collateral, such Secured Claim will include interest.

           The holders of Claims in Class 2 are not impaired and are not entitled to vote to accept or reject the Plan.

3.         Priority Non-Tax Claims (Class 3)

           The Claims in this Class (Priority Non-Tax Claims) are the types identified in section 507(a) of the Bankruptcy Code that are entitled to priority in payment (other than Administrative Expense Claims and Priority Tax Claims). For the Debtors, these Claims relate primarily to prepetition wages and employee benefit plan contributions that had not yet been paid as of the Commencement Date. Most of these Claims have already been paid by the Debtors pursuant to an order entered by the Bankruptcy Court on the Commencement Date. Approximately $178 million of Claims were either scheduled on the Debtors'

Schedules or asserted in filed proofs of claim. Most of the filed claims were incorrectly classified, or were duplicate filings. The Debtors estimate that the aggregate allowed amount of the Claims in this Class remaining unpaid as of the Effective Date will be less than approximately $2.7 million. Except to the extent that a holder of an Allowed Priority Non-Tax Claim has agreed to a different treatment of such Claim, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on, or as soon as reasonably practicable after, the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between the applicable Debtors and the holder of such Claim.

           The holders of Claims in Class 3 are not impaired and are not entitled to vote to accept or reject the Plan.

4.         Aetna Claim (Class 4)

           The Claim in this Class (the Aetna Claim) will, as of the Effective Date, total approximately $62,700,000 (which includes accrued and unpaid interest of approximately $2,700,000). The Claim is based on amounts owed by Magellan under Section 7 of the Aetna Master Service Agreement. On the Effective Date, Aetna, as the holder of the Aetna Claim, which Claim is irrevocably deemed Allowed under the Plan, shall receive, on account of such Claim and on account of Aetna's rights under the Aetna Amended MSA: (a) $15 million in Cash, (b) the New Aetna Note, in the principal amount of $45 million plus an amount equal to interest on $60 million from February 15, 2003 through and including the Effective Date at the interest rate set forth in the New Aetna Note, (c) the New Aetna Warrant and (d) the rights provided for under the Aetna Registration Rights Agreement. Moreover, the Confirmation Order shall confirm that the Aetna Amended MSA and all documents and instruments related thereto (which documents were previously assumed by the Debtors pursuant to an Order of the Bankruptcy Court) shall be binding on the Reorganized Debtors.

           Class 4 is impaired and entitled to vote to accept or reject the Plan.

5.         Provider Claims (Class 5)

           The Claims in this Class (Provider Claims) are Claims against Magellan and/or the other Debtors for Claims of Providers. Most of these Provider Claims have already been paid by the Debtors pursuant to an order entered by the Bankruptcy Court on the Commencement Date. Each holder of an Allowed Provider Claim shall be paid in the ordinary course of the business of the Reorganized Debtors.

           The holders of Claims in Class 5 are not impaired and are not entitled to vote to accept or reject the Plan.

6.         Customer Claims (Class 6)

           The Claims in this Class (Customer Claims) are Claims against Magellan and/or its debtor-subsidiaries for amounts due under service contracts (or any guarantees relating to such service contracts) between Magellan and/or its subsidiaries and their customers (i.e., insurance companies, corporate clients and others who pay Magellan and/or its subsidiaries for services) for, among other charges, profit sharing, reimbursement, performance penalties, retroactive membership adjustments, indemnification, claims for damages and other payments. Customer Claims do not include the Aetna Claim or any Claims related to service contracts for which a notice of termination had been received by Magellan or any of its subsidiaries (which Claims (other than the Aetna Claim) will be treated under Class 9) on or before the Commencement Date. Most of these Customer Claims have already been paid by the Debtors pursuant to an order entered by the Bankruptcy Court on the Commencement Date. Each holder of an Allowed Customer Claim shall be paid in the ordinary course of the business of the Reorganized Debtors. To the extent any Debtor has guaranteed the payment of any Customer Claims, such guarantee shall remain in full force and effect.

           The holders of Claims in Class 6 are not impaired and are not entitled to vote to accept or reject the Plan.

7.         Senior Note Claims (Class 7)

           The total amount of Claims in this Class (Senior Notes Claims) is $258.4 million which includes approximately $8.4 million of interest accrued through the Commencement Date. Each holder of an Allowed Senior Note Claim will receive its Ratable Proportion of (a) the Note Claim Percentage of the Cash Distribution Amount and (b) New Notes equal to (x) the amount of the Senior Note Claims (including any interest that would have accrued on the Senior Notes through the Effective Date but for the Commencement Date at a rate of 10 3/8% per annum) less (y) the Cash payment described in (a) above. Based on the assumptions set forth herein and the estimates of the Claims contained herein, the holders of the Senior Note Claims are estimated to receive New Notes in the aggregate principal amount of $250 million and Cash of $22.7 million. In addition, the Reorganized Debtors may distribute up to $23.4 million in additional Cash to holders of Allowed Senior Note Claims which will reduce the principal amount of the New Notes distributable to such holders on a dollar for dollar basis. The distribution made to the holders of the Senior Subordinated Note Claims gives full effect to the enforcement of the subordination provisions of the Senior Subordinated Note Indenture. The New Notes issued to Class 7 (Senior Note Claims) will be the "Series A New Notes" which is of a different series than those issued to the holders of Class 9 Claims (Other General Unsecured Claims) and to Houlihan Lokey pursuant to Section 5.17 of the Plan. The Senior Note Claims are Allowed in full under the Plan.

           Class 7 is impaired and entitled to vote to accept or reject the Plan.

8.         Senior Subordinated Note Claims (Class 8)

           The total amount of Claims in this Class (Senior Subordinated Note Claims) is $657.2 million which includes approximately $32.2 million of interest accrued through the Commencement Date. Each holder of an Allowed Senior Subordinated Note Claim shall receive (i) its Ratable Proportion of a number of shares of New Common Stock equal to the product of the Class 8/Class 9 Distributable Share Amount and the Note Claim Percentage, subject to the Partial Cash-Out Election as described in Section 4.8(b) of the Plan, and (ii) the right to participate in the Equity Subscription Rights on the terms set forth in
Section 9 of the Plan. Based on the assumptions set forth herein and the estimates of the Claims contained herein, the holders of Allowed Senior Subordinated Note Claims are estimated to receive approximately 8,997,664 shares of New Common Stock, and the right to purchase 2,428,067 shares of New Common Stock in the Equity Offering at a price of $28.50 per share. The distribution made to the holders of the Senior Subordinated Note Claims gives full effect to the enforcement of the subordination provisions of the Senior Subordinated Note Indenture. The Senior Subordinated Note Claims are Allowed in full under the Plan.

           Subject to the limitations set forth herein, each holder of an Allowed Senior Subordinated Note Claim in Class 8 or an Allowed Other General Unsecured Claim in Class 9 shall have the right to elect to receive Cash in lieu of New Common Stock to be distributed to such holder pursuant to Section 4.8(a)(i) or 4.9(a)(i)(C) of the Plan in Cash at a price of $22.50 per share. Subject to the next two succeeding sentences, such holder electing to receive a

Cash payment in lieu of shares of New Common Stock that such holders are otherwise entitled to receive may only make such an election in respect of all (but not less than all) of such shares. Such election shall be made on the Ballot in accordance with the instructions set forth thereon. To the extent that holders of Allowed Senior Subordinated Note Claims and Allowed Other General Unsecured Claims (and Disputed Other General Unsecured Claims, assuming that such Disputed Other General Unsecured Claims are Allowed as of the Effective
Date) have made Partial Cash-Out Elections such that more than $50 million would be required to be paid out in lieu of shares of New Common Stock, each holder of an Allowed Senior Subordinated Note Claim and an Allowed Other General Unsecured Claim making the Partial Cash-Out Election will receive its pro rata portion (based on the aggregate amount of Claims making such election) of $50 million and will be issued a number of shares of New Common Stock equal to (1) the number of shares such holder would have otherwise been entitled to receive less
(2) a number of shares equal to (A) such holder's Cash payment received divided by (B) $22.50.

9.         Other General Unsecured Claims (Class 9)

           The total amount of Claims in this Class (Other General Unsecured Claims) that were timely filed against the Debtors (including those claims improperly classified in other Classes) are approximately $444.5 million of which approximately $98 million were duplicate claims and approximately $ 39 million were improperly classified. The Debtors also have various objections to other Claims in this Class. The Debtors estimate the ultimate Allowed amount of Claims in this Class will be approximately $69.4 million based on the following:

                       INSTRUMENT                       ESTIMATED ALLOWED AMOUNT
------------------------------------------------------- ------------------------
Ordinary course Claims from vendors and suppliers                 $ 9.9 million

Claims from rejection Claims from executory contracts              $4.0 million
and unexpired leases

Unclaimed Property Claims                                $ 10.0 to 29.1 million

Litigation and other unliquidated Claims                    $ 0 to 46.6 million

Other Claims                                                       $1.7 million


                                         TOTAL        $ 25.6 TO 91.3 MILLION (2)


           Except to the extent that an Allowed Other General Unsecured Claim is an Insured Claim, for each $1,000 of Allowed Other General Unsecured Claims, the holder thereof will receive: (i) (A) a principal amount of New Notes equal to the Note Distribution Amount, (B) such holder's Ratable Proportion of the Other General Unsecured Claim Percentage of the Cash Distribution Amount and (C) such holder's Ratable Proportion of shares of New Common Stock equal to the product of the Other General Unsecured Claim Percentage and Class 8/Class 9 Distributable Share Amount, subject to the Partial Cash-Out Election as described in Section 4.9(b) of the Plan, and (ii) the right to participate in the Equity Subscription Rights on the terms set forth in Section 9 of the Plan.

           Based on the assumptions set forth herein and the estimates of the Claims contained herein, each holder of $1,000 of Allowed Other General Unsecured Claims will receive:

--------------------
(2) This number represents a range up to a number of total Other General Unsecured Claims that would result in no more than $300 million of New Notes being issued pursuant to the Plan (before giving effect to the payment of Cash, which results in a reduction in the principal amount of New Notes).

           (1) New Notes in the aggregate amount of approximately $273.06;

           (2) Cash in a minimum amount of $24.78 (any additional Cash distributed in excess of $24.78 will reduce the principal amount of the New Notes distributed to such holder);

           (3) approximately 9.8276 shares of New Common Stock (which has an implied value of $236.84 using a per share valuation of $24.10), subject to the Partial Cash-Out Election. and

           (4) the right to participate in the Equity Subscription Rights on the terms set forth in Section 9 of the Plan.

           In addition, based on the assumptions set forth herein and the estimates of the Claims contained herein, the holders of Allowed Other General Unsecured Claims are estimated to receive, in the aggregate, New Notes in an aggregate principal amount of $18.9 million, Cash in the aggregate amount of $1.7 million, an aggregate of approximately 681,557 shares of New Common Stock, and the right to purchase an aggregate of 183,992 shares of New Common Stock in the Equity Offering at a price of $28.50 per share. In addition, the Reorganized Debtors may distribute up to $1.8 million in additional Cash to holders of Allowed Other General Unsecured Claims, which will reduce the principal amount of the New Notes distributable to such holders on a dollar for dollar basis. The New Notes issued to Class 9 (Other General Unsecured Claims) will be the "Series B New Notes" which is of a different series than those issued to the holders of Class 7 Claims (Senior Note Claims).

           Subject to the limitations set forth herein, each holder of an Allowed Senior Subordinated Note Claim in Class 8 or an Allowed Other General Unsecured Claim in Class 9 shall have the right to elect to receive Cash in lieu of New Common Stock to be distributed to such holder pursuant to Sections 4.8(a)(i) or 4.9(a)(i)(C) of the Plan in Cash at a price of $22.50 per share. Subject to the next two succeeding sentences, such holder electing to receive a Cash payment in lieu of shares of New Common Stock that such holders are otherwise entitled to receive may only make such an election in respect of all (but not less than all) of such shares. Such election shall be made on the Ballot in accordance with the instructions set forth thereon. To the extent that holders of Allowed Senior Subordinated Note Claims and Allowed Other General Unsecured Claims (and Disputed Other General Unsecured Claims, assuming that such Disputed Other General Unsecured Claims are Allowed as of the Effective
Date) have made Partial Cash-Out Elections such that more than $50 million would be required to be paid out in lieu of shares of New Common Stock, each holder of an Allowed Senior Subordinated Note Claim and an Allowed Other General Unsecured Claim making the Partial Cash-Out Election will receive its pro rata portion (based on the aggregate amount of Claims making such election) of $50 million and will be issued a number of shares of New Common Stock equal to (1) the number of shares such holder would have otherwise been entitled to receive less
(2) a number of shares equal to (A) such holder's Cash payment received divided by (B) $22.50.

           Magellan believes, based on Other General Unsecured Claims filed as of June 27, 2003 that, if all Disputed Other General Unsecured Claims were Allowed, the New Notes required to be issued pursuant to the Plan will not exceed $300 million less the Cash Distribution Amount. Based on an assumed Effective Date of September 30, 2003, the Allowed Other General Unsecured Claims must be no more than $91.3 million in order for the amount of the New Notes not to exceed $300 million less the Cash Distribution Amount. To the extent that the Debtors would be required to issue more than such amount of New Notes, assuming all Disputed Other General Unsecured Claims were Allowed, the Debtors reserve the right to bring proceedings against the holders of some Disputed Other General Unsecured Claims to determine the extent to which they will be Allowed or estimated for purposes of capping the distributions available.

           A holder of an Allowed Other General Unsecured Claim that is an Insured Claim shall be paid in the ordinary course of the business of the Reorganized Debtors to the extent that such Claim is insured and shall have an Allowed Other General Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of such Insured Claim.

           The holders of Claims in Class 9 are impaired and entitled to vote to accept or reject the Plan.

 10.       Convenience Claims (Class 10)

           The Debtors estimate that over 4,300 prepetition unsecured creditors have Claims of $500 or less. For purposes of administrative convenience, and in accordance with section 1122(b) of the Bankruptcy Code, the Plan provides that each holder of an Other General Unsecured Claim whose Claim is allowed in the amount of $500 or less (or reduces its Claim, when voting on the Plan, to $500), will receive a Cash distribution in the amount of its Allowed Claim rather than participating in the distributions for Class 9. The Debtors estimate that there are Allowed Claims aggregating approximately $0.8 million that are $500 or below and that up to an additional 600 holders of Allowed Claims between $500 and $1,000 may reduce their Claims to $500 (representing additional payments of $0.3 million on account of Allowed Claims of approximately $0.4 million), in each case which will fall within this Class. As a result of the fact that a substantial portion of the Convenience Claims relate to unclaimed property, the Debtors believe that a large portion of the Cash payments to be made to this Class will revest in the Debtors pursuant to Section 6.6 of the Plan.

           Class 10 is not impaired and not entitled to vote to accept or reject the Plan.

11.        Intercompany Claims of the Debtors (Class 11)

           The Claims in this Class (Intercompany Claims) consist of the Claims held by Magellan or a wholly-owned subsidiary of Magellan against Magellan or another wholly-owned Debtor. Unless the Debtors agree otherwise, Intercompany Claims will be reinstated. These Intercompany Claims will not receive any of the property distributed to other claimholders under the Plan.

           Class 11 is not impaired and not entitled to vote to accept or reject the Plan.

12.        Subsidiary Equity Interests (Class 12)

           Class 12 consists of all Equity Interests of the Debtors that are subsidiaries of Magellan. All of the Subsidiary Equity Interests will be reinstated under the Plan.

           Class 12 is not impaired and not entitled to vote to accept or reject the Plan.

13.        Magellan Preferred Stock Interests (Class 13)

           Class 13 consists of the Series A Redeemable Preferred Stock of Magellan with an aggregate preference amount of $72.9 million (which includes $13.8 million of accrued and unpaid dividends). The holders of the Magellan Preferred Stock outstanding as of the Distribution Record Date shall receive their Ratable Proportion of (a) the Class 13 Distributable Share Amount of shares of New Common Stock (or 198,548 shares) and (b) New Warrants to purchase a number of shares of New Common Stock equal to the Class 13 Distributable Share Amount (or 198,548 shares). If Class 8 or Class 9 votes to reject the Plan, pursuant to the Bankruptcy Code, Class 13 will not be entitled to any distribution.

           Class 13 is impaired and entitled to vote on the Plan. If Class 8 or Class 9 votes to reject the Plan, Class 13 will be deemed to reject the Plan.

14.        Magellan Common Stock Interests (Class 14)

           Class 14 consists of all Equity Interests in Magellan represented by its common stock, $0.01 par value. As of the Commencement Date, there were 35,318,926 shares of Magellan Common Stock outstanding. The holders of the Magellan Common Stock outstanding as of the Distribution Record Date shall receive their Ratable Proportion of (a) the Class 14 Distributable Share Amount of shares of New Common Stock equal to 0.5% of the New Common Stock to be issued on the Effective Date (or 49,637 shares) and (b) New Warrants to purchase a number of shares of New Common Stock equal to the Class 14 Distributable Share Amount (or 49,637 shares). If Class 8 or Class 9 votes to reject the Plan, pursuant to the Bankruptcy Code, Class 14 will not be entitled to any distribution.

           Class 14 is impaired and entitled to vote on the Plan. If Class 8 or Class 9 votes to reject the Plan, Class 14 will be deemed to reject the Plan.

D.         ENFORCEMENT OF SUBORDINATION PROVISIONS

           The distributions under the Plan of Reorganization to holders of Allowed Senior Note Claims and Allowed Senior Subordinated Note Claims take into account the contractual subordination provisions relating to such. Therefore, the distributions to holders of Allowed Senior Note Claims in Class 7 are adjusted to reflect the turnover by the holders of the Allowed Senior Subordinated Note Claims of all of the New Notes to which they otherwise would be entitled under the Plan of Reorganization to the holders of the Allowed Senior Note Claims; and the distributions to the holders of the Allowed Senior Subordinated Note Claims are adjusted to reflect the turnover to them of all the shares of New Common Stock to which the holders of the Allowed Senior Note Claims would otherwise be entitled under the Plan of Reorganization.

           Accordingly, after the recognition and implementation of the contractual subordination as provided above, the distributions to the holders of Claims in Class 8 shall not be subject to levy, garnishment, attachment or other legal process by any holder of indebtedness senior to the indebtedness of the holders of the Claims by reason of claimed contractual subordination rights. On the Effective Date, all creditors shall be deemed to have waived any and all contractual subordination rights that they may have with respect to such distribution, and the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all holders of senior indebtedness from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan of Reorganization to the holders of Claims in Class 8.

E.         NON-CASH PROPERTY TO BE DISTRIBUTED UNDER THE PLAN

1.         New Senior Secured Credit Agreement

           If Reorganized Magellan does not elect to pay the Class 1 Claims in full, Reorganized Magellan will become obligated under the New Senior Secured Credit Agreement. See section II.C.1 herein for a description of the New Senior Secured Credit Agreement and the New Facilities. A form of the agreement will be included in the Plan Supplement.

2.         New Notes

           Reorganized Magellan will issue up to approximately $275,000,000 of New Notes on the Effective Date. New Notes will be issued to Houlihan Lokey on account of their success fee as set forth in its engagement letter with Magellan. See section II.I.4 herein.

           The New Notes will be unsecured obligations solely of Reorganized Magellan and shall not be guaranteed by any of Reorganized Magellan's subsidiaries. The New Notes shall bear interest at the rate of 9-?% per annum and will have a final maturity of November 15, 2008. The New Notes shall be subordinated solely to the New Senior Secured Obligations, if issued under
Section 4.1(a)(i) of the Plan, and the obligations under the Exit Financing; provided that Reorganized Magellan agrees to use its reasonable best efforts to cause the Exit Financing to have terms that do not require that the New Senior Notes be contractually subordinated to any debts or claims. Otherwise, the New Notes will not be contractually subordinated to any debts or claims. The interest payment dates shall be the same dates as interest is paid on the existing Senior Notes. The New Notes shall have substantially the same terms as the existing Senior Notes. The New Notes issued to Class 7 (Senior Note Claims) will be of a different series than those issued to the holders of Class 9 (Other General Unsecured Claims) and to Houlihan Lokey pursuant to the Plan. The New Notes issued to Class 7 (Senior Note Claims) will be the Series A Notes, and the New Notes issued to Class 9 (Other General Unsecured Claims) and to Houlihan Lokey will be the Series B Notes. The New Notes will be issued under an indenture qualified under the Trust Indenture Act of 1939. A form of the indenture will be included in the Plan Supplement.

3.         New Warrants

           Reorganized Magellan will be authorized to issue warrants representing 2.5% of the New Common Stock issued on the Effective Date (without regard to the New Common Stock issued upon exercise of the Equity Subscription Rights, the Investment, the New Warrants, the New Management Incentive Plan, and the New Aetna Warrants) or approximately 248,185 shares. The New Warrants shall expire on the seventh anniversary of the Effective Date and shall have an exercise price equal to $625 million divided by the number of shares of New Common Stock issued to holders of Senior Subordinated Note Claims under the Plan (without regard to the New Common Stock issued upon exercise of the Equity Subscription Rights or the Investment) (or approximately $69.46 per share). The New Warrants will be subject to customary anti-dilution adjustments, such as for stock splits, combinations, stock dividends, and similar transactions. A form of the warrant agreement will be included in the Plan Supplement.

4.         New Aetna Warrant

           Reorganized Magellan will be authorized to issue a warrant to purchase a number of shares of New Common Stock equal to 1.0% of the New Common Stock to be issued on the Effective Date (without regard to the New Common Stock issued upon exercise of the Equity Subscription Rights, the Investment, the New Warrants, the New Management Incentive Plan and the New Aetna Warrant) or approximately 100,000 shares (assuming 10,000,000 shares of New Common Stock outstanding as of the Effective Date). The New Aetna Warrant shall be exercisable on or after January 1, 2006 and expire on the fifth anniversary of the Effective Date and shall have an exercise price equal to the per share value of the New Common Stock set forth in the Disclosure Statement (or approximately $24.10 per share). A form of the New Aetna Warrant will be included in the Plan Supplement.

5.         New Common Stock and MVS Securities

           Reorganized Magellan will be authorized to issue 30,000,000 shares of common stock: both New Common Stock and MVS Securities in amounts to be determined by Magellan and the Equity Investor. The MVS Securities and the New Common Stock will be identical in all respects, except with respect to voting and except that the MVS Securities will be convertible into New Common Stock, as provided herein. In exchange for such investment, the Equity Investor shall receive shares of MVS Securities on the Effective Date, which MVS Securities shall be entitled to exercise 50% of the voting rights pertaining to all of Reorganized Magellan's outstanding common stock (including the New Common Stock and the MVS Securities). As a result of the Investment by the Equity Investor, the MVS Securities will represent no less than 17.24% of the economic equity interests in Reorganized Magellan. If no one participates in the Equity Offering and the Partial Cash-Out Election is fully subscribed, the Equity Investor will own apprximately 49% of the economic equity interests in Reorganized Magellan. The MVS Securities shall be convertible into the same number of shares of New Common Stock upon the transfer of the MVS Securities to any person other than the Equity Investor, Onex, Onex Partners LP, a Delaware limited partnership ("Onex Partners"), or an entity controlled by Onex or Onex Partners (including a change of control of any entity other than Onex or Onex Partners owning the MVS Securities so that it is no longer controlled by Onex or Onex Partners). Onex shall be deemed to control any entity controlled by Mr. Gerald W. Schwartz so long as Mr. Schwartz controls Onex. All MVS Securities shall cease to have any special voting rights (i.e., each share of MVS Securities and New Common Stock shall have one vote per share and shall vote together on all matters submitted to stockholders, including the election of all members of the Board of Directors of Reorganized Magellan, as a single class) if the Minimum Hold Condition is, at any time, not met. The MVS Securities and the New Common Stock will be separate classes of common stock of Reorganized Magellan and will have separate certificates and CUSIP numbers.

           Approximately ten million shares of New Common Stock will be issued as of the Effective Date to holders of Claims in Class 8 and Class 9 and Equity Interests in Classes 13 and 14 (which amount includes shares of New Common Stock that will be issued to Houlihan Lokey on account of its success fee as set forth in its engagement letter). Approximately 248,185 shares will be reserved for the exercise of the New Warrants and approximately 100,000 shares will be reserved for the exercise of the New Aetna Warrant. An amount equal to 10% of the New Common Stock issued pursuant to the Plan (inclusive of New Common Stock issued pursuant to the Equity Offering and the Investment) (or 1,695,906 shares) will be reserved for issuance upon the exercise of options or other stock-based awards granted under the New Management Incentive Plan. Up to 2,631,579 shares of New Common Stock will be issued in connection with the exercise of the Equity Subscription Rights. In addition, in connection with the issuance of the MVS Securities, up to 7,485,380 shares of New Common Stock will be issued in conversion of the MVS Securities.

           Pursuant to the terms of the Equity Commitment Letter and provided that all conditions precedent set forth therein have been satisfied, the Equity Investor shall purchase on the Effective Date: (i) 2,631,579 shares of MVS Securities for a purchase price of $28.50 per share or $75,000,000 in the aggregate, (ii) up to 2,631,579 shares of MVS Securities at a purchase price of $28.50 per share to the extent the Equity Offering is not fully subscribed pursuant to Section 9.7 and (iii) up to 2,222,222 shares of MVS Securities at a price of $22.50 per share to the extent necessary to fully fund the Partial Cash-Out Election (which is a maximum of $50 million). The Equity Investor shall pay to Magellan, by wire transfer in immediately available funds on the Effective Date and on one Business Day prior to the making of any payments pursuant to the Partial Cash-Out Election, Cash in an amount equal to the purchase price of MVS Securities to be purchased, all subject to the terms and conditions set forth in the Equity Commitment Letter. See section II.I.4 herein.

           The following chart lists the equity capitalization for Reorganized Magellan as of the Effective Date before giving effect to the exercise of any New Warrants and any options granted pursuant to the New Management Incentive Plan if Classes 8 and 9 accept the Plan: IF CLASS 8 OR 9 REJECTS THE PLAN, THERE WILL BE NO DISTRIBUTION TO CLASS 13 OR CLASS 14 AND, AS A RESULT, THE NEW COMMON STOCK OTHERWISE DISTRIBUTABLE TO CLASS 13 AND CLASS 14 WILL BE DISTRIBUTED TO CLASS 8 AND CLASS 9 AND NO NEW WARRANTS WILL BE ISSUED.

    ----------------------------------------------------------------------------------------------------------
                                        SHARES DISTRIBUTED ON ACCOUNT OF CLAIMS
                                        ---------------------------------------
    ----------------------------------------------------------------------------------------------------------
    ------------------------------------------------------ ----------------------------- ---------------------
    HOLDER                                                 NUMBER OF SHARES OF NEW                          %
                                                           COMMON STOCK
    ------------------------------------------------------ ----------------------------- ---------------------
    Senior Subordinated Note Claim                         8,997,664                                    90.6%
    Other General Unsecured Claims                         681,557                                       6.9%
    Magellan Preferred Stock Interests                     198,548                                       2.0%
    Magellan Common Stock Interests                        49,637                                        0.5%
    TOTAL (BEFORE EQUITY OFFERING, INVESTMENT AND          9,927,406                                  100.00%
    HOULIHAN LOKEY FEE)
    ------------------------------------------------------ ----------------------------- ---------------------


----------------------------------------------------------------------------------------------------------------------------------
                                                     POST EFFECTIVE DATE OWNERSHIP
                                                     -----------------------------
----------------------------------------------------------------------------------------------------------------------------------
--------------------------- ------------------------------------ ------------- ------------------------------------ --------------
        HOLDER                NUMBER OF SHARES OF NEW COMMON          %          NUMBER OF SHARES OF NEW COMMON           %
                              STOCK (AFTER CONVERSION OF MVS                     STOCK (AFTER CONVERSION OF MVS
                                        SECURITIES)                                         SECURITIES)

                                ASSUMING NO EXERCISE OF THE                       ASSUMING FULL EXERCISE OF THE
                                 PARTIAL CASH-OUT ELECTION                          PARTIAL CASH-OUT ELECTION
--------------------------- ------------------------------------ ------------- ------------------------------------ --------------


------------------------------------------------------------------------------------------------------------------------------------
                                                    PRIMARY SHARE OWNERSHIP
                                                    -----------------------
------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------- -------------------------- ----------- ------------------------------------- ---------
Senior Subordinated Note Claims                               8,997,664     59.0%                               6,931,918     45.4%
Other General Unsecured Claims                                  681,557      4.5%                                 525,080      3.4%
Magellan Preferred Stock Interests                              198,548      1.3%                                 198,548      1.3%
Magellan Common Stock Interests                                  49,637      0.3%                                  49,637      0.3%
Equity Offering.  To the extent these                         2,631,579     17.2%                               2,631,579     17.2%
shares are not purchased in the Equity
Offering, the Equity Investor will purchase
an equivalent number of MVS Securities
Equity Investor (but not on account of                        2,631,579     17.2%                               4,853,801     31.8%
backstop of the Equity Offering) in the
form of MVS Securities
Houlihan Lokey                                                   72,594      0.5%                                  72,594      0.5%
TOTAL                                           15,263,158 (ALL SHARES)    100.00%                15,263,158 (ALL SHARES)    100.00%
--------------------------------------------- -------------------------- ----------- ------------------------------------- ---------
------------------------------------------------------------------------------------------------------------------------------------
                                                OPTIONS AND WARRANTS ISSUED IN CONNECTION WITH PLAN
                                                ---------------------------------------------------

Magellan Preferred Stock Interests            198,548 (upon exercise of the New                  198,548 (upon exercise of the New
                                              Warrants)                                          Warrants)
Magellan Common Stock Interests               49,637 (upon exercise of the New                   49,637 (upon exercise of the New
                                              Warrants)                                          Warrants)
Aetna (New Aetna Warrant)                     100,000 (upon exercise of the New                  100,000 (upon exercise of the New
                                              Aetna Warrant)                                     Aetna Warrant)
Management (New Management Incentive Plan)    1,695,906 (upon exercise of such                   1,695,906 (upon exercise of such
                                              options)                                           options)
--------------------------------------------- ------------------------------------ ------------- -----------------------------------

INVESTMENT

           Pursuant to the terms of the Equity Commitment Letter and provided that all conditions precedent set forth therein have been satisfied, the Equity Investor shall purchase on the Effective Date: (i) 2,631,579 shares of MVS Securities for a purchase price of $28.50 per share or $75,000,000 in the aggregate, (ii) up to 2,631,579 shares of MVS Securities at a purchase price of $28.50 per share to the extent the Equity Offering is not fully subscribed pursuant to Section 9.7 and (iii) up to 2,222,222 shares of MVS Securities at a price of $22.50 per share to the extent necessary to fully fund the Partial Cash-Out Election (which is a maximum of $50 million). The Equity Investor shall pay to Magellan, by wire transfer in immediately available funds on the Effective Date and on one Business Day prior to the making of any payments pursuant to the Partial Cash-Out Election, Cash in an amount equal to the purchase price of MVS Securities to be purchased, all subject to the terms and conditions set forth in the Equity Commitment Letter. Reorganized Magellan and the other Reorganized Debtors are authorized to execute and deliver all documents, agreements and other instruments necessary or desirable to effectuate the same.

G.         EXIT L/C FACILITY

           In connection with the consummation of the Plan, the Debtors are authorized to enter into financing arrangements with JPMorgan Chase Bank (and other members of the bank group acceptable to Magellan) and one or more financial institutions or other parties (the "Exit Issuers") to make available to Reorganized Magellan letters of credit in an amount to be determined by Reorganized Magellan and JP Morgan Chase Bank (the "Exit L/C Facility") which shall be secured only by cash collateral in the amount equal to 105% of the letters of credit issued under the Exit L/C Facility. Reorganized Magellan and the other Reorganized Debtors are authorized to execute and deliver all documents, agreements and other instruments necessary or desirable to effectuate the same.

H.         EXIT FINANCING

           In connection with the consummation of the Plan and in lieu of the New Senior Secured Obligations, the Debtors are authorized to enter into financing arrangements with one or more financial institutions or other third parties to make available to Reorganized Magellan and its subsidiaries term loans, revolving credit loans and/or letters of credit (the "Exit Financing") which may be guarantied by substantially all of the subsidiaries of Reorganized Magellan and secured by substantially all of the assets of Reorganized Magellan and its subsidiaries. The proceeds of the Exit Financing will be used to repay, in full, the Senior Secured Lender Claims as specified in Section 4.1 of the Plan, to provide working capital to Reorganized Magellan and its subsidiaries and for general corporate purposes and letters of credit to be issued under the Exit Financing as specified in Section 4.1 of the Plan; provided, however, that as required by the terms of the Aetna Amended MSA, the Reorganized Debtors shall not, and shall cause each of their affiliates not to, enter into or to agree or commit to enter into any financing arrangement, or other agreement, contract, arrangement or other transaction that would (A) result in the imposition or continuance of any lien on any of the Purchased Assets (as defined in the Aetna Asset Purchase Agreement) which would not be released upon the sale of the Purchased Assets to Aetna or (B) prevent, alter or delay or conflict with any of the transactions contemplated by the Aetna Amended MSA or the Aetna Asset Purchase Agreement. Reorganized Magellan and the other Reorganized Debtors are authorized to execute and deliver all documents, agreements and other instruments necessary or desirable to effectuate the Exit Financing.

I.         ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

           To confirm the Plan, Administrative Expense Claims and allowed Priority Tax Claims must be paid in full or in a manner otherwise agreeable to the holders of those Claims. Administrative expenses are the actual and necessary costs and expenses of the Debtors' chapter 11 cases. Those expenses include, but are not limited to, postpetition salaries and other benefits for employees, postpetition rent for facilities and offices, amounts owed to vendors providing goods and services during the chapter 11 cases, postpetition obligations to Providers and customers, tax obligations incurred after the commencement of the chapter 11 cases, including interest, if applicable, under relevant state law, and certain statutory fees and expenses. Other administrative expenses include the actual, reasonable, and necessary professional fees and expenses of the professionals retained by the Debtors and the Official Committee, certain fees and expenses incurred in connection with the Equity Commitment Letter, and litigation Claims arising after the Commencement Date, once liquidated, to the extent not covered by insurance. Postpetition litigation Claims covered by insurance, once liquidated, will be paid in the ordinary course of the Debtors' business.

           Consistent with the requirements of the Bankruptcy Code, the Plan generally provides for allowed Administrative Expense Claims to be paid in full on the later of the Effective Date and the first business day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes allowed, except for Administrative Expense Claims relating to ordinary course of business transactions, which will be paid by the Debtors in accordance with the past practice of the Debtors and in accordance with the terms of the agreements governing or relating to such obligations. Allowed Administrative Expense Claims relating to compensation of the professionals retained by the Debtors or the Official Committee, or for the reimbursement of expenses for certain members of the Official Committee will, unless otherwise agreed by the claimant, be paid on the date on which an order allowing such Administrative Expense Claim is entered.

           Allowed Priority Tax Claims will be paid, at the option of the Debtors, either (a) in full on the later of the Effective Date and the first business day after the date that is thirty (30) days after the date such Claim becomes allowed or (b) with interest at a fixed annual rate equal to 6% per annum over a period not exceeding six (6) years from the date of assessment of the tax. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business by the Debtors as they come due. Valid liens of the holders of Allowed Priority Tax Claims are not affected by the Plan.

1.         Fees and Expenses of Professionals

           The Debtors estimate that, subsequent to Commencement Date, various professionals will file fee applications, for approximately $7 million, excluding success fees, assuming the Effective Date is September 30, 2003. Professional fees are subject to review and approval by the Bankruptcy Court.

2.         Payments to Healthcare Partners, Inc

           Magellan engaged Healthcare Partners Inc. ("HPI") as their management consultants. HPI is a newly formed entity that specializes in providing management and other business consulting services to healthcare and managed care companies. Mr. Shulman and Dr. Lerer are principals and Mr. Kudla and Ms. Mezin are consultants (each an "Officer" and, collectively referred to herein as, the "Officers"). Magellan entered into (i) that certain letter agreement, dated December 3, 2002, among Magellan, HPI, Steven J. Shulman, and Dr. Rene Lerer and
(ii) Schedule B to the letter agreement executed by Magellan, Keith Kudla and

Danna Mezin (collectively, the "HPI Engagement Letter"). Pursuant to the HPI Engagement Letter, HPI made available to the Debtors the services of the Officers, with Mr. Shulman serving as Chief Executive Officer of the Debtors. On January 8, 2003, Mr. Shulman appointed Dr. Lerer as Chief Operating Officer of Magellan.

           Prior to the date of the HPI Engagement Letter, Daniel S. Messina resigned as Chief Executive Officer of Magellan. Due to the size of the Debtors' operations and the complexity of their attendant financial difficulties, at that time, the Debtors determined that they needed to augment their existing management and, most importantly, hire a new Chief Executive Officer. The Debtors also determined that extensive management experience in the healthcare field was a prerequisite to the hiring of any new management. After an extensive interview process, during which other candidates were interviewed and considered, the Debtors, together with their financial and legal consultants, selected HPI and the Officers to augment their management team and entered into the HPI Engagement Letter.

           During the term of the HPI Engagement Letter, the Chief Executive Officer and the other Officers have devoted, and will devote, substantially all of their business time and efforts to the services and duties set forth in the engagement letter, except that the Officers may serve on boards of directors and advisory boards of other companies provided that such services do not interfere with their obligations to the Debtors.

           The HPI Engagement Letter provides that HPI will charge the Debtors a monthly fee of $250,000, as well as reimbursement for reasonable out-of-pocket expenses incurred in connection with the engagement. In addition, as is more particularly set forth in the HPI Engagement Letter, HPI will be entitled to receive a performance-based success bonus which could be as much as $2,000,000 based on the consummation of a successful restructuring and the achievement of various financial and operational targets (the "HPI Reorganization Fee").

           Pursuant to an Order of the Bankruptcy Court entered on June 23, 2003, the retention of HPI pursuant to the HPI Engagement Letter was approved in all respects including payment of the HPI Reorganization Fee.

           Magellan has paid HPI monthly payments aggregating approximately $1 million through March 31, 2003, plus reimbursement of expenses, and anticipates that an additional $750,000 in monthly payments (exclusive of reimbursement of expenses) will be made through and including the Effective Date (assuming an Effective Date of September 30, 2003) pursuant to the terms of the HPI Engagement Letter. In addition, Reorganized Magellan will pay to HPI, after the Effective Date, the HPI Reorganization Fee in an amount of between $300,000 to $2 million.

3.         Payments to Gleacher

           On September 19, 2002, the Debtors retained Gleacher Partners LLC ("Gleacher") as their financial advisor in connection with their restructuring efforts, including in connection with these Reorganization Cases. The terms and conditions of Gleacher's retention by the Debtors are set forth in that certain letter agreement by and between the Debtors and Gleacher (the "Gleacher Engagement Letter"), dated September 19, 2002. Among other things, the Gleacher Engagement Letter provides for a monthly cash retainer fee in the amount of $175,000. The monthly fees are to be credited against the Gleacher Restructuring Fee (as defined below) payable to Gleacher by the Debtors; provided, however, that any such credit shall not exceed $1,050,000. Upon the completion of a restructuring (as described in the Gleacher Engagement Letter), the Debtors shall pay to Gleacher the amount of $6,000,000 (the "Gleacher Restructuring Fee").

           Pursuant to an Order of the Bankruptcy Court entered on March 11, 2003, the retention of Gleacher pursuant to the Gleacher Engagement Letter was approved in all respects including the payment of the Gleacher Restructuring Fee.

           Magellan has paid Gleacher monthly payments aggregating approximately $1.4 million through March 31, 2003, plus reimbursement of expenses and anticipates that an additional $350,000 in monthly payments (exclusive of reimbursement of expenses) will be made through and including the Effective Date pursuant to the terms of the Gleacher Engagement Letter. In addition, Reorganized Magellan will pay to Gleacher the Gleacher Restructuring Fee on or about the Effective Date.

4.         Payments to Houlihan Lokey

           On October 8, 2002, the Informal Committee retained Houlihan Lokey as its financial advisors in connection with its negotiations with the Debtors regarding the terms of a restructuring. Thereafter, on March 17, 2003, following the appointment by the United States Trustee for the Southern District of New York (the "United States Trustee") of the members of the Official Committee for these chapter 11 cases, the Official Committee chose to retain Houlihan Lokey as its financial advisors. The terms and conditions of Houlihan Lokey's retention by the Official Committee are set forth in that certain Engagement Letter, dated March 17, 2003 (the "Houlihan Lokey Engagement Letter"). The Houlihan Lokey Engagement Letter provides for, among other things, a monthly fee in the amount of $150,000 plus reimbursement for all of Houlihan Lokey's reasonable out-of-pocket expenses. In addition, upon the completion of a Transaction (as defined in the Houlihan Lokey Engagement Letter), the Debtors will pay to Houlihan Lokey an additional fee equal to 0.75% of the aggregate recoveries to the holders of the General Unsecured Claims in the same consideration that is given to such holders of General Unsecured Claims pursuant to the Plan or, at the option of the Official Committee, and with the consent of the Debtors, in Cash (the "Houlihan Lokey Transaction Fee"). Magellan has paid Houlihan Lokey monthly payments aggregating $900,000 through March 31, 2003, plus reimbursement of expenses and anticipates that an additional $600,000 in monthly payments (exclusive of reimbursement of expenses) will be made pursuant to the terms of the Engagement Letter through and including the Effective Date.

           Pursuant to an Order of the Bankruptcy Court entered on June 23, 2003, the retention of Houlihan Lokey by the Official Committee pursuant to the Houlihan Lokey Engagement Letter was approved in all respects including the payment of the Houlihan Lokey Transaction Fee.

           In addition, pursuant to Section 5.17 of the Plan, based on the assumption of Allowed Other General Unsecured Claims of approximately $69.4 million, the Debtors anticipate that approximately $2.0 million in New Notes, $0.2 million in Cash, 72,594 shares of New Common Stock and Equity Subscription Rights to purchase 19,590 shares of New Common Stock in the Equity Offering will be delivered to Houlihan Lokey in full satisfaction of the Houlihan Lokey Transaction Fee.

5.         Payments to Amalgamated Gadget and Pequot Capital

           On March 10, 2003, the Debtors entered into a Commitment Letter with Amalgamated Gadget, L.P. and Pequot Capital, which, inter alia, provides for the payment of certain fees to and expenses of Amalgamated Gadget, L.P. and Pequot Capital. On April 4, 2003, the Bankruptcy Court approved the Commitment Letter (including payment of the expenses, the commitment fee provided for therein, and the break-up fee provided for therein) as administrative expenses and obligations of the Debtors' estates. Prior to the Commencement Date, the Debtors paid Amalgamated and Pequot $750,000 or 50% of the commitment fee. As a result of the filing of this Disclosure Statement and the Plan, a termination event occurred under the March 10, 2003 commitment letter, and the Debtors paid to Amalgamated and Pequot the other half of their commitment fee or $750,000 as well as the break up fee of $1,000,000.

6.         Payments to Equity Investor

           On July 14, 2003, the Debtors entered into the Equity Commitment Letter with the Equity Investor, which, inter alia, provides for the payment of certain fees to and expenses of the Equity Investor. The Equity Commitment Letter provides for the payment to the Equity Investor of a commitment fee (the "Commitment Fee") in an amount equal to 1.75% of the aggregate maximum purchase price of the investment to be made pursuant to the Equity Commitment Letter. $1.75 million of the Commitment Fee shall be paid within three business days of approval of the Equity Commitment Letter which amount, except as expressly provided below, shall be non refundable whether or not the closing of the Investment occurs (the "Initial Installment"). The remainder of the Commitment Fee shall be payable solely upon the closing of the Investment. If the closing of the Investment occurs and the Commitment Fee calculated based upon the actual amount of the Investment is less than $1.75 million, then the Equity Investor will refund the difference between the Initial Payment and the actual Commitment Fee to Magellan.

           Finally, the Equity Commitment Letter provides for the Debtors to reimburse the Equity Investor for all reasonable actual fees and expenses (the "Expenses") incurred by or on behalf of the Equity Investor in connection with the negotiation, preparation, execution and delivery of the Equity Commitment Letter and any and all definitive documentation or other acts relating thereto, including, but not limited to, the actual reasonable fees and expenses of counsel, accountants and/or consultants to the Equity Investor and the fees and expenses incurred by the Equity Investor in connection with any due diligence (including fees and expenses payable to consultants), all in an amount not to exceed $1,000,000, provided, however, that, should the Equity Commitment Letter or the Equity Offering require the Equity Investor and their counsel to participate in litigation, contested matters, adversary proceedings, or negotiations necessitated by such litigation, contested matter or adversary proceedings, related to the Chapter 11 Cases subsequent to the Commencement Date, the Debtors will be obligated to reimburse the Equity Investor for all Expenses incurred as a consequence.

7.         Exit Financing Fees

           In furtherance of obtaining Exit Financing, the Debtors engaged in negotiations with Deutsche Bank Securities Inc. ("DBSI") with respect to proposed exit financing that would provide them with the financing necessary to refinance their obligations under the Senior Secured Credit Facility on terms more favorable than the New Senior Secured Credit Agreement. In that regard, and in order to move toward obtaining a firm financing commitment, the Debtors and DBSI entered into a letter agreement providing for the payment of certain fees, including a work fee (the "Work Fee"), and the indemnification of DBSI, as well as outlining indicative terms of a proposed financing, subject to further due diligence on the part of DBSI and other conditions (the "DBSI Letter Agreement"). The DBSI Letter Agreement was approved by the Court on May 23, 2003.

           Following the Court's approval of the DBSI Letter Agreement, Deutsche Bank Trust Company Americas ("DBTCA") and DBSI (together with DBTCA, "DB") conducted and completed their due diligence of the Debtors and, on July 31, 2003, presented the Debtors with an Exit Financing Commitment Letter (the "Exit Financing Commitment Letter"), dated July 31, 2003, and an Exit Financing Fee Letter (the "Fee Letter") dated July 31, 2003. Pursuant to the terms of the Exit Financing Commitment Letter, DB has committed to provide the Debtors with the Exit Financing in an aggregate amount of up to $230 million in connection with the Debtors' emergence from chapter 11 and to act as administrative agent for the facility. In addition, DBSI has agreed to act as the sole lead arranger and sole book running manager with respect to such Exit Financing.

           Pursuant to the Fee Letter, the following fees are to be paid in connection with the Exit Financing: (i) a commitment fee equal to 1/2 of 1% per annum of the total commitments for the time period commencing on the date of execution of the Exit Financing Commitment Letter and terminating on the earlier of (x) the Closing Date and (y) such earlier date as DBTCA's commitments pursuant to the Exit Financing Commitment Letter are terminated, which commitment fee shall be due and payable to DBTCA upon such earlier date; and
(ii) a customary break-up fee to be approved by the Bankruptcy Court if Magellan, or any other person or entity controlled by or affiliated with Magellan, consummates at any time within one year after the date of the Exit Financing Commitment Letter, a transaction substantially similar to the Exit Financing, or a merger or consolidation or acquisition of all or a substantial part of the assets of Magellan (or any subsidiary or holding company thereof), but does not borrow under the Exit Financing at the time of the consummation thereof; it being understood that such fee shall be in addition to any cash reimbursement required to be paid to DB pursuant to the Exit Financing Commitment Letter for its out-of-pocket fees and expenses incurred in respect of the Exit Financing; provided, however, that such non-refundable fee will not be payable if either (x) DBTCA declines to provide the Exit Financing on substantially the terms outlined in the Exit Financing Commitment Letter (as the same may be modified as provided in the Fee Letter) or (y) DB exercises certain adjustment rights pursuant to the Fee Letter.

           In addition to the foregoing, the Exit Financing Commitment Letter provides for Magellan to (i) reimburse DB for all reasonable out-of-pocket fees and expenses (including legal fees and expenses) incurred in connection with the Exit Financing Commitment Letter and the transactions contemplated thereby (whether or not the transactions contemplated thereby are consummated) and (ii) indemnify DB against all actions, suits, proceedings, claims, damages, losses, liabilities and expenses arising out of or in connection with the transactions contemplated by the Exit Financing Commitment Letter except to the extent that any such loss, claim, damage, liability or expense is a result of such indemnified person's gross negligence or willful misconduct.

           The Debtors intend to seek approval from the Bankruptcy Court of the Exit Financing Commitment Letter and the Fee Letter prior to the Confirmation Date.

8.         Statutory Fees to United States Trustee

           The Debtors are required to pay statutory fees pursuant to Chapter 123 of title 28, United States Code. Any quarterly statutory fees that are outstanding on the Effective Date, as determined by the Bankruptcy Court, will be paid on the Effective Date.

J.         PAYMENTS OF PROVIDER AND PHYSICIAN ADVISOR CLAIMS AND CUSTOMER CLAIMS

1.         Provider Claims and Claims by Physician Advisors

           The fundamental nature of the Debtors' business is to provide, or assist in the coordination of, care for their Members through a process of referring their Members to appropriate behavioral health care providers. The Debtors utilize a number of different types of providers, including, individual practitioners or group practices, such as psychiatrists, psychologists, licensed clinical social workers, marriage and family therapists, licensed clinical professional counselors, employee assistance program counselors and other behavioral healthcare professionals, and facilities such as inpatient psychiatric and substance abuse hospitals, intensive outpatient facilities, partial hospitalization facilities, and other intermediate care and alternative care facilities. Of the Providers used by the Debtors, approximately 40% are under contract with the Debtors (the "Contract Providers") and the remainder, approximately 60%, are non-contract providers (the "Non-Contract Providers"). In all cases, the Debtors are responsible for payment to Providers for services rendered.

           As an integral part of assisting their Members in receiving appropriate mental health care and managing that care, the Debtors have contracts with a network of individual mental health physicians whose primary purpose is to evaluate treatment provided or proposed for Members and make recommendations to the Debtors regarding the medical necessity and appropriateness of that treatment (the "Physician Advisors"). In total, the Debtors have contracts with approximately 150 active Physician Advisors. Without qualified evaluators, the Debtors would not be able to adequately determine the level or type of medical care necessary and appropriate for their Members, nor would the Debtors be able to maintain and control the cost of care. Moreover, many state utilization review statutes and regulation and accreditation bodies require that only trained and experienced physicians make adverse medical necessity determinations. Additionally, those same state agencies require that appeals of adverse medical necessity decisions be conducted by independent third party Physician Advisors.

           Pursuant to an Order of the Bankruptcy Court entered on the Commencement Date, the payments due to Providers and Physician Advisors (whether relating to the period prior or subsequent to Commencement Date) have been authorized to be paid in full in the ordinary course of business.

2.         Customer Claims

           The Debtors' source of revenue is their contracts with their customers in the following four segments: (i) Workplace Group, (ii) Health Plan Solutions Group, (iii) Public Solutions Group and (iv) Corporate and Other. The Debtors' contracts with customers typically have terms of one to three years, and in certain cases contain renewal provisions (at the customer's option) for successive terms of between one and two years (unless terminated earlier).

           Pursuant to an Order of the Bankruptcy Court entered on the Commencement Date, the Debtors have been authorized to make payments due to the customers in respect of their contracts.

K.         DEEMED CONSOLIDATION FOR VOTING AND DISTRIBUTION PURPOSES

           For purposes of voting and for distributions to holders of Allowed Claims in Classes 7, 8 and 9 under the Plan, the Debtors will be deemed consolidated and treated as equivalent to a single legal entity. This "deemed" consolidation has two major effects. First, it eliminates guarantees of the obligations of one Debtor by another Debtor. Second, each Claim filed in Classes 7, 8 or 9 against any of the Debtors will be considered to be a single claim against the consolidated Debtors. For purposes of clarification, each of the holders of Allowed Claims in Classes 7, 8 and 9 will vote as separate classes.

           Except as specified in the Plan, the deemed consolidation will not affect (other than for purposes related to funding distributions under the Plan) the legal and organizational structure of the Debtors or pre and post-Commencement Date guarantees, liens and security interests, any financing entered into on the Effective Date or pursuant to any contract or lease that is assumed under the Plan, or distributions out of any insurance policies or proceeds of policies.

           The Debtors believe that the foregoing deemed consolidation of their respective estates is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases. The two critical factors considered in assessing the entitlement to substantive consolidation are (i) whether creditors dealt with the Debtors as a single economic unit and did not rely on their separate identity in extending credit or
(ii) whether the affairs of the Debtors are so entangled that consolidation will benefit all creditors. With respect to the first factor, creditors who make loans on the basis of the financial status of a separate entity expect to be able to look to the assets of their particular borrower for satisfaction of that loan. The second factor involves whether there has been a commingling of the assets and business functions and considers whether all creditors will benefit because untangling is either impossible or so costly as to consume the assets. The following is a discussion of these factors as they relate to the Debtors.

           There is a factual basis for the deemed consolidation of the Debtors. First, the Debtors believe that many of the Debtors' vendors, suppliers, and customers likely have dealt with Magellan and its subsidiaries as a single, undifferentiated entity. It is the Debtors' view that this course of dealing and the expectations of certain holders of General Unsecured Claims justify consolidation for distribution purposes.

           Second, the affairs of the Debtors are entangled. The Debtors consist of Magellan and 88 of its direct and indirect subsidiaries. Through the subsidiary Debtors, Magellan provides services to its customers and payments to its Providers. There is in many cases little correlation between the names under which many of the Debtors conduct business and the names of the legal entities that technically own the Debtors' assets. This fact alone could make it very difficult for creditors to ascertain which Debtor they have a Claim against.

           Third, the books and records of the Debtors reflect a large amount of intercompany Claims reflecting, among other things, advances from Magellan to fund its subsidiaries' operations, upstreamed funds from certain Debtors to enable Magellan to make payments to creditors, the allocation of corporate overhead, and the transfer of other property from one Debtor to another. These intercompany Claims are assets of certain of the Debtors and Claims against other Debtors. In order to accurately calculate the distributions to creditors of a particular Debtor, all relevant intercompany Claims would have to be valued. In view of the complexity of such transactions and the adjustments that have been made over time, it would be difficult to reconcile intercompany Claims without embarking on an enormous effort that would diminish the return for all creditors.

           Fourth, the obligations under the Senior Secured Credit Agreement have been guarantied by substantially all of the subsidiaries of Magellan including the Debtors. These subsidiaries of Magellan have also granted security interests in their assets to secure the obligations under the Senior Secured Credit Agreement including the stock of the subsidiaries. In order to determine the value of the assets relating to the security interests and the stock of the individual subsidiaries, the Debtors would need to value the assets of each guarantor separately, which would be virtually impossible without embarking on a prolonged effort that would diminish the return for all creditors and prolong these cases.

           Finally, the Debtors participate in a unified cash management system (which includes non-Debtor subsidiaries) which could make it extremely difficult and costly to confirm a Plan for individual Debtors.

           In view of the foregoing, the Debtors believe that creditors would not be prejudiced to any significant degree by the deemed consolidation proposed in the Plan. The Debtors believe that a deemed consolidation is consistent with many of their creditors' having dealt with the Debtors as a single economic entity. Further, the Debtors believe that such deemed consolidation would best use the Debtors' assets and maximize the potential of all of the Debtors to pay the creditors of each entity the distributions proposed in the Plan.

L.         SECURITIES LAW MATTERS

           Holders of Senior Note Claims, Senior Subordinated Note Claims and Other General Unsecured Claims, Magellan Preferred Stock Interests and Magellan Common Stock Interests will receive Plan Securities pursuant to the Plan.
Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of federal and state securities laws with respect to the distribution of securities under a Plan.

1.         Issuance and Resale of New Securities Under the Plan.

           Section 1145(a) of the Bankruptcy Code generally exempts from registration under the Securities Act of 1933, as amended (the "Securities Act"), the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a Claim against, or an Equity Interest in, such debtor. In reliance upon this exemption, the Plan Securities issued to creditors under the Plan generally will be exempt from the registration requirements of the Securities Act. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

           Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (i) purchases a Claim with a view to distribution of any security to be received in exchange for the Claim other than in ordinary trading transactions, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (iv) is a control person of the issuer of the securities or other issuer of the securities within the meaning of Section 2(11) of the Securities Act. The legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the securities of a reorganized debtor may be presumed to be a "control person."

           Notwithstanding the foregoing, statutory underwriters may be able to sell their securities pursuant to the resale limitations of Rule 144 promulgated under the Securities Act. Rule 144 would, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

           Whether any particular person would be deemed to be an "underwriter" with respect to any security issued under the Plan would depend upon the facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving distributions under the Plan would be an "underwriter" with respect to any security issued under the Plan.

           In view of the complex, subjective nature of the question of whether a particular person may be an underwriter or an affiliate of the reorganizing Debtors, the Debtors make no representations concerning the right of any person to trade in the Plan Securities to be distributed pursuant to the Plan. Accordingly, the Debtors recommend that potential recipients of Plan Securities consult their own counsel concerning whether they may freely trade such securities.

M.         REGISTRATION RIGHTS AGREEMENT

           Effective as of the Effective Date, Reorganized Magellan, the Equity Investor (to the extent required), Houlihan Lokey and certain holders of shares of New Common Stock and New Notes who may be deemed to be "underwriters" or "affiliates" of Reorganized Magellan for purposes of the Securities Act, shall enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, among other things, Reorganized Magellan shall: (i) within sixty days after the Effective Date, prepare and file, and shall use its reasonable best efforts to have declared effective within sixty days thereafter, a registration statement under the Securities Act for the offering on a continuous basis pursuant to Rule 415 of the Securities Act, of the shares of New Common Stock (including New Common Stock issuable upon conversion of the MVS Securities) and New Notes (the "Registrable Securities") held by the Equity Investor, Houlihan Lokey and certain "underwriters" or "affiliates" of Reorganized Magellan (the "Shelf Registration"); and (ii) keep the Shelf Registration effective for a period ending on the earlier of (a) the date that is the two-year anniversary of the date upon which such registration statement is declared effective by the Securities and Exchange Commission (the "SEC"), (b) the date such Registrable Securities have been disposed of pursuant to an effective registration statement, (c) the date such Registrable Securities have been disposed of (1) pursuant to and in accordance with SEC Rule 144 (or any similar provision then in force) under the Securities Act or (2) pursuant to another exemption from the registration requirements of the Securities Act pursuant to which the Registrable Securities are thereafter freely tradable without restriction under the Securities Act, (d) the date such Registrable Securities may be disposed of pursuant to SEC Rule 144 (or any similar provision then in force) within the volume limitations thereunder within a 90 day period or pursuant to SEC Rule 144(k) (or any similar provision then in force) under the Securities Act or (e) such Registrable Securities cease to be outstanding. The Registration Rights Agreement shall also provide the Equity Investor and any other holder of the MVS Securities with demand and piggy-back registration rights with respect to the shares of New Common Stock issued or issuable upon conversion of MVS Securities for so long as the Minimum Hold Condition is met. The Registration Rights Agreement shall contain black-out periods and liquidated damage provisions, of the type customarily included in registration rights agreements used in connection with the offering and sale of debt securities under SEC Rule 144A, that will require Reorganized Magellan to pay liquidated damages to the holders of the Registrable Securities in the event that Reorganized Magellan shall fail to satisfy certain deadlines. The Registration Rights Agreement shall be reasonably satisfactory to the Official Committee.

N.         AETNA AMENDED MSA AND THE AETNA PURCHASE OPTION

           The Aetna Amended MSA was entered into prior to the Commencement Date. Magellan (and the other Debtors, to the extent they are a party) has obtained the Bankruptcy Court's authorization and approval to assume the Aetna Amended MSA pursuant to an order of the Bankruptcy Court dated as of April 23, 2003 to the extent set forth therein. Reorganized Magellan (and the other Reorganized Debtors, to the extent they are a party) are authorized to execute and deliver all documents, agreements and other instruments necessary or desirable to effectuate the same, including the New Aetna Note, the New Aetna Warrant, the Aetna Registration Rights Agreement, all guarantees and security agreements related to the New Aetna Note and the Aetna Purchase Option and all such documents shall be binding upon the Reorganized Debtors party thereto.

           In addition (i) Aetna may exercise the Aetna Purchase Option and purchase the Aetna-dedicated business unit prior to December 31, 2005 if specified events occur and (ii) in the event Aetna elects to extend the Aetna Master Services Agreement through December 31, 2006, Aetna shall be entitled to exercise the Aetna Purchase Option at specified times during the extension period. Notwithstanding anything to the contrary set forth in the Aetna Amended MSA, Reorganized Magellan shall not be entitled to consummate the sale contemplated by the Aetna Purchase Option, or permit the obligations of Aetna under the Aetna Purchase Option to be credited or offset against any obligations of Reorganized Magellan under the New Aetna Note, without the prior written consent of the Required Lenders (as defined in the New Senior Secured Credit Agreement) to the extent that all obligations under the New Senior Secured Credit Agreement have not been indefeasibly paid in full. Aetna and Reorganized Magellan executed the Aetna Amended MSA prior to the Commencement Date. The Aetna Amended MSA specifies a number of circumstances in which the amendment will terminate (subject to waiver by Aetna in its sole discretion), including, among others, the documentation relating to the reorganization not being satisfactory to Aetna.

           Pursuant to the terms of the Aetna Amended MSA, notwithstanding anything to the contrary set forth in the Plan Documents, Reorganized Magellan shall not, and shall cause each of its affiliates not to, enter into, renew, amend, modify, supplement or extend (or to agree or commit to do any of the foregoing) any agreement, contract, arrangement or other transaction (including, without limitation, any bank facility or refinancing thereof (including the Exit Financing)) that would result in the imposition or continuance of any lien on any of the Purchased Assets) which would not be automatically released upon the sale of the Purchased Assets to Aetna pursuant to the Aetna Purchase Option, or that would prevent, alter or delay any of the transactions contemplated by the Aetna Amended MSA or the Aetna Asset Purchase Agreement (including without limitation the repayment of the New Aetna Note, the exercise of the Aetna Purchase Option, the execution of the Aetna Asset Purchase Agreement or the consummation of the purchase contemplated thereunder); provided that the New Senior Secured Credit Agreement, together with any amendments thereto as may be entered into from time to time after the date thereof, shall be excluded from the foregoing covenant but only to the extent that the stated maturity of the loans under such agreement (as it may be so amended) is not extended beyond November 30, 2005.

O.         NASDAQ LISTING

           Reorganized Magellan shall use its reasonable best efforts to cause the New Common Stock to be listed on the national market system of Nasdaq or such other national securities exchange for which it may qualify.

P.         RESERVATION OF "CRAM DOWN" RIGHTS

           The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan over the dissent of any class of Claims or Equity Interests as long as the standards in section 1129(b) are met. This power to confirm a plan over dissenting classes - often referred to as "cram down" - is an important part of the reorganization process. It assures that no single group (or multiple groups) of Claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code.

           The Debtors reserve the right to seek confirmation of the Plan, notwithstanding the rejection of the Plan by any class entitled to vote. In the event a class votes to reject the Plan, the Debtors will request the Bankruptcy Court to rule that the Plan meets the requirements specified in section 1129(b) of the Bankruptcy Code with respect to such class. The Debtors will also seek such a ruling with respect to each class that is deemed to reject the Plan.

           In connection with and following the Bankruptcy Court's denial of a motion filed by R2 Investments, LDC ("R2") seeking to terminate the Debtors' exclusive right to file a plan of reorganization and solicit acceptances thereof so that R2 could file a competing plan of reorganization, R2 , the owner of approximately $212,500,000 of Senior Subordinated Notes and $29,750,000 of Senior Notes. stated it intends to vote against the Plan. If R2 votes to reject the Plan and, as a result, Class 8 does not accept the Plan, the Debtors intend to, and believe they will be able to, confirm the Plan over the rejection of the Plan by such Class in accordance with Section 1129(b) of the Bankruptcy Code.

                                      III.

                       VOTING PROCEDURES AND REQUIREMENTS

           Detailed voting instructions are provided with the ballot accompanying this Disclosure Statement. For purposes of the Plan, Classes 1, 4, 7, 8, 9, 13 and 14 are the only classes entitled to vote.

           If your Claim is not in one of these Classes, you are not entitled to vote and you will not receive a ballot with this Disclosure Statement. If your Claim is in one of these Classes, you should read your ballot and follow the listed instructions carefully. If your Claim is in one of these Classes and your did not receive a ballot, it is because, pursuant to the Order of the Bankruptcy Court, dated August 18, 2003, approving the Disclosure Statement, you are not entitled to vote on the Plan. Please use only the ballot that accompanies this Disclosure Statement.

                    -----------------------------------------------------------
                     Ballot information number:

                     For Voting Classes 1, 4, and 9 (212) 376-8494

                     For Voting Classes 7, 8, 13 and 14: (877) 750-2689
                    -----------------------------------------------------------


A.         VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

           Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of Claims is determined by calculating the number and the amount of Claims voting to accept, based on the Allowed Claims actually voting. Acceptance by a Class requires an affirmative vote of more than one-half of the total number of Allowed Claims voting in such Class and two-thirds in amount of the total Allowed Claims voting in such Class.

           Under the Bankruptcy Code, acceptance of a plan of reorganization by a Class of Equity Interests (i.e., Classes 13 and 14) is determined by calculating the amount of Equity Interests voting to accept, based on the Allowed Equity Interests actually voting. Acceptance by a Class of Equity Interests requires an affirmative vote of more than two-thirds in amount of the total Allowed Equity Interests voting in such Class.

B.         CLASSES NOT ENTITLED TO VOTE

           Under the Bankruptcy Code, creditors are not entitled to vote if their contractual rights are unimpaired by the Plan. Based on this standard, for example, the holders of Priority Non-Tax Claims and miscellaneous Secured Claims are not being affected by the Plan and, therefore, are deemed to have accepted the Plan.

           In addition, classes of Claims or interests that are not entitled to receive property under the Plan are deemed to have rejected the Plan. This is applicable to Class 13 (Magellan Preferred Stock Interests and Class 14 (Magellan Common Stock Interests), if Class 8 or Class 9 rejects the Plan. For a summary of the classes entitled to vote, see the charts in section II.B.

C.         VOTING

           In order for your vote to be counted, your vote must be actually RECEIVED by the Voting Agent at the following address before the Voting Deadline of 4:00 p.m., prevailing Eastern Time, on September 30 , 2003:

                     VOTING AGENT:

                ---------------------------------------------------------
                  FOR VOTING CLASSES 1, 4, AND 9

                  Bankruptcy Services, LLC
                  70 E. 55th Street
                  New York, NY 10022
                  (Attn:  Magellan Health Services, Inc.)
                  (212) 376-8494


                  FOR VOTING CLASSES 7, 8 ,13 AND 14:

                  Innisfree M&A Inc.
                  501 Madison Avenue, 20th Floor New York, NY 10022 (Attn: Magellan Health Services, Inc.)
                  (877) 750-2689
                ---------------------------------------------------------

           If the instructions on your ballot require you to return the ballot to your bank, broker, or other nominee, or to their agent, you must deliver your ballot to them in sufficient time for them to process it and return it to the Voting Agent before the Voting Deadline. If a ballot is damaged or lost, you may contact the Debtors' Voting Agent at the number set forth above. Any ballot that is executed and returned but which does not indicate an acceptance or rejection of the Plan will not be counted. THE VOTING AGENT WILL NOT ACCEPT BALLOTS TRANSMITTED BY FACSIMILE OR OTHER ELECTRONIC MEANS.

                                      IV.

           FINANCIAL INFORMATION, PROJECTIONS, AND VALUATION ANALYSIS

A.         SELECTED HISTORICAL FINANCIAL INFORMATION

           Historical financial information can be found in Magellan's Form 10-KA for the year 2002, filed on January 23, 2003, and its quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003. Copies of Magellan's Form 10-KA for the year 2002 and the Form 10-Q for the quarter ended March 31, 2003 is attached hereto as Exhibits.

B.         PROJECTIONS

           The following projected pro forma balance sheets and projected financial performance (the "Projections") reflect the operations of Magellan and its subsidiaries (including the Debtors and non-Debtor subsidiaries).

           It is important to note that the Projections and estimates of value described below may differ from actual performance and are highly dependent on significant assumptions concerning the future operations of these businesses. These assumptions include the growth of certain lines of business, labor and other operating costs, inflation, and the level of investment required for capital expenditures and working capital (see assumptions below). Please refer to section X below for a discussion of many of the factors that could have a material effect on the information provided in this section.

           The Projections assume that the Plan will be confirmed and consummated in accordance with its terms and that there will be no material changes in the current regulatory environment that will have an unexpected impact on the Debtors' operations. The Projections assume an Effective Date of September 30, 2003, with Allowed Claims treated in accordance with the Plan. Expenses incurred as a result of the Reorganization Cases are assumed to be paid upon the Effective Date. If the Debtors do not emerge from chapter 11 by September 30, 2003, as assumed for purposes of this analysis, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed. These expenses could significantly impact the Debtors' results of operations and cash flows.

           The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto), and the unaudited actual results reported in the monthly operating reports of the Debtors. The Projections were prepared by management in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

           Magellan does not, as a matter of course, publicly disclose projections as to its future revenues, earnings, or cash flow. Accordingly, none of Magellan, the Debtors, Reorganized Magellan or the Reorganized Debtors intends to update or otherwise revise the Projections to reflect circumstances existing since their preparation, the occurrence of unanticipated events, or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

           The Projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. The Projections have not been compiled, or prepared for examination or review, by the Debtors' independent auditors (who accordingly assume no responsibility for them). Furthermore, the Projections have been prepared to reflect projected estimates of cash balances on hand (in bank balances) and not cash balances according to generally accepted accounting principles.

           WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE DEBTORS (OR ANY OTHER PERSON) THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED BELOW. THE INDUSTRY IN WHICH THE DEBTORS COMPETE IS HIGHLY COMPETITIVE AND THE DEBTORS' EARNINGS MAY BE SIGNIFICANTLY ADVERSELY AFFECTED BY CHANGES IN THE COMPETITIVE ENVIRONMENT, CHANGES IN SUPPLY AND DEMAND DYNAMICS, THE PRICE EROSION OF SERVICES PROVIDED, REGULATORY CHANGES AND FUTURE IMPROVEMENTS IN TECHNOLOGY. DUE TO THE FACT THAT THE PROJECTIONS ARE SUBJECT TO SIGNIFICANT UNCERTAINTY AND ARE BASED UPON ASSUMPTIONS WHICH MAY NOT PROVE TO BE CORRECT, NEITHER THE DEBTORS NOR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY FOR THEIR ACCURACY OR COMPLETENESS.

           The following Projections include assumptions as to the reorganized equity value of Reorganized Magellan (see section IV.B.6 below), certain write-downs of its assets to fair market value and estimates of its liabilities as of the Effective Date. Reorganized Magellan will be required to reflect such estimates or actual balances as of the Effective Date. Such determination will be based upon the fair value of its assets as of that date, which could be materially greater or lower than the values assumed in the foregoing estimates.

1. Pro Forma Projected Consolidated Balance Sheet as of September 30, 2003 (Unaudited) (a)

 ($ in thousands)

                                                                FRESH START/         PRO FORMA
                                                               SEPTEMBER 30,       REORGANIZATION     SEPTEMBER 30,
                                                                    2003            ADJUSTMENTS            2003
                                                              --------------       --------------      ------------
ASSETS
------
Cash and Cash Equivalents(1)                                       $139,168             $36,103           $175,271
Accounts Receivable, Net                                             61,034                   0             61,034
Restricted Cash and Investments (2)                                 130,941              15,750            146,691
Refundable Income Taxes                                               1,133                   0              1,133
Other Current Assets                                                 26,073                   0             26,073
                                                                 ----------           ---------         ----------
   Total Current Assets                                            $358,349             $51,853           $410,202

Property and Equipment, Net                                         $75,986                  $0            $75,986
Deferred Income Taxes                                                     0                   0                  0
Investments in Unconsolidated Subs.                                  13,651                   0             13,651
Other Long-Term Assets (3)                                           30,422             (2,865)             27,557
Goodwill(4)                                                         501,580           (501,580)                  0
Other Intangible Assets(5)                                           56,540              30,540             87,080
Reorg. Value in Excess of Identifiable Assets(6)                          0             564,860            564,860
                                                                 ----------           ---------         ----------
   TOTAL ASSETS                                                  $1,036,528            $142,808         $1,179,336


LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable                                                    $15,753                  $0            $15,753
Accrued Liabilities(7, 8)                                           221,956           (100,546)            121,410
Medical Claims Payable                                              213,558                   0            213,558
                                                                 ----------           ---------         ----------
   Total Current Liabilities                                      $451,2673          ($100,546)           $350,721

Liabilities Subject to Compromise
Accounts Payable and Other Accrued Liabilities                      $29,651           $(29,651)                 $0

Debt
   Total Debt(9-12)                                              $1,045,280            $606,144           $439,136

Deferred Credits and Long-Term Liabs.                                  $592                  $0               $592
Minority Interest                                                       799                   0                799
Preferred Stock(13)                                                  72,766              72,766                  0
Stockholders' Equity(14)                                          (563,828)             952,915            388,087
                                                                 ----------           ---------         ----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $1,036,528            $142,808         $1,179,336


          NOTES TO PRO FORMA PROJECTED CONSOLIDATED BALANCE SHEET AS OF
                               September 30, 2003

           1. $15 million adjustment for cash payment to Aetna, $2 million adjustment for cash payment of Convenience Claims, $15.8 million adjustment for cash collateralization of additional letters of credit, $4 million adjustment for cash payment for unclaimed property due to Providers, $1.1 million payment to settle certain claims, $50 million payment to Senior Lenders, $24.6 million for Cash Distribution Amount and $150 million of additional cash from Equity Offering (and from the Investment made by the Equity Investor).

           2. $15.8 million adjustment for cash collateralization of $15 million in additional letters of credit at 105% of face value. Subsequent cash collateralization relates to rollover from the New Senior Secured Credit Agreement.

           3. Adjusted to reflect deferred financing costs associated with the New Senior Secured Credit Agreement and write-off of commitment fees and expenses related to the Investment.

           4 Adjusted to zero in connection with fresh start accounting rules concerning the extinguishment of goodwill upon Debtors' emergence from chapter 11.

           5. Adjustment to restate other intangible assets at fair value upon Debtors' emergence from chapter 11 in accordance with fresh start accounting rules.

           6. Adjustment to reconcile assets with reorganized stockholders' equity upon Debtors' emergence from Chapter 11 in accordance with fresh start accounting rules.

           7. $60 million in accrued payments to Aetna adjusted to zero in connection with the distributions to Aetna on account of the Aetna Claim.

           8. $40.6 million adjustment to accrued interest ($8.4 million of accrued interest on account of the Senior Notes and $32.2 million of accrued interest on the Senior Subordinated Notes)

           9. Adjustment of $50 million of cash payment in respect of Senior Secured Credit Agreement.

           10 Adjustment to reflect issuance of $2.0 million in Senior Notes to Houlihan Lokey as payment of a portion of their transaction fee and $18.2 million in Senior Notes issued to Other General Unsecured Creditors on account of their Claims.

           11 Issuance of $47.7 of New Aetna Note in satisfaction of their Claims and payment to Aetna of Cash of $15 million. See footnote 1 above.

           12. $625 million Senior Subordinated Notes adjusted to zero in connection with tax rules concerning the extinguishment of debt in the context of a chapter 11 filing and at 11:59 pm, September 30, 2003.

           13. Adjusted to zero in connection with tax rules concerning the extinguishment of preferred stock in the context of a chapter 11 filing.

           14 Fresh Start accounting adjustments to stockholders' equity to reflect reorganization equity and $150 million of new equity, net of $4.5 million in fees and expenses to be paid in connection with the issuance of the new equity.

2.         Projected Condensed Consolidated Balance Sheets (Unaudited)

($ in Thousands)
CONSOLIDATED BALANCE SHEET
                                         DECEMBER 31,   DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         ------------   ------------    ------------   ------------   ------------   ------------
                                             2003            2004           2005           2006           2007            2008
                                             ----            ----           ----           ----           ----            ----
Current Assets:
         Cash and Cash Equivalents         $168,347        $147,439       $143,312       $172,812       $230,987        $257,642
         Accounts Receivable, Net            57,598          56,499         58,819         48,046         50,546          53,210
         Restricted Cash and Investments    156,299         165,319        162,043        174,818        187,529         200,326
         Refundable Income Taxes              1,133           1,133          1,133          1,133          1,133           1,133
         Other Current Assets                25,773          25,773         25,773         24,935         22,423          22,423
                                          ---------       ---------      ---------      ---------      ---------       ---------
            Total Current Assets           $409,150        $396,163       $391,080       $421,745       $492,617        $534,733


Property and Equipment, Net                 $88,816        $102,435        $93,324        $81,002        $73,746         $67,886
Investments in Unconsolidated Subs.          13,491          13,491         13,491         13,491         13,491          13,491
Other Long-Term Assets                       29,059          25,907         26,928         26,253         25,578          30,903
Other Intangible Assets                      84,176          72,564         61,012         54,478         49,610          45,983
Reorg. Value in Excess of Identifiable
  Assets                                    564,860         564,860        564,860        564,860        564,860         564,860
                                          ---------       ---------      ---------      ---------      ---------       ---------

TOTAL ASSETS                             $1,189,551      $1,175,419     $1,150,694     $1,161,827     $1,219,901      $1,257,855


Current Liabilities:
         Accounts Payable                   $15,086         $13,583        $13,541        $11,781        $12,079         $12,276
         Accrued Liabilities                131,821         139,797        167,641        176,876        190,056         199,859
         Medical Claims Payable             206,479         194,110        206,627        183,520        195,151         207,667
                                          ---------       ---------      ---------      ---------      ---------       ---------
            Total Current Liabilities      $353,386        $347,491       $387,809       $372,177       $397,286        $419,802

Total Debt                                 $435,835        $407,835       $277,354       $277,354       $277,354        $256,400
Capital Lease Obligations                     2,796             775              0              0              0               0
Deferred Credits and Long-Term Liabs.           342               0              0              0              0               0
Minority Interest                               802             806            806            806            806             806

Preferred Stock                                  $0              $0             $0             $0             $0              $0
Stockholders' Equity                        396,391         418,513        484,725        511,490        544,455         580,847
                                          ---------       ---------      ---------      ---------      ---------       ---------

TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                 $1,189,551      $1,175,419     $1,150,694     $1,161,827     $1,219,901      $1,257,855


3.         Projected Statements of Operations (Unaudited)

($ in Thousands)

                                                                               FOR THE 12 MONTHS ENDING
CONSOLIDATED INCOME STATEMENT                ---------------------------------------------------------------------------------------
                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,  DECEMBER 31,
                                             ------------   ------------   ------------   ------------    ------------  ------------
                                                2003            2004           2005          2006             2007          2008
                                                ----            ----           ----          ----             ----          ----
NET REVENUE                                   $1,554,840     $1,385,671     $1,441,185     $1,264,556      $1,326,670    $1,392,682

Costs and Expenses:
   Salaries, Cost of Care and Other         ($1,412,592)   ($1,261,007)   ($1,285,328)   ($1,142,977)    ($1,202,541)  ($1,263,057)
   Equity in Earnings of Unconsolidated
Subsidiaries                                       4,706          3,324          2,800          2,800           2,800         2,800
   Depreciation and Amortization                (47,382)       (48,806)       (53,638)       (50,106)        (42,973)      (39,637)
Interest, Net                                   (38,674)       (38,381)       (36,027)       (26,027)        (25,377)      (24,497)
   Special Charges                               (7,693)        (2,300)        (2,000)        (2,000)         (2,000)       (2,000)

Aetna Adjustment                                      $0             $0        $45,000             $0              $0            $0
Total Transaction Fees and Expenses             (44,607)              0              0              0               0             0
Net Gain on Extinguishment of Senior
Subordinated Notes                               440,355              0              0              0               0             0

INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES AND MINORITY INTEREST       $452,953        $38,501       $111,992        $46,246         $56,579       $62,290
Income Taxes                                    (12,361)       (16,183)       (45,579)       (19,281)        (23,414)      (25,699)

INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST                        $440,593        $22,318        $66,413        $26,965         $33,165       $36,592
Minority Interest                                   (40)              4              0              0               0             0

INCOME (LOSS) FROM CONTINUING OPERATIONS        $440,553        $22,322        $66,413        $26,965         $33,165       $36,592
Income (Loss) from Discontinued Operations,
Net                                                4,343          (200)          (200)          (200)           (200)         (200)

NET INCOME (LOSS)                               $444,896        $22,122        $66,213        $26,765         $32,965       $36,392
Preferred Dividends                                (903)              0              0              0               0             0

INCOME (LOSS) TO COMMON STOCKHOLDERS            $443,993        $22,122        $66,213        $26,765         $32,965       $36,392


4.         Projected Statement of Sources and Uses of Cash (Unaudited)

($ in Thousands)

                                                                               FOR THE 12 MONTHS ENDING
CONSOLIDATED STATEMENT OF CASH FLOWS         --------------------------------------------------------------------------------------
                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                             ------------   ------------   ------------   ------------  ------------   ------------
                                                 2003           2004           2005          2006          2007           2008
                                                 ----           ----           ----          ----          ----           ----
CASH FLOW FROM OPERATIONS:
Net Income (Loss)                              $444,896        $22,122        $66,213       $26,765       $32,965        $36,392

Adjustments:
   Depreciation and Amortization                $47,382        $48,806        $53,638       $50,106       $42,973        $39,637
   Less Net Gain on Extinguishment of Senior
      Subordinated Notes                      (440,355)              0              0             0             0              0
   Plus Loss on Write-off of Deferred
      Financing Fees                              (650)              0              0             0             0              0
   Equity in Unconsolidated Subsidiaries        (4,706)        (3,324)        (2,800)       (2,800)       (2,800)        (2,800)

Cash Flows from Changes in Assets and
 Liabilities:
   Accounts Receivable, Net                     $23,577         $1,098       ($2,320)       $10,773      ($2,500)       ($2,664)
   Restricted Cash and Investments             (13,231)        (9,019)          3,275      (12,775)      (12,710)       (12,797)
       Other Assets                            (20,322)          3,152        (1,020)         1,513         3,188        (5,325)
       Accounts Payable and Other Accrued
          Liabilities                            54,317        (7,188)            324       (5,015)           599            120
   Medical Claims Payable                         1,147       (12,369)         12,516      (23,107)        11,631         12,516
   Income Taxes Payable                          13,927         13,661         27,478        12,490        12,879          9,880
   Distributions from Unconsolidated
      Subsidiaries                                3,398          3,324          2,800         2,800         2,800          2,800
       Other Liabilities                          (500)          (342)              0             0             0              0
   Minority Interest                                119              4              0             0             0              0
       Other                                      2,017              0              0             0             0              0
                                              ---------     ----------     ----------    ----------    ----------     ----------

       NET CASH PROVIDED BY OPERATIONS         $111,016        $59,925       $160,104       $60,750       $89,024        $77,759

CASH FLOW FROM INVESTING ACTIVITIES:
Capital Expenditures                          ($37,671)      ($50,813)      ($32,975)     ($31,250)     ($30,850)      ($30,150)
Acquisition Capital Expenditures                (3,731)              0              0             0             0              0
                                              ---------     ----------     ----------    ----------    ----------     ----------

       NET CASH USED IN INVESTING
          ACTIVITIES                          ($39,837)      ($50,813)      ($32,975)     ($31,250)     ($30,850)      ($30,150)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from (Payments on) Debt and
   Capital Lease Obligations                   ($1,420)      ($30,021)     ($131,256)            $0             0      ($20,954)

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                             $69,759      ($20,908)       ($4,127)       $29,500       $58,174        $26,655
Cash and Cash Equivalents at Beginning
   of Period                                     98,588        168,347        147,439       143,312       172,812        230,987
                                              ---------     ----------     ----------    ----------    ----------     ----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD     $168,347       $147,439       $143,312      $172,812      $230,987       $257,642


5.         General Assumptions

           The Debtors' Projections are largely based on the Debtors' current customer base with estimates of how the underlying capitation rates, care cost trends and administrative expenses change over the forecast period. Known contract losses and certain other known contract changes have been reflected in the Projections, and no other contract losses have been projected. Additionally, new business for the Health Plan and Public Solutions segments has not been included in the Projections.

           General contract assumptions, subject to contract specific conditions, include annual trends throughout the forecast period as follows: (i) nominal `same-store' membership increases of 2%; (ii) CPI of 3%; (iii) medical care cost trends of 6% in the Health Plan and Public Solutions segments; and
(iv) administrative cost trends of 3%.

           With respect to working capital the following assumptions have been incorporated in the Projections: accounts receivable are projected to remain constant at 20 days for the Health Plan segment, 44 days for the Workplace segment and 5 days for the Public Solutions segment. Accounts payable is projected at 13 days. Medical Claims payable are projected at historic levels and adjusted for seasonality.

           With respect to capital expenditures the following assumptions have been incorporated in the Projections: recurring capital expenditures are projected at approximately 2.0% of net revenues. Incremental capital expenditures associated with the Debtor's Performance Improvement Plan ("PIP") are projected at 0.8% of calendar year 2003 net revenues, 1.4% of calendar year 2004 net revenues, 0.3% of calendar year 2005 net revenues, 0.2% of calendar year 2006 and 2007 and 0.1% of calendar year 2008 net revenues.

           With respect to net operating losses ("NOLs") the following assumption has been incorporated into the Projections: Magellan, as well as the other Debtors, are assumed to have NOL carryovers remaining after the Effective Date and that such NOL carryovers will be utilized under the general limitation applicable to entities that undergo a change of ownership pursuant to a confirmed Plan. See section XIII.A.2 herein (Limitations on Loss Carryforwards and other Tax Benefits).

           With respect to the New Facilities maturing November 30, 2005, the following assumptions have been incorporated into the Projections: the New Facilities are assumed to be refinanced with a new credit facility with a term of five years (the "Refinancing") at November 30, 2005. The Refinancing will be issued in the amount of $150 million, of which $50 million will constitute availability under a revolver (the "New Revolver") and $100 million will constitute availability under letters of credit (the "New LCs"). The loans under the Refinancing will bear interest at 7.25% per annum paid quarterly and the New LCs will have fees payable at a rate of 4.25% per annum paid quarterly plus an additional annual fronting fee of .125% paid quarterly. The lenders financing the Refinancing will be paid an upfront refinancing fee of $3.4 million, which will be amortized over the life of the Refinancing until maturity at November 30, 2010.

           With respect to the New Notes maturing November 15, 2008, the following assumptions have been incorporated into the Projections: the New Notes will be in the aggregate principal amount of $271.0 million as of the Effective Date, the New Notes are assumed to be refinanced with $250 million of new senior notes with a term of 7 years (the "Refinancing Senior Notes") at November 14, 2008. The Refinancing Senior Notes will bear interest at 9.375% per annum paid semi-annually. The lenders financing the Refinancing Senior Notes will be entitled to an upfront refinancing fee of $10 million, which will be amortized over the life of the Refinancing Senior Notes until maturity thereof at November 15, 2014.

           The Projections assume that the Aetna Master Services Agreement is terminated and Aetna exercises the Aetna Purchase Option as of December 31, 2005, that Aetna pays the Debtor $45 million in respect of the Aetna Purchase Option and that the New Aetna Note is repaid at its maturity on December 31, 2005.

           The Projections are based on management's estimates of future performance and reflect numerous assumptions, including assumptions with respect to the future performance of the Reorganized Debtors, the performance of the industry, general business and economic conditions and other matters, most of which are beyond the Debtors' control. Numerous factors may affect the future financial performance of the Reorganized Debtors and the accuracy of the Projections. Therefore, the actual results achieved during the projection period will vary from the projected results, and may vary substantially. No representations can be or are being made with respect to the accuracy of the Projections, or the ability of the Reorganized Debtors to achieve the projected results.

           The Projections assume that the Plan will be confirmed and consummated in accordance with its terms and that there will be no material changes in the current regulatory environment that will have an unexpected impact on the Debtors' operations. The Projections assume an Effective Date of September 30, 2003, with Allowed Claims treated in accordance with the Plan.

           The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the Projections set forth herein and the Debtors' historical consolidated financial information (including the notes and schedules thereto). The Projections were not prepared with a view towards complying with the guidelines for financial statements published by the American Institute of Certified Public Accountants. The Projections have not been compiled, or prepared for examination or review, by the Debtors' independent auditors (who accordingly assume no responsibility for them). Furthermore, the Projections have been prepared to reflect projected estimates of cash balances on hand (in bank balances) and not cash balances according to generally accepted accounting principles.

6.         Going Concern Valuation

           Gleacher Partners LLC ("Gleacher") has advised the Debtors with respect to the value of the Reorganized Debtors.

           For purposes of the Plan, the reorganization value (the "Reorganization Value") of the Reorganized Debtors is estimated to range from approximately $650 million to $700 million with a midpoint Reorganization Value of $675 million. The Reorganization Value assumes an effective date (the "Effective Date") of September 30, 2003, and reflects the going concern value of the Debtors after giving effect to the implementation of the Plan, but prior to the issuance of additional New Common Stock pursuant to the Equity Offering.

           The equity value (the "Equity Value") of the Reorganized Debtors is estimated to range from approximately $216.0 million to $266.0 million with a midpoint Equity Value of $241.0 million or from approximately $21.60 per share to $26.60 per share of New Common Stock with a midpoint of $24.10 per share assuming that a total of 10,000,000 shares of New Common Stock are issued and outstanding on the Effective Date (without regard to the Equity Offering). The Equity Value reflects the difference between the Reorganization Value and the total amount of net debt that is estimated to be outstanding after giving effect to the Plan, including the New Notes to be issued to holders of Allowed Senior Note Claims and Other General Unsecured Claims, but prior to issuance of additional New Common Stock in connection with the Equity Offering and the purchases by the Equity Investor thereof.

           Gleacher has assisted the Debtors in arriving at the Reorganization Value. In doing so, Gleacher has assumed and relied on the accuracy and completeness of certain of the Projections The Projections reflect numerous assumptions, including assumptions with respect to the future performance of the Reorganized Debtors, the performance of the industry, general business and economic conditions and other matters, most of which are beyond the Debtors' control. Numerous factors may affect the future financial performance of the Reorganized Debtors and the accuracy of the Projections. Therefore, the actual results achieved during the projection period will vary from the projected results, and may vary substantially. No representations can be or are being made with respect to the accuracy of the Projections, or the ability of the Reorganized Debtors to achieve the projected results.

           In arriving at the Reorganization Value, Gleacher performed certain quantitative analyses and made determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances of the Reorganized Debtors. Gleacher did not assign any specific relative weight to any analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor based on the Debtors' circumstances, including their operating performance.

           Gleacher used the comparable-company trading multiple and discounted cash-flow methodologies to arrive at the going-concern value of the Reorganized Debtors. These valuation techniques reflect both the market's current view of the Reorganized Debtors' value as well as a longer-term focus on the intrinsic value of the cash flow projections in the Reorganized Debtors' business plan. The valuation multiples and discount rates used by Gleacher to arrive at the going-concern value of the Reorganized Debtors' business were based on the public market valuation of selected public companies deemed generally comparable to the operating businesses of the Reorganized Debtors. In selecting such companies, Gleacher considered factors such as the focus of the comparable companies' businesses as well as such companies' current and projected operating performance relative to the Reorganized Debtors and other industry participants. The foregoing valuations also are based on a number of additional assumptions, including a successful reorganization of the Reorganized Debtors' business and finances in a timely manner, the achievement of the forecasts reflected in the Projections, the amount of available Cash and/or borrowing capacity available at the Effective Date, the continuation of current market conditions through the Effective Date, and the Plan becoming effective in accordance with its terms.

           In connection with the analysis of the value of the Reorganized Debtors, Gleacher (i) reviewed certain historical financial information of the Debtors for recent years, (ii) reviewed the Projections and the assumptions underlying them, (iii) reviewed certain internal financial and operating data of the Debtors, (iv) met with certain members of management to discuss the Debtors' operations and future prospects (including the operational changes contemplated by the Projections), (v) reviewed publicly available financial data and (vi) considered certain economic conditions and industry information relevant to the Debtors' operating business and conducted such other analyses as Gleacher deemed appropriate.

           As noted above, Gleacher assumed and relied on the accuracy and completeness of all financial and other information that was provided to or discussed with it by the Debtors as well as publicly available information, and did not assume any responsibility for independently verifying this information. Gleacher also assumed that all financial information and analysis (including the Projections) provided by the Debtors were prepared in good faith and on bases reflecting the best currently available judgments and estimates of management of the Debtors.

           Gleacher has not expressed and is not expressing any opinion with respect to the financial information, analyses and forecasts provided by the Debtors or the assumptions on which they are based.

           In addition, Gleacher has not made or obtained an independent valuation or appraisal of the assets or liabilities of the Reorganized Debtors, and no such independent valuation or appraisal was provided to Gleacher in connection with the valuation analysis.

           The valuation analysis prepared by Gleacher is based on economic and market conditions as they existed and could be evaluated as of August 18, 2003. The Reorganization Value represents a hypothetical going-concern value for the Reorganized Debtors. It was calculated solely for the purpose of determining value available for distribution to creditors under the Plan and evaluating whether the plan satisfied the "best interests test" under section 1129(a)(7) of the Bankruptcy Code as well as establishing a reasonable estimate of the initial stockholders' equity for fresh-start accounting. The Reorganization Value does not purport to reflect or constitute an appraisal, a liquidation value or an estimate of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan. The value of the Debtors' business is subject to uncertainties and contingencies that are difficult to predict. Consequently, the Reorganization Value is not necessarily indicative of any actual value, which may be significantly more or less favorable than the value set forth herein.

           Additionally, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, conditions in the financial markets, the anticipated initial securities holdings of pre-petition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors' history in chapter 11, conditions affecting the Debtors' competitors or the industry generally in which the Debtors participate or by other factors not possible to predict. Accordingly, the Reorganization Value does not necessarily reflect, and should not be construed as reflecting, any value that will be attained in the public or private markets. Finally, the Equity Value shown herein is based on the Reorganized Debtors' assumption regarding their capitalization on the Effective Date.

           The valuation set forth herein reflects the assumption that the operating results anticipated by management and reflected in the Projections can be achieved in all material respects, including contract retentions and renewals. To the extent that the valuation is dependent on the Debtors' achievement of the Projections contained in the Disclosure Statement, the valuation should be considered speculative. The valuation also assumes (i) a successful and timely reorganization of the Debtors' capital structure, (ii) the Plan becoming effective in accordance with its proposed terms and (iii) the continuity of the present operating management of the Debtors following consummation of the Plan.

           Because of the uncertainties discussed herein, neither Gleacher nor the Debtors assumes any responsibility for the accuracy of the valuation estimate.

7.         Value of New Warrants

           The Plan contemplates the distribution of New Warrants to holders of Magellan Preferred Stock Interests and Magellan Common Stock Interests. The exercise price of the New Warrants is $69.46, an amount greater than the estimated equity value per share of New Common Stock. The exercise of the New Warrants requires the payment to the Reorganized Debtor of Cash in the amount of the exercise price. While New Warrants may be valued using complex mathematical computations, those computations are based upon highly subjective assumptions, including; among, others, the estimated trading prices of the equity securities into which the New Warrants may be converted and the projected volatility of price movements of those shares. Based on (i) an assumed trading price equal to the assumed midpoint Equity Value of $241.0 million, (ii) a distribution of approximately 10,000,000 shares of New Common Stock and (iii) an estimated trading volatility of between 40% and 60% (based on observed historical trading volatilities of publicly traded companies that are comparable to the Debtors), Gleacher computed the theoretical value of a New Warrant using a variant of a standard computation methodology for the valuation of warrants of $7.96. The value of a New Warrant is estimated to be in a range from, $5.46 to $10.46 per New Warrant. The aggregate value of the New Warrants is estimated to be in a range from $1.4 million to $2.6 million, with a midpoint of $2.0 million.

           THERE CAN BE NO ASSURANCE THAT THE NEW COMMON STOCK WILL TRADE AT THE ESTIMATED EQUITY VALUE PER SHARE, THAT THE TRADING VOLATILITY OF THE NEW COMMON STOCK WILL BE PERCEIVED TO BE IN A RANGE OF 40% TO 60%, OR THAT THE MARKET VALUE OF THE NEW WARRANTS WILL BE IN THE RANGE DESCRIBED ABOVE. IN ADDITION, THE MATHEMATICAL COMPUTATION METHODOLOGY USED DOES NOT ACCOUNT FOR THE POTENTIAL DILUTIVE IMPACT OF THE NEW WARRANTS AND THE OTHER OPTIONS AND WARRANTS CONTEMPLATED BY THE PLAN. ACTUAL TRADING VALUES FOR NEW WARRANTS FREQUENTLY DIFFER MATERIALLY FROM THOSE VALUES DERIVED FROM MATHEMATICAL COMPUTATIONS. ACCORDINGLY, THE FOREGOING COMPUTATION OF VALUE CANNOT BE RELIED UPON AS A MEASURE OF REALIZABLE VALUE OF THE NEW WARRANTS.

           THE VALUATIONS HEREIN REPRESENT ESTIMATED GOING-CONCERN VALUES AND NEW WARRANT VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUES AND NEW WARRANT VALUES ASCRIBED IN THE ANALYSIS DO NOT PURPORT TO BE ESTIMATES OF THE POST-REORGANIZATION MARKET TRADING VALUES. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE EQUITY VALUE AND NEW WARRANT VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

                                       V.

                 BUSINESS DESCRIPTION AND REASONS FOR CHAPTER 11

A.         THE DEBTORS' BUSINESSES

           The Debtors are currently engaged in the behavioral managed healthcare business. Magellan is the country's leading behavioral managed care organization, with approximately 68 million covered lives. Magellan's customers include health plans, government agencies, unions, and corporations. Additional detail on the Debtors' operations and business segments can be found in its Form 10-KA for the year 2002, filed on January 23, 2003, and its quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003, respectively, with the Securities and Exchange Commission. These documents are attached hereto as exhibits and may be obtained from the Securities and Exchange Commission, including at their EDGAR website www.sec.gov or commercially at such websites as www.freeedgar.com. The Debtors' monthly operating reports are available on the Bankruptcy Court's Electronic Case Filing System which can be found at www.nysb.uscourts.gov, the official website for the Bankruptcy Court, and at www.magellanhealth.com.


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1.         Description of Business

           Magellan and its subsidiaries (collectively, for this subparagraph 2, "Magellan") are currently engaged in the behavioral managed healthcare business. Magellan, a public company organized under the laws of Delaware, is the ultimate parent of the Magellan family of companies. Within the behavioral managed healthcare business, Magellan operates in the following four segments, based on the services it provides and the customers that it serves: (i) Workplace Group ("Workplace"); (ii) Health Plan Solutions Group ("Health Plans"); (iii) Public Solutions Group ("Public"); and (iv) Corporate and Other. Workplace provides, primarily to employers, EAP assessment and referral services and integrated products that combine EAP with risk-based or ASO managed behavioral healthcare services. Health Plans provides risk-based and ASO products to health plan beneficiaries through contracts with managed care companies, health insurance companies and other health plans. Public provides risk-based and ASO products to Medicaid beneficiaries through contracts with State or local government agencies. Corporate and Other mainly provides administrative support to the other segments.

           According to enrollment data reported in Open Minds, Magellan is the nation's largest provider of behavioral managed healthcare services. As of December 31, 2002, Magellan had approximately 67.4 million covered lives under behavioral managed healthcare contracts and managed behavioral healthcare programs for approximately 2,300 customers. Through their current network of approximately 48,000 providers (including treatment facilities), Magellan manages behavioral healthcare programs for HMOs, Blue Cross/Blue Shield organizations and other insurance companies, corporations, federal, state and local governmental agencies, labor unions and various state Medicaid programs. Magellan believes it has the largest and most comprehensive behavioral healthcare provider network in the United States.

           The Debtors' professional care managers coordinate and manage the delivery of behavioral healthcare treatment services through the Debtors' network of providers, which includes psychiatrists, psychologists, licensed clinical social workers, marriage and family therapists and licensed clinical professional counselors. The treatment services provided by the Debtors' behavioral provider network include outpatient programs (such as counseling and therapy), intermediate care programs (such as sub-acute emergency care, intensive outpatient programs and partial hospitalization services), inpatient treatment services and alternative care services (such as residential treatment, home and community-based programs and rehabilitative and support services). Magellan provides these services through: (i) risk-based products; (ii) EAPs;
(iii) ASO products and (iv) products that combine features of some or all of these products. Under risk-based products, Magellan and its subsidiaries arrange for the provision of a full range of behavioral healthcare services for beneficiaries of their customers' healthcare benefit plans through fee arrangements under which Magellan assumes all or a portion of the responsibility for the cost of providing such services in exchange for a fixed per member per month fee. Under EAPs, Magellan and its subsidiaries provide assessment services to employees and dependents of their customers, and if required, referral services to the appropriate behavioral healthcare service provider. Magellan and its subsidiaries are responsible for the cost of referred services. Under ASO products, Magellan provides services such as utilization review, claims administration and provider network management. Magellan does not assume the responsibility for the cost of providing behavioral healthcare services pursuant to their ASO products.

B.         EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

           During 2002, the Debtors' operating performance deteriorated primarily due to a loss of revenue from their service contract with Aetna. Pursuant to the Aetna Master Service Agreement, the Debtors manage the behavioral health care for substantially all of Aetna's members in exchange for a per member per month fee from Aetna. Aetna's membership declined in 2002 due


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to certain initiatives by Aetna to withdraw from certain businesses (which was permitted under, and did not constitute a breach of, the terms of the Aetna Master Services Agreement). Accordingly, the Debtors' revenues decreased.

           Another key factor was the increase in the cost of care, which affects the Debtors' profitability in their risk-based business. Risk-based business represented approximately 51% of the covered lives of Magellan and its subsidiaries (including its Debtor and non-Debtor subsidiaries) as of September 30, 2002 and 87.7% of their revenue for the fiscal year ended September 30, 2002. Under the Debtors' risk-based business, the Debtors are responsible for the cost of the behavioral health care incurred by their customers' members in exchange for a fixed per member per month fee from the customers. In late 2001 and early 2002, the Debtors began to experience increases in the cost of such care due to several factors, including increased usage of behavioral health benefits by the members. The rising costs of care per member and the relatively fixed revenue per member resulted in a decrease in profitability for the Debtors. The Debtors attempted and continue to attempt to seek rate increases from their customers; however, many of the Debtors' contracts are multi-year contracts and, therefore, the opportunities to re-price the contracts are limited. In addition, competition and other factors have limited the Debtors' ability to obtain rate increases that match the cost of care increases.

           As a result of these and other factors, the Debtors' profitability, and cash flow from operations, decreased significantly. The Debtors determined in the Spring of 2002 that the lower level of cash flow from operations would not be sufficient to satisfy their non-operating obligations, including principal payments on the debt, contingent purchase price and earn-out obligations with respect to certain acquisitions and capital expenditures necessary to maintain their intellectual property and other operating infrastructure. Consequently, at that time, the Debtors attempted to refinance their secured obligations under the Senior Secured Credit Agreement with debt that provided more flexibility in financial covenants to account for the lower level of earnings and more liquidity in terms of principal amortization. The Debtors, however, were not able to obtain refinancing in amounts and with appropriate terms that would provide the necessary relief.

           Recognizing the constraints their debt structure placed upon the Debtors' ability to effectively operate their businesses and maximize value, beginning in late 2002, the Debtors began discussions with an ad hoc committee of the holders of the Senior Notes and the Senior Subordinated Notes, as well as their professionals, regarding the terms of a capital restructuring. Houlihan Lokey acted as the financial advisor to the Informal Committee and Akin Gump Strauss Hauer & Feld LLP acted as the legal advisor to the Informal Committee. Shortly thereafter, the Debtors also began to engage in discussions with the Senior Lenders and Aetna, and their respective professionals, with respect to the same matter. Alvarez & Marsal acts as financial advisors to the Administrative Agent under the Senior Secured Credit Agreement, Wachtell, Lipton, Rosen & Katz and Cravath, Swaine & Moore LLP act as legal advisors to the Administrative Agent under the Senior Secured Credit Agreement, and Davis Polk & Wardwell acts as legal advisor to Aetna.

           In the fourth quarter of fiscal 2002, the Debtors announced that they most likely would not meet, as of September 30, 2002, one or more of their financial covenants under the Senior Secured Credit Agreement. As a result and in furtherance of the restructuring effort, the Debtors approached the Lenders under the Senior Secured Credit Agreement for a waiver. On October 25, 2002, Magellan entered into an agreement with its Lenders that provided for, among other things, waivers of financial covenants under the Senior Secured Credit Agreement (collectively, the "October Waiver"). The October Waiver provided Magellan with a waiver through December 31, 2002 of any event of default that may exist as a result of the failure of Magellan to comply with any of the financial covenant requirements for the fiscal quarter ended September 30, 2002.


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           On January 1, 2003, Magellan entered into an amendment and waiver
(the "January Waiver") which continued the agreements contained in the October Waiver, as well as waiving any events of default triggered by Magellan's failure to satisfy financial covenants for the quarter ended December 31, 2002, through and including January 15, 2003. In addition, the January Waiver amended the Senior Secured Credit Agreement by eliminating the LIBOR interest rate option for any loans which are incurred or rolled over after January 1, 2003. As a result of the loss of the LIBOR interest rate option, Magellan's interest expense under the Senior Secured Credit Agreement increased.

           On January 10, 2003, the State of Tennessee obtained an order to seize possession and control of the assets of one of the Debtors' non-Debtor subsidiaries, causing Magellan to default under another provision of the Senior Secured Credit Agreement. This additional default resulted in an automatic acceleration of Magellan's obligations under the Senior Secured Credit Agreement. The automatic acceleration of the obligations under the Senior Secured Credit Agreement also constituted a default under the Senior Notes and the Senior Subordinated Notes.

           As a result of the default and automatic acceleration of Magellan's obligations under the Senior Secured Credit Agreement, Magellan had no ability to access any credit thereunder absent a further waiver by 100% of the Lenders. Regrettably, the Debtors were unable to obtain such a waiver as a result of their unwillingness to succumb to the demands of two Lenders who insisted upon not only a permanent 2.00% increase in the interest rate under the Senior Secured Credit Agreement, but also that the Lenders receive a waiver fee equal to $2.7 million as a condition to agreeing to merely a two week waiver. Notably, when the Debtors advised the Administrative Agent under the Senior Secured Credit Agreement of, among other things, the total unreasonableness of the $2.7 million fee request, the response by the two Lenders was to increase the demand for a waiver fee from $2.7 million to $13.5 million. The order to seize possession and control of the assets of one of the Debtors' non-Debtor subsidiaries obtained by the State of Tennessee was withdrawn in February, 2003.

           Although the Debtors were hopeful that they could achieve, and indeed made substantial progress toward, a consensus with all of their Lenders with respect to a comprehensive restructuring to be implemented pursuant to a plan of reorganization, it became apparent that, because of continuing unconscionable demands by the same two Lenders, such a result would not be achievable. Nevertheless, the Administrative Agent under the Senior Secured Credit Agreement, as well as the Senior Lenders holding approximately 47.5% of the obligations under Senior Secured Credit Agreement (including the administrative agent), executed agreements, pursuant to which they have agreed to vote for a plan of reorganization which is similar to the Plan. In addition, 52% of the holders of the Subordinated Notes and 35% of the holders of the Senior Notes have also executed agreements, pursuant to which they have agreed to vote for a plan of reorganization which is similar the Plan. These agreements were executed prior to the Commencement Date. The lock-up and voting agreements executed by certain Senior Lenders are not binding on the parties thereto because the Plan is not materially consistent with the term sheet attached thereto. In addition, all of the lock-up and voting agreements referred to above are terminable by the Senior Lenders or the holders of Senior Notes or Subordinated Notes party thereto because the Bankruptcy Court did not approve this Disclosure Statement on or before June 30, 2003. In formulating the Plan, Reorganized Magellan had significant discussions with the Administrative Agent and the Creditors Committee and the Plan is product of those discussions.

           In addition, as a result of substantial negotiations with Aetna, in connection with the Plan, the Debtors and Aetna have entered into the Aetna Amended MSA, which would have expired pursuant to its terms on December 31, 2003, and a settlement of the Debtors' obligation to pay Aetna the approximately $60 million owed. As provided in the Plan, the Aetna Amended MSA, which was executed prior to the Commencement Date by all of the relevant Debtors, provides


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for, among other things, (i) a two year extension of the Master Services
Agreement (to and including December 31, 2005), (ii) an option for Aetna to purchase certain Aetna-dedicated business units on December 31, 2005 (the assets and business subject to such option shall be agreed to by the parties) for a purchase price of $30 million plus $500 per outpatient provider, $2,500 per facility that provides partial hospitalization or intermediate care and $5,000 per facility providing inpatient care, in each case, that becomes part of the Aetna network, and (iii) in connection with the settlement of the $60 million owed to Aetna, a cash payment by the Debtors to Aetna in the amount of $15 million plus a note for the balance owed and certain accrued interest. The exercise of such purchase option is subject to the limitations set forth in the New Senior Secured Credit Agreement. The extension of the existing services agreement and the settlement of the $60 million obligation are integral components of the Plan.

           In order to fulfill the condition to confirmation and consummation as specified in the original plan of reorganization filed with the Bankruptcy Court on March 11, 2003 that the Debtors realize not less than $50 million in proceeds (and $47.5 million in net proceeds) from an equity or debt investment, prior to the Commencement Date, the Debtors sought a commitment from their primary creditor constituencies, as well as a third party investor, the Equity Investor, for an equity and/or debt infusion to be made in conjunction with the effectiveness of the Plan. Because the Equity Investor required more time to complete its due diligence, it was unable to provide the Debtors with a commitment letter at that time. The Debtors did, however, receive two definitive proposals to provide financing in connection with the consummation of the restructuring, the most favorable of which was made by Amalgamated Gadget, L.P. ("AG") and Pequot Capital Management, Inc. ("PCM" and, together with AG, the "Initial Investors"), both on behalf of certain managed funds and accounts.

           After extensive negotiation with the Initial Investors, the Debtors and the Initial Investors reached an agreement on the terms and provisions of an investment that was set forth in a commitment letter dated March 10, 2003 (the "PCM/AG Equity Commitment Letter"). See section II.I.5 herein. The PCM/AG Equity Commitment Letter also provides for indemnification obligations, expense reimbursement and the payment of various fees, including a break-up fee of $1 million and a commitment fee of $1.5 million, of which $750,000 was previously paid on March 11, 2003. On April 4, 2003, the Court granted approval of the PCM/AG Equity Commitment Letter and, specifically, the break-up fee, indemnification, expense reimbursement obligation and commitment fee contained therein.

           The Debtors nevertheless continued to have discussions with the Equity Investor and other potential third-party investors regarding a proposal that would be even more favorable to the Debtors and their creditors. After completing its due diligence and engaging in extensive negotiations with the Debtors, on May 21, 2003, the Equity Investor presented the Debtors with a funding commitment, pursuant to which the Equity Investor agreed to provide the Debtors with, among other things, a commitment to purchase up to $200 million of common stock of Reorganized Magellan in conjunction with the consummation of a plan of reorganization.

           In June and July of 2003, the Debtors conducted an informal auction process, pursuant to which Amalgamated and the Equity Investor bid. At the conclusion of such process, the final bid by the Equity Investor was supported by the board of directors of Magellan and the Official Committee. In selecting the bid of the Equity Investor, the Board of Directors considered, among other factors, the Equity Investor's strength as a strategic investor. As a result, the Debtors and the Equity Investor entered into the Equity Commitment Letter. Such letter was approved on July 14, 2003. The terms of that letter are embodied in the Plan. In addition, the Equity Commitment Letter provides for the payment of various fees, indemnification and expense reimbursement. See II.I.6.


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C.         EXIT FINANCING

           Although the Debtors consider the terms of the New Secured Credit Agreement fair and reasonable and believe that they can successfully reorganize by entering into the New Senior Secured Credit Agreement, they, nevertheless, continued to explore the possibility of obtaining exit financing that would effectively replace the New Senior Secured Credit Agreement under terms that are more favorable. In connection therewith, the Debtors engaged in various discussions and negotiations with certain financial institutions regarding their expected financing needs upon the Effective Date. The Debtors determined that they would require financing in the form of a secured credit facility in the amount of approximately $230 million that could be utilized to refinance the outstanding balance under the Senior Secured Credit Agreement, fund certain costs and expenses directly associated with emerging from chapter 11, support letters of credit and provide for general working capital requirements and general corporate purposes.

           In furtherance of the foregoing, the Debtors engaged in negotiations with DBSI with respect to proposed exit financing that would provide them with the financing necessary to refinance their obligations under the Senior Secured Credit Facility on terms more favorable than the New Senior Secured Credit Agreement proposed in the Plan.

           On July 31, 2003, DB and Magellan entered into the Exit Financing Commitment Letter, dated July 31, 2003, and an Exit Financing Fee Letter, dated July 31, 2003. Pursuant to the terms of the Exit Financing Commitment Letter, DB has committed to provide the Debtors with the Exit Financing in an aggregate amount of up to $230 million in connection with the Debtors' emergence from chapter 11 and to act as administrative agent for the facility. In addition, DBSI has agreed to act as the sole lead arranger and sole book running manager with respect to such Exit Financing.

           The Exit Financing is subject to the terms of the Aetna Amended MSA, which provides that the Reorganized Debtors shall not, and shall cause each of their affiliates not to, enter into or to agree or commit to enter into any financing arrangement, or other agreement, contract, arrangement or other transaction that would (A) result in the imposition or continuance of any lien on any of the Purchased Assets (as defined in the Aetna Asset Purchase Agreement) which would not be released upon the sale of the Purchased Assets to Aetna or (B) prevent, alter or delay or conflict with any of the transactions contemplated by the Aetna Amended MSA or the Aetna Asset Purchase Agreement. The obligations of Reorganized Magellan under the Aetna Purchase Option and the New Aetna Note will be guaranteed by those subsidiaries of Reorganized Magellan as are guaranteeing the New Facilities or the Exit Financing, as the case may be (which guaranty will be subordinated to the New Facilities or the Exit Financing, as the case may be (and any guarantees thereof), on terms that are satisfactory to the Administrative Agent (or the administrative agent under the Exit Financing) and Aetna) and secured by a "silent" second priority lien (i.e., a junior lien with only limited rights and remedies as to the collateral, on terms that are satisfactory to the Administrative Agent (or the administrative agent under the Exit Financing) and Aetna) on the assets of Reorganized Magellan and its subsidiaries which will secure the New Senior Secured Obligations or the Exit Financing.

           The commitments of DB under the Exit Financing Commitment Letter terminate on the earliest of (i) September 15, 2003, unless on or prior to such date the Bankruptcy Court has entered an order approving the Commitment Letter,
(ii) November 15, 2003, unless on or prior to such date the Bankruptcy Court has entered an order confirming the Plan, and (iii) December 15, 2003, unless the Transaction has been consummated and initial borrowings under the Exit Financing have occurred. The commitments of DB under the Exit Financing Commitment Letter are also subject to a number of conditions precedent that are usual and customary for these types of facilities plus, among others, the following conditions: (a) All obligations in respect of the Exit Financing shall be


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"senior debt" for the purposes of the New Aetna Note (as defined in the Plan);
(b) Magellan shall have received at least $100 million of gross cash proceeds from the Equity Offering and Investment. In addition to the proceeds from the Term Loan and the Equity Offering, Magellan shall have sufficient cash to make all cash payments required to be made under the Plan and shall have at least $65 million of cash after making all cash payments required to be made pursuant to the Plan; (c) After consummation, the Debtors shall have no outstanding preferred equity, indebtedness or contingent liabilities, except for (i) indebtedness incurred pursuant to the Exit Financing, (ii) up to $300 million in New Notes (as such amount may be reduced as provided in the Exit Financing Commitment Letter), (iii) the New Aetna Note in the amount of approximately $47.8 million and (iv) certain other debt and other liabilities that will be assumed pursuant to the Plan; (d) the Plan shall have been approved by the Bankruptcy Court, the order confirming the Plan shall not be subject to any stay, and all conditions precedent to the effectiveness of the Plan shall have occurred; and (e) there shall have been no material adverse change to Magellan and its subsidiaries since March 31, 2003. As a result of these conditions, there can be no assurance that the Debtors will consummated the Exit Financing.

D.         BUSINESS WITH AETNA

           On December 4, 1997, Magellan consummated the purchase of Human Affairs International, Incorporated ("HAI"), formerly a unit of Aetna, for approximately $122.1 million, which Magellan funded from cash on hand. HAI managed behavioral healthcare programs primarily through employee assistance programs ("EAPs") and other behavioral managed healthcare plans. At such time, Aetna entered the Aetna Service Agreement as of August 5, 1997, which was later amended by the First Amendment to Master Services Agreement, dated December 4, 1997, between Magellan, Aetna and HAI. For the past three years, the revenues derived from the Aetna Service Agreement have been $283.7 million, $315.6 million and $250.3 million in fiscal years 2001, 2002 and 2003, respectively.

           Pursuant to Section 7 of the Aetna Master Service Agreement, Magellan was required to make additional contingent payments of up to $60.0 million annually to Aetna through 2003 which amount constitutes the Aetna Claim. The last payment was due February 15, 2003. The Debtors did not make such payment. Prior to the execution of the Aetna Amended MSA, the Aetna Master Service Agreement would have expired on December 31, 2003. Prior to the Commencement Date, Magellan sought an extension of the Aetna Master Service Agreement.

           Magellan and Aetna had extensive prepetition discussions relating to the extension of the Aetna Master Service Agreement and the settlement of the Aetna Claim. On March 11, 2003, prior to the filing of the petitions in these Reorganization Cases, Aetna and the Debtors entered into the Aetna Amended MSA. The Aetna Amended MSA required Magellan (and the other Debtors to the extent a party thereto) to obtain the Bankruptcy Court's authorization and approval to assume the Aetna Amended MSA within 60 days of the Commencement Date. The Aetna Amended MSA was approved and assumed pursuant to an Order of the Bankruptcy Court dated April 23, 2003. Pursuant to the terms of the Aetna Amended MSA and the Plan, on the Effective Date, Aetna, as the holder of the Aetna Claim, which Claim is irrevocably deemed Allowed under the Plan, shall receive, on account of such Claim and on account of Aetna's rights under the Aetna Amended MSA: (a) $15 million in Cash, (b) the New Aetna Note, in the principal amount of $45 million plus an amount equal to interest on $60 million from February 15, 2003 through and including the Effective Date at the interest rate set forth in the New Aetna Note, (c) the New Aetna Warrant and (d) the rights provided for under the Aetna Registration Rights Agreement. Moreover, the Confirmation Order shall confirm that the Aetna Amended MSA and all documents and instruments related thereto (which documents were previously assumed by the Debtors pursuant to an Order of the Bankruptcy Court) shall be binding on the Reorganized Debtors.


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           The Debtors believe that the settlement of the Aetna Claim is, and execution of the Aetna Amended MSA was, fair and reasonable.

E.         PENDING LITIGATION AND OTHER PROCEEDINGS

1.         In General

           The management and administration of the delivery of behavioral managed healthcare services, and the direct provision of behavioral healthcare treatment services, entail significant risks of liability. From time to time, the Debtors are subject to various actions and claims arising from the acts or omissions of their employees, network providers or other parties. In the normal course of business, the Debtors receive reports relating to suicides and other serious incidents involving patients enrolled in their programs. Such incidents occasionally give rise to malpractice, professional negligence and other related actions and claims against the Debtors or their network providers. As the number of lives covered by the Debtors grows and the number of providers under contract increases, actions and claims against the Debtors (and, in turn, possible legal liability) predicated on malpractice, professional negligence or other related legal theories can be expected to increase. Many of these actions and claims received by the Debtors seek substantial damages and therefore require the defendant to incur significant fees and costs related to their defense. To date, claims and actions against the Debtors alleging professional negligence have not resulted in material liabilities and the Debtors do not believe that any such pending action against it will have a material adverse effect on the Debtors. However, there can be no assurance that pending or future actions or claims for professional liability (including any judgments, settlements or costs associated therewith) will not have a material adverse effect on the Debtors.

           To the extent the Debtors' customers are entitled to indemnification under their contracts with the Debtors relating to liabilities they incur arising from the operation of the Debtors' programs, such indemnification may not be covered under the Debtors' insurance policies. In addition, to the extent that certain actions and claims seek punitive and compensatory damages arising from alleged intentional misconduct by the Debtors, such damages, if awarded, may not be covered, in whole or in part, by the Debtors' insurance policies.

           From time to time, the Debtors receive notifications from and engage in discussions with various governmental agencies concerning their respective managed care businesses and operations. As a result of these contacts with regulators, the Debtors in many instances implement changes to their operations, revise their filings with such agencies and/or seek additional licenses to conduct their business. In recent years, in response to governmental agency inquiries or discussions with regulators, the Debtors have determined to seek licensure as a single service HMO, TPA or utilization review agent in one or more jurisdictions.

2.         OIG Claims

           The healthcare industry is subject to numerous laws and regulations. The subjects of such laws and regulations include, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Over the past several years, government activity has increased with respect to investigations and/or allegations concerning possible violations of fraud and abuse and false claims statutes and/or regulations by healthcare providers. Entities that are found to have violated these laws and regulations may be excluded from participating in government healthcare programs, subjected to fines or penalties or required to repay amounts received from the government for previously billed patient services. The Office of the Inspector General of the Department of Health and Human Services ("OIG") and the United States Department of Justice ("Department of Justice") and certain other


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governmental agencies are currently conducting inquiries and/or investigations regarding the compliance by the Debtors and certain of their affiliates with such laws and regulations. Certain of the inquiries relate to the operations and business practices of the Psychiatric Hospital Facilities prior to the consummation of the Crescent transactions in June 1997. The Department of Justice has indicated that its inquiries are based on its belief that the federal government has certain civil and administrative causes of action under the Civil False Claims Act, the Civil Monetary Penalties Law, other federal statutes and the common law arising from the participation in federal health benefit programs of the Psychiatric Hospital Facilities nationwide. The Department of Justice inquiries relate to the following matters: (i) Medicare cost reports; (ii) Medicaid cost statements; (iii) supplemental applications to CHAMPUS/TRICARE based on Medicare cost reports; (iv) medical necessity of services to patients and admissions; (v) failure to provide medically necessary treatment or admissions; and (vi) submission of claims to government payors for inpatient and outpatient psychiatric services. No amounts related to such proposed causes of action have yet been specified.

           The Debtors have been in extensive negotiations with the Department of Justice concerning this Claim. Magellan believes that it will settle this Claim prior to Confirmation.

3.         Wachovia

           On or about August 4, 2000, Magellan was served with a lawsuit filed by Wachovia Bank, N.A. ("Wachovia") in the Court of Common Pleas of Richland County, South Carolina, seeking recovery under the indemnification provisions of an Engagement Letter between South Carolina National Bank (now Wachovia) and Magellan and the Employee Stock Ownership Plan ("ESOP") Trust Agreement between South Carolina National Bank (now Wachovia) and Magellan for losses sustained in a settlement entered into by Wachovia with the United States Department of Labor ("DOL") in connection with the ESOP's purchase of stock of Magellan in 1990 while Wachovia served as ESOP Trustee. The participants of the ESOP were primarily employees who worked in the Debtors' healthcare provider and franchising segments. Magellan subsequently removed the case to the United States District Court for the District of South Carolina (Case No. 3:00-CV-02664). Wachovia also alleges fraud, negligent misrepresentation and other claims, and asserts losses of $30 million from the settlement with the DOL (plus costs and interest which amount to approximately $10 million). During the second quarter of fiscal 2001, the court entered an order dismissing all of the claims asserted by Wachovia, with the exception of the contractual indemnification portion of the claim. Magellan disputes Wachovia's claims and has been vigorously contesting such claims. During November 2002, Magellan's Board of Directors rejected a proposed settlement of this claim that had been reached as a result of a court-ordered mediation. This litigation has been partially stayed as a consequence of the commencement of the Reorganization Cases. The Debtors believe, however, that such claims constitute prepetition Other General Unsecured Claims and, to the extent Allowed, will be in Class 9 under the Plan.

4.         RICO and ERISA Class Actions

           On October 26, 2000, two class action complaints (the "Class Actions") were filed against Magellan Health Services, Inc. and Magellan Behavioral Health, Inc. (the "Defendants") in the United States District Court for the Eastern District of Missouri under the Racketeer Influenced and Corrupt Organizations Act ("RICO") and ERISA. The class representatives purport to bring the actions on behalf of a nationwide class of individuals whose behavioral health benefits have been provided, underwritten and/or arranged by the Defendants since 1996 (RICO class) and 1994 (ERISA class). The complaints allege violations of RICO and ERISA arising out of the Defendants' alleged misrepresentations with respect to and failure to disclose its claims practices, the extent of the benefits coverage and other matters that cause the value of benefits to be less than the value represented to Magellan's members. The complaints seek unspecified compensatory damages, treble damages under RICO, and


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an injunction barring the alleged improper practices, plus interest, costs and attorneys' fees. During the third quarter of fiscal 2001, the court transferred the Class Actions to the United States District Court for the District of Maryland (Case No. L-01-01786). These actions are similar to suits filed against a number of other health care organizations, elements of which have already been dismissed by various courts around the country, including the Maryland court where the Class Actions are now pending. The Debtors believe that the claims asserted in these actions are without merit. This litigation has been stayed as a consequence of the commencement of the Reorganization Cases. The Debtors believe, however, that such claims constitute prepetition Other General Unsecured Claims and, to the extent Allowed, will be in Class 9 under the Plan. No Claim has been filed with respect to the Class Action and therefore Magellan believes that there will be no Allowed Claim with respect thereto.

5.         Tennessee Actions

           On January 10, 2003, the Tennessee Department of Commerce and Insurance (the "Department") sought and received on an ex parte basis an order of seizure (the "Seizure Order") of Tennessee Behavioral Health, Inc. ("TBH"), a Tennessee corporation and wholly-owned non-Debtor subsidiary of Magellan, from the Chancery Court of State of Tennessee (20th Judicial District, Davidson County). TBH continued to operate in the ordinary course of business, subject to approvals of payments and disbursements by the agent appointed by the Commissioner of Commerce and Insurance for the State of Tennessee (the "Commissioner"). On February 12, 2003, TBH reached an agreement with the Tennessee Department of Commerce and Insurance under which the Seizure Order has been lifted. Under the agreement, TBH will operate under an agreed notice of supervision. Both the State of Tennessee and Magellan acknowledge that TBH is now and has been continuously compliant with the State of Tennessee's net worth requirements.

6.         MTS Health Partners, L.P.

           On or about October 30, 2002, MTS Health Partners, L.P. ("MTS") filed an action against Magellan in the United States District Court for the Southern District of New York. In this action, MTS asserts that Magellan breached a contract executed by the parties in June, 2002 pursuant to which MTS was retained to render certain advisory services for Magellan. The complaint in this action seeks damages for breach of contract for monies which Magellan was allegedly required to pay to MTS under the contract. The complaint in this action also seeks damages based upon the theory of quantum meruit. On December 27, 2002, Magellan filed an answer to the complaint in which it denied all material and substantive allegations made against it in the complaint. The answer also asserted counterclaims against MTS for breach of contract and professional negligence, in which Magellan claimed that MTS failed to perform many of its obligations under the contract and act in the best interests of Magellan. Discovery has yet to commence in this action. The Debtors believe that the claims asserted in these actions are without merit. This litigation has been stayed as a consequence of the commencement of the Reorganization Cases. MTS has filed claims against the Debtors in the amount of $12 million plus damages resulting from legal fees in an unliquidated amount. The Debtors believe, however, that such claims constitute prepetition Other General Unsecured Claims and, to the extent Allowed, will be in Class 9 under the Plan.

7.         EPA Claims

           The United States Environmental Protection Agency (the "EPA") has identified Charter Baywood Hospital ("Baywood Hospital") and related entities in Long Beach, California as potentially responsible parties in connection with the Casmalia Disposal Site, a Superfund site located in Santa Barbara County, California. The EPA has asserted that in 1986 and 1987, Baywood Hospital sent in excess of 500,000 pounds of hazardous waste to the Casmalia Disposal Site. The EPA has asserted liability under the Resource Conservation and Recovery Act (42 U.S.C. Sect. 6901 et. seq.) and/or the Comprehensive Environmental Response,


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Compensation, and Liability Act (42 U.S.C. Sect. 6901 et. seq.) The Debtors
believe that all of the waste disposed of by the Baywood Hospital was not hazardous waste, and therefore there is no liability under environmental law.

           The Debtors have been in extensive discussions with the EPA and the Debtors believe that a settlement will be reached with the EPA prior to the Confirmation Date.

8.         Normal Course Litigation

           The Debtors also are subject to or party to other litigation, claims, and civil suits relating to their operations and business practices. All of such litigation has been stayed as a consequence of the commencement of the Reorganization Cases. The Debtors believe, however, that such claims constitute prepetition Other General Unsecured Claims and, to the extent Allowed, will be in Class 9 under the Plan.

                                      VI.

                 SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

A.         FILING AND FIRST DAY ORDERS

           On the Commencement Date, the Bankruptcy Court entered certain orders designed to minimize any disruption of the Debtors' business operations and to facilitate their reorganization. Certain of these Orders are described below.

1.         Payment of Providers and Customers

           Because the fundamental nature of the Debtors' business is to provide, or assist in the coordination of, care for their Members through a process of referring their Members to appropriate behavioral health care providers, it is essential to the value of the Debtors' business enterprise that certain critical relationships with the Debtors' mental health Providers and certain physician advisors who evaluate Members' medical necessities (the "Physician Advisors") not be disrupted or impaired. In order to ensure that Providers and Physician Advisors continue to conduct business with the Debtors and continue to provide services to the Debtors' customers, on the Commencement Date, the Debtors requested that the Court grant them authority to satisfy Provider and Physician Advisor Claims (whether pre- or post- Commencement Date) in the ordinary course of business. This request was granted on the Commencement Date.

           Furthermore, because the Debtors' main source of revenue is payment from their customers, it is critical to the Debtors' relationships with their customers that the Debtors continue certain customer practices that were in place prior to the commencement of their chapter 11 cases and make payments of Customer Claims in connection therewith. Such customer practices include providing customers with certain refunds, refundable deposits, profit sharing and reimbursements and paying performance penalties, prepaid contract discounts and claims processing fees (collectively, the "Customer Practices"). In order to maintain customer loyalty, retain exiting customers and continue to attract new customers, the Debtors requested that the Court grant them authority to continue Customer Practices and to pay Customer Claims arising in connection therewith. This request was granted on the Commencement Date.



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2.         Payment of Employee Wages and Benefits

           The Debtors' employees are essential to the continued operation of their businesses and their successful reorganization. Thus, in order to ensure that their relationship with their employees remains intact, the Debtors believe that it is critical that they satisfy all obligations to employees and continue, in the ordinary course, those personnel policies, programs and procedures that were in effect prior to the Commencement Date. Accordingly, on the Commencement Date, the Debtors sought and obtained court approval to, at their discretion, satisfy all obligations to their employees in the ordinary course, including the payment of salaries, wages, benefits and other amounts owed to or with respect to employees, and to continue all employee policies, procedures, and programs.

3.         Cash Management and Bank Accounts

           The Debtors sought approval to continue their centralized cash management system, including funding their non-debtor subsidiaries and affiliates and maintaining their existing bank accounts and business forms. In order to minimize costs and disruption to their businesses, the Debtors sought court approval to continue collecting and disbursing funds in accordance with their prepetition cash management system and to continue to fund certain of the day to day obligations of their subsidiaries and affiliates and to allocate such costs among the various subsidiaries. In addition, the Debtors sought authority to continue to fund non-Debtor affiliates to enable them to continue in existence while the Debtors reorganized. Finally, the Debtors sought authority to maintain their existing bank accounts and business forms in order to avoid the disruption and delay in the Debtors' payroll activities and businesses that would necessarily result from closing the prepetition bank accounts and opening new accounts. All of the foregoing relief was granted by the Bankruptcy Court on the Commencement Date.

4.         Cash Collateral and Adequate Protection

           Because the Debtors did not have available sources of working capital and financing to carry on the operation of their businesses without the use of their cash and other amounts on deposit in the Debtors' bank accounts, on the Commencement Date, the Debtors sought approval to use such cash and such other amounts on deposit in their bank accounts that constituted cash collateral of the Senior Lenders under the Senior Secured Credit Agreement (the "Cash Collateral"). As a result, by Orders dated March 11, 2003 and April 23, 2003, the Bankruptcy Court authorized (i) the Debtors' use of the Cash Collateral and
(ii) the Debtors to provide the Senior Lenders with adequate protection for their use of Cash Collateral in the form of (a) replacement liens, (b) current interest payments on the obligations under the Senior Secured Credit Agreement and (c) the payment of all letter of credit and agent's fees and all reasonable professional fees and expenses of the Senior Lenders' Agent in accordance with the terms of the Senior Secured Credit Agreement. Additionally, the Court ordered that the Senior Lenders are obligated to renew or extend letters of credit outstanding as of the Commencement Date.

5. Injunction of Transfers of Interests and Procedures For Certain Transfers of Interests

           In order to preserve the Debtors' use of net operating loss carryforwards, on the Commencement Date, the Debtors requested that the Court
(i) issue an injunction, imposed, pursuant to sections 362 and 105(a) of the Bankruptcy Code, prohibiting the ownership of such Stock above a certain threshold and (ii) establish procedures to notify holders of existing common stock and preferred stock of Magellan (collectively, the "Stock") of (A) the


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injunction referred to above and (B) the notification procedures that must be satisfied at least 20 days before the transfer of Stock by shareholders who already own stock above a certain threshold. On that date, the Bankruptcy Court entered an order approving of the proposed notice procedures and the injunction.

B.         APPOINTMENT OF THE OFFICIAL COMMITTEE

           On March 17, 2003, the United States Trustee, pursuant to its authority under section 1102 of the Bankruptcy Code, appointed the members of the Official Committee for these chapter 11 cases.

           Since that appointment, the Debtors have consulted with the Official Committee on all matters material to the administration of the chapter 11 cases. The Debtors have also discussed their business operations with the Official Committee and its financial advisors and have sought concurrence of the Official Committee for actions and transactions outside of the ordinary course of business. The Official Committee has participated actively in reviewing the Debtors' business operations, operating performance, and business plan.

           The Official Committee consists of five members. The current members of the Official Committee, and the attorneys, financial advisors, and other professionals retained by the Official Committee, are set forth below:




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      OFFICIAL COMMITTEE MEMBERS

      Bank One Trust Company, N.A., as           Pequot Capital Management, Inc.
      Successor Indenture Trustee
      for the Senior Subordinated Notes.


      HSBC Bank USA as Indenture Trustee         Franklin Advisers, Inc.
      for the Senior Notes.
      Corporate Trust Services

      Oaktree Capital Management, LLC


           The Official Committee has retained the following advisors:

       Counsel                                   Financial Advisors

       Akin Gump Strauss Hauer & Feld LLP        Houlihan Lokey Howard & Zukin
       590 Madison Avenue, 22nd Floor            686 Third Avenue, 15th Floor
       New York, New York 10022                  New York, New York 10017


           Notably, all of the member of the Official Committee were members of the pre-Commencement Date Informal Committee (other than Bank One Trust Company, N.A.).

C.         MOTION TO APPOINT EQUITY COMMITTEE

           On or about April 14, 2003, Bill Fusco, Greg Bunting, Prescott Group Capital Management LLC, Michael Rodeno, and Clayton Henry, each of whom holder Magellan Common Stock, filed a motion requesting that the Bankruptcy Court direct the US Trustee to appoint an official committee of holders of Magellan Common Stock pursuant to section 1102(a)(2) of the Bankruptcy Code (the "Equity Committee Motion"). The Equity Committee Motion was later joined by another holder of Magellan Common Stock, Roger Smith. The Equity Committee Motion was opposed by the U.S. Trustee, the Official Committee and the Debtors and was denied by the Bankruptcy Court on May 9, 2003.

D.         REAL ESTATE ISSUES

1.         Extension of Time to Assume or Reject Unexpired Leases

           Pursuant to section 365(d)(4) of the Bankruptcy Code, the Debtors were required to assume or reject their unexpired leases of nonresidential real property on or before the date that is 60 days following the Commencement Date. Pursuant to an Order dated April 30, 2003, the Bankruptcy Court extended the assumption/rejection deadline to and including the Confirmation Date.

2.         Rejection of Unexpired Leases

           Prior to the Commencement Date, the Debtors initiated an internal operational restructuring program with the goal of decreasing operating costs without reducing the quality of services rendered to their customers. In connection with this program, the Debtors determined to (i) combine several of


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their smaller operations into larger, more efficient, consolidated businesses,
(ii) discontinue certain underperforming lines of business and (iii) close offices in areas where they no longer had a significant customer demand for services. As a result, the Debtors determined to close several of their office locations and reject and/or terminate several unexpired leases and subleases of nonresidential real property related to such locations. Accordingly, pursuant to Orders of the Bankruptcy Court dated April 3, 2003, May 21, 2003, July 24, 2003, and August 1, 2003, the Debtors rejected and/or terminated 34 unexpired real property leases and all related subleases.

3.         Assumption of Five Unexpired Leases

           As a condition to amending five of their unexpired leases of nonresidential real property for properties that are essential to the Debtors' operations, including the lease related to their corporate headquarters, the Debtors were required by the respective landlords to assume such leases. Pursuant to Orders dated May 21, 2003, July 14, 2003, and August 1, 2003, the Bankruptcy Court approved of the Debtors' assumption of the five leases.

E.         CLAIMS PROCESS AND BAR DATE

1.         Schedules and Statements

           On April 23, 2003, the Debtors filed with the Bankruptcy Court statements of financial affairs, schedules of assets and liabilities and schedules of executory contracts and unexpired leases (collectively, the "Schedules and Statements"). On May 1, 2003 and May 8, 2003, certain of the Schedules and Statements were amended to correct an inadvertent error in listing certain of the Debtors' chapter 11 case numbers.

2.          Bar Date

           On May 9, 2003, the Debtors filed a motion requesting that, pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court fix June 20, 2003 as the date by which proofs of claim are required to be filed in the Reorganization Cases (the "Bar Date Motion"). By order dated May 19, 2003 (the "Bar Date Order"), June 27, 2003 (the "Bar Date") was fixed as the last date by which proofs of claim must be filed in order to share in the distributions in connection with the Plan. Notice of the Bar Date and the obligation to file proofs of claim was given as provided in the Bar Date Order including publication thereof.

F.         ASSET SALES

1.         Sale of Property in New Mexico

           Charter Hospital of Santa Teresa, Inc., one of the Debtors in these chapter 11 cases, was the owner of certain nonresidential real property and personal property located in the County of Dona Ana, New Mexico. The property had previously been used as a psychiatric hospital, but was closed five years ago when the Debtors determined to cease operations at all of their psychiatric hospitals. The Debtors have been marketing the property since that time. Pursuant to an Order dated April 30, 2003, the Debtors obtained Bankruptcy Court approval to sell the property in New Mexico for an aggregate of $1.8 million.

2.         Sale of Nurse Access Business

           Care Management Resources, Inc. (doing business as Magellan Nurse Access, "MNA"), one of the Debtors in these chapter 11 cases, was a nurse advisory business with call centers located in Columbia, Maryland and St. Louis, Missouri that provided 24 hour telephonic nursing advisory services to its


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clients. Because MNA was not a profitable operation, as part of the Debtors'
strategy to dispose of unprofitable non-core businesses, the Debtors determined to cease operation of the MNA business. Pursuant to an Order of the Court dated April 30, 2003, the Debtors obtained Court approval to sell substantially all of the assets of MNA for, among other things, $221,604.09 in cash, subject to certain price reductions.

3.         Sale of Unused Parcel of Land

           Charter Medical-Clayton County ("Charter"), a subsidiary of Magellan and a Debtor in these cases, acquired an unused parcel of land (approximately
3.3 acres) located in Clayton, Georgia in 1994. Since that time, Charter has been marketing the property in an effort to sell it. Pursuant to an Order of the Court, dated July 31, 2003, the Debtors obtained Court approval to sell the property for $297,000 in cash, subject to certain adjustments and the payment of a broker's fee.

G.         MOTION TO TERMINATE EXCLUSIVITY

           On July 18, 2003, R2 Investments, LDC ("R2") filed a motion seeking to terminate the Debtors' exclusive right to file a plan of reorganization and solicit acceptances thereof so that R2 could file a competing plan of reorganization. R2 proposed a competing plan to be premised on its proposal to backstop a $100 million equity rights offering using an equity value of Reorganized Magellan of $300 million. On August 5, 2003, after a hearing, the Bankruptcy Court denied R2's motion. R2 has stated that it owns approximately $212,500,000 of Senior Subordinated Notes and $29,750,000 of Senior Notes. R2 has also stated it intends to vote against the Plan. If R2 votes to rejct the Plan and, as a result, Class 8 does not accept the Plan, the Debtors intend to, and believe they will be able to, confirm the Plan over the rejection of the Plan by such Class in accordance with Section 1129(b) of the Bankruptcy Code.

H.         OTHER SIGNIFICANT MOTIONS

1.         Motion to Pay Work Fee

           As described above, Deutsche Bank Securities Inc. ("DBSI") is currently in the process of conducting due diligence with respect to providing the Debtors with Exit Financing. In connection therewith, on May 1, 2003, the Debtors filed a Motion requesting authorization from the Bankruptcy Court to (i) pay DBSI a work fee in the amount of $125,000, (ii) under certain circumstances, reimburse DBSI's reasonable out-of-pocket expenses, and (iii) indemnify DBSI with respect to DBSI's due diligence effort with respect to such financing. The Motion was approved by Order of the Bankruptcy Court dated May 23, 2003.

2.         Motion to Make Capital Contribution

           On May 9, 2003, the Debtors filed a Motion requesting Bankruptcy Court authorization to make a capital contribution to Premier Behavioral Systems of Tennessee, LLC, a joint venture affiliate, in the amount of approximately $900,000 in connection with such affiliate's entering into an extension of its operating contract with the State of Tennessee. The Motion was approved by Order of the Bankruptcy Court dated May 29, 2003.

3.         Motion to Enter Into Equity Commitment Letter

           See II.I.6. On July 14, 2003, the Bankruptcy Court approved the Equity Commitment Letter.



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                                      VII.

                       GOVERNANCE OF REORGANIZED MAGELLAN

A.         BOARD OF DIRECTORS

           The number of directors on Reorganized Magellan's Board of Directors shall be fixed at seven (7) whose names shall be disclosed at or prior to the Confirmation Hearing. For purposes of the composition of Reorganized Magellan's initial Board of Directors: (1) one of the board members shall be the chief executive officer of Reorganized Magellan and shall have an initial three year term, (2) one of the board members shall qualify as an independent director and shall be selected by the Equity Investor and shall have a term of two years, (3) one of the board members shall be selected by the Equity Investor and shall have a term of one year (such directors specified in clause (1), (2) and (3), the "Class 1 Directors"); (4) one of the board members shall be the chief operating officer of Reorganized Magellan and shall have an initial term of two years, (5) one of the board members shall be selected by the Equity Investor and shall have a term of one year (such directors specified in clause (4) and (5), the "Class 2 Directors"); and (6) two (2) additional board members having three (3) year terms (each, a "Committee Director") initially shall be selected by the Official Committee of which one shall qualify as an independent director (such directors specified in clause (6), the "Class 3 Directors"). During the three-year period following the Effective Date, the Reorganized Debtors shall not modify the initial terms attributable to the seats on the Board of Directors.

           On and after the Effective Date, Reorganized Magellan's Amended Certificate of Incorporation and Amended Bylaws, shall provide that until the Minimum Hold Condition is not met (i) the holders of the MVS Securities shall
(x) vote as a separate class to elect the three (3) Class 1 Directors and (y) vote together with the holders of the New Common Stock to elect the two (2) Class 2 Directors and (ii) the two (2) Class 3 Directors shall be elected by the holders of New Common Stock voting as a separate class Until the Minimum Hold Condition is no longer met, the holders of the MVS Securities shall be entitled to cast a number of votes equal to the aggregate number of shares of New Common Stock outstanding at the time of any vote. After the Minimum Hold Condition is not met, the MVS Securities shall cease to have any special voting rights (i.e., each share of MVS Securities and New Common Stock shall have one vote per share and shall vote together on all matters submitted to stockholders, including the election of all members of the Board of Directors, as a single class in accordance with applicable law).

           Until the Minimum Hold Condition is not met, all affiliated party transactions between Reorganized Magellan and the Equity Investor or any of its affiliates must be approved by either (i) a majority of the members of Reorganized Magellan's Board of Directors elected by the holders of New Common Stock, voting as a separate class, or (ii) holders of a majority of the New Common Stock, voting as a separate class.

           Reorganized Magellan may not consummate any acquisition of any other business prior to the 210th day following the Effective Date unless a majority of the members of Reorganized Magellan's Board of Directors (not including the two directors appointed by the Equity Investor (a) who are not members of management and (b) who are not independent) approve such acquisition.


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B.         SENIOR MANAGEMENT

           Steven Shulman will be Chief Executive Officer of Reorganized Magellan. The names of other senior members of management will be disclosed on or before confirmation of the Plan.

                                     VIII.

                            OTHER ASPECTS OF THE PLAN

A.         DISTRIBUTIONS

           One of the key concepts under the Bankruptcy Code is that only Claims and Equity Interests that are "allowed" may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions below. In general, an "allowed" Claim or "allowed" Equity Interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the Claim or interest, and the amount thereof, is in fact a valid obligation of the debtor.

           Any Claim that is not a Disputed Claim and for which a proof of claim has been filed is an Allowed Claim. Any Claim that has been listed by any Debtor in such Debtor's schedules of assets and liabilities, as may be amended from time to time, as liquidated in amount and not disputed or contingent is an Allowed Claim in the amount listed in the schedules unless an objection to such Claim has been filed. If the holder of such Claim files a proof of claim in an amount different than the amount set forth on the Debtor's schedules of assets and liabilities, the Claim is an Allowed Claim for the lower of the amount set forth on the Debtor's schedules of assets and liabilities and on the proof of claim and a Disputed Claim for the difference. Any Claim that has been listed in the Debtor's schedules of assets and liabilities as disputed, contingent or not liquidated and for which a proof of claim has been filed is a Disputed Claim. Any Claim for which an objection has been timely interposed is a Disputed Claim. For an explanation of how Disputed Claims will be determined, see section VIII.B.2.

           An objection to any Claim may be interposed by the Debtors within 120 days after the Effective Date or such later date as may be fixed by the Bankruptcy Court. Any Claim for which an objection has been interposed will be an Allowed Claim to the extent the objection is determined in favor of the holder of the Claim.

B.         DISTRIBUTIONS THROUGH AGENTS

           Distributions to the holders of the Senior Secured Lender Claims (Class 1) will be made through the Administrative Agent under the Senior Secured Credit Agreement. Distributions to the holders of the Senior Note Claims (Class
7) and the Senior Subordinated Note Claims (Class 8) will be made through the respective indenture trustees. Distributions to holders of Allowed Other General Unsecured Claims (Class 9) and Allowed Convenience Claims (Class 10) will be made through the Disbursing Agent.

1.         Timing and Conditions of Distributions

(a)        Date of Distribution

           Except as otherwise provided for in the Plan, distributions on account of Allowed Claims will be made on the Effective Date or as soon


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thereafter as practicable or, with respect to a Disputed Claim, only after and to the extent such Claim becomes allowed. Disputed Claims will be treated as set forth below.

(b)        Distributions to Classes 7, 8 and 9.

               (i) On, or as soon as practicable after, the Effective Date, the Disbursing Agent shall distribute the New Notes, New Common Stock, the Cash Distribution Amount, and the Cash payment in respect of the Partial Cash-Out Election to holders of Allowed Claims in Classes 7, 8 and 9, as specified in Section 4 of the Plan in accordance with
          Section 6.3 of the Plan. For the purpose of calculating the Note Claim Percentage, the Other General Unsecured Claim Percentage, the Ratable Proportion of New Common Stock, the Cash Distribution Amount and the Cash payment in respect of the Partial Cash-Out Election to be distributed to the holder of an Allowed Senior Subordinated Note Claim or an Allowed Other General Unsecured Claim, the Reorganized Debtors shall include all Disputed Claims in the aggregate amount of all Allowed Claims either in the amounts asserted by the holders of such Claims or as estimated by the Bankruptcy Court. Notwithstanding the foregoing, the Reorganized Debtors may exclude any or all Insured Claims from such calculation to the extent they determine, in the exercise of their discretion, that sufficient insurance is available to cover such Insured Claims.

               (ii) The Cash Distribution Amount and each holder's entitlement to the Cash payment in respect of the Partial Cash-Out Election shall be calculated as of the Effective Date and shall not be recalculated after the Effective Date.

               (iii) On, or as soon as practicable after, each of the Interim Distribution Dates and the Final Distribution Date (other than in respect of Insured Claims for which insurance coverage is available), Reorganized Magellan shall (i) recalculate the Note Claim Percentage, the Other General Unsecured Claim Percentage, and the Ratable Proportion for each holder of an Allowed Claim in each applicable Class, based on the aggregate amount of Allowed Claims in such Class on such date, (ii) make a distribution of the New Notes, New Common Stock, the Cash Distribution Amount, and the Cash payment in respect of the Partial Cash-Out Election to holders of Disputed Claims that have become Allowed since the Effective Date or the last Interim Distribution Date, as the case may be, and (iii) make a distribution of New Common Stock, to the holders of previously Allowed Senior Subordinated Note Claims in Class 8 and Allowed Other General Unsecured Claims in Class 9, based on the recalculations set forth hereunder, such that after such distributions such holders will have received the shares of New Common Stock they are entitled to under the Plan. Such distributions after the Effective Date of (x) New Notes shall include any cash payments in the form of interest, or otherwise, that were made in respect of such New Notes after the Effective Date through the date of issuance, and (y) New Common Stock shall include any cash payments in the form of dividends or otherwise that were made in respect of such New Common Stock through the date of issuance to the extent such holders have not theretofore received such distribution. The Debtors will not pay interest in respect of the Cash Distribution Amount or the Cash payment in respect of the Partial Cash-Out Election. After the Final Distribution Date, any unpaid amount of the Cash Distribution Amount shall revest with the Reorganized Debtors.

               (iv) After the Effective Date but prior to an Interim Distribution Date or the Final Distribution Date, as the case may be, the Reorganized Debtors, in their sole discretion, may direct the Disbursing Agent to distribute New Notes, New Common Stock and the Cash, plus any cash payments in the form of interest, dividends or otherwise to a holder of Allowed Senior Subordinated Note Claims in Class 8 and Allowed Other General Unsecured Claims in Class 9 after


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          the Effective Date if it determines that the cost and administrative burden of such interim distribution would be worthwhile. For purposes of these distributions, the Debtors at their option may estimate the amount to include for unliquidated Claims or seek an order from the Bankruptcy Court determining such estimates. Notwithstanding the foregoing, no distribution shall be made on an Interim Distribution Date (and no Interim Distribution Date shall be deemed to occur) if the value of the distributions required to be made as a result is less than $100,000.

(c)        Surrender of Certain Securities Necessary for Distribution

           Plans of reorganization generally require a holder of an instrument or security of a debtor to surrender such instrument or security prior to receiving a new instrument or security in exchange therefore under the plan of reorganization. This rule avoids disputes regarding who is the proper recipient of instruments or securities under a plan of reorganization.

           At the option of the Debtors, as a condition to participating in the distributions under the Plan, a holder of an instrument must, prior to the first anniversary of the Effective Date, (a) surrender such instrument to Reorganized Magellan or its designee or (b) provide the Disbursing Agent with an affidavit of loss and/or indemnity and bond, reasonably satisfactory to the Disbursing Agent. Failure to do so within such time will result in the forfeiture of such holder's right to receive any distribution relating to such Claim under the Plan.

(d) Fractional Shares, Fractional Warrants and Minimum Face Amount of New Notes; Fractional Equity Subscription Rights

           No fractional shares of New Common Stock, fractional New Warrants or Cash in lieu thereof shall be distributed. In addition, the New Notes will be distributed in a minimum face amount of $1,000. For purposes of distribution, fractional shares of New Common Stock and fractional New Warrants shall be rounded down to the next whole number or zero, as applicable and no Cash will be distributed in lieu thereof. Similarly, if a distribution on account of a Claim would result in the issuance of a New Note in an amount less than a multiple of $1,000 (or zero), such distribution shall be rounded down to the nearest multiple of $1,000 (or zero) and no Cash will be distributed in lieu thereof; provided, however that for Allowed Claims which would result in the distribution of New Notes, in the aggregate, of an amount of less than $10,000 to a holder, Reorganized Magellan shall distribute Cash in lieu of New Notes to the extent that a New Note in an increment of less than $1,000 would otherwise be issued. Reorganized Magellan may, at its option, select such other rounding method as reasonably deemed equitable by Reorganized Magellan. As a result of this rounding, less than all shares of New Common Stock, New Warrants and New Notes specified in the Plan of Reorganization may actually be issued under the Plan.

           No fractional Equity Subscription Rights or Cash in lieu thereof, shall be distributed. For purposes of distribution, fractional Equity Subscription Rights shall be rounded down to the next whole number or zero, as applicable, pursuant to the terms set forth in Section 9.1 of the Plan.

2.         Procedures for Treating Disputed Claims Under the Plan

(a)        Disputed Claims

           A Disputed Claim is a Claim that has not been allowed or disallowed pursuant to an agreement by the parties or an order of the Bankruptcy Court. A Claim for which a proof of claim has been filed but that is listed on the Debtors' schedules of assets and liabilities as unliquidated, disputed or contingent, and which has not yet been resolved by the parties or by the Bankruptcy Court, is a Disputed Claim. If a holder of a Claim has filed a proof of claim that is inconsistent with the Claim as listed on the Debtors' schedules of assets and liabilities, such Claim is a Disputed Claim to the extent of the difference between the amount set forth in the proof of Claim and the amount scheduled by the Debtors. Any Claim for which the Debtors or any party in interest have interposed a timely objection is a Disputed Claim.

(b)        Objections to Claims

           The Debtors shall be entitled to object to all Disputed Claims or Claims not already allowed. Any objections to Claims shall be served and filed on or before one hundred and twenty (120) days after the Effective Date or such later date as may be fixed by the Bankruptcy Court. All objections shall be litigated to Final Order; provided, however, that Reorganized Magellan shall have the authority to file, settle, compromise or withdraw any objections to Claims or Equity Interests without the approval of the Bankruptcy Court.

(c)        No Distributions Pending Allowance

           If any significant portion of a Claim is a Disputed Claim, no payment or distribution shall be made on account of such Claim until such Disputed Claim becomes an Allowed Claim provided, however, that, (a) as set forth in Section 9 of the Plan, holders of Other General Unsecured Claims in Class 9 that are Disputed Claims are entitled to participate in the Equity Offering to the extent of their Rights Participation Claim Amount and (b) to the extent the Reorganized Debtors appeal a Bankruptcy Court order Allowing any Disputed Claim, the Reorganized Debtors shall, pending an appeal, implement appropriate assurance that the distributions will be made to the holders of such Disputed Claims pending such appeal if such Disputed Claims are ultimately Allowed.

(d)        Distributions After Allowance

           Except with respect to distributions to holders of Allowed Claims in Class 8 (Senior Subordinated Note Claims) and Class 9 (Other General Unsecured Claims), after such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the Reorganized Debtors shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan of Reorganization. Such distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) becomes a Final Order, but in no event more than thirty (30) days thereafter. Distributions of shares of New Common Stock and New Notes distributable to a holder of a Disputed Claim that becomes an Allowed Claim (in whole or in part) as a result of the entry of an order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) shall be made in accordance with Section 6.3 of the Plan.

(e)        Interest and Dividends

           To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date and is entitled to a Cash distribution under the Plan, the holder of such Claim shall not be entitled to any interest thereon. To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date and is entitled to shares of New Common Stock as a distribution under the Plan, the holder of such Claim shall be entitled to such shares of New Common Stock together with any Cash dividends paid with respect thereto after the Effective Date and prior to the date of distribution. To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date and is entitled to New Notes as a distribution under the Plan, the holder of such Claim shall be entitled to such New Notes together with any Cash interest paid, or New Notes representing "payment-in-kind" interest issued, in either case with respect thereto after the Effective Date and prior to the date of distribution.

C.         CONDITIONS TO THE CONFIRMATION

                     The confirmation of the Plan is subject to satisfaction of the following conditions precedent:

           a. Magellan shall have received executed copies of the Equity Commitment Letter and such letter shall be in full force and effect.

           b. The aggregate principal amount of New Notes to be issued under the Plan shall not exceed $300 million less the Cash Distribution Amount.

           c. The amount of Convenience Claims shall not exceed $4,000,000.

           d. The Confirmation Order shall be reasonably satisfactory to the Official Committee, Aetna, the Subject Lenders and the Equity Investor.

           e. The Plan Documents shall be reasonably satisfactory to the Official Committee, the Subject Lenders and the Equity Investor.

           f. The New Senior Secured Credit Agreement (or the Exit Financing, as applicable) and the guarantees and security agreements related to the New Aetna Note and the Aetna Purchase Option shall be satisfactory to the Subject Lenders and the other Plan Documents shall be reasonably satisfactory to the Subject Lenders.

           g. If the Class 1 Claims are receiving Alternate Treatment A, the net proceeds from the Equity Offering and the Investment less the payments of Cash used to satisfy General Unsecured Claims and the Convenience Claims, either during the Reorganization Cases or upon the Effective Date, shall be at least $25 million.

           h. The Aetna Amended MSA shall have been assumed by an order of the Bankruptcy Court that shall be a Final Order which order shall be acceptable to Aetna in its sole discretion and such Final Order shall be in full force and effect. The Aetna Registration Rights Agreement, the New Aetna Note, the New Aetna Warrant and the guarantees and security agreements related to the New Aetna Note and the Aetna Purchase Option shall be acceptable to Aetna in its sole discretion.

The conditions specified herein may be waived in whole or in part by Magellan in its sole discretion, with the consent of the Official Committee, the Subject Lenders, Aetna, and the Equity Investor, which consents shall not be unreasonably withheld. Any such waiver may be effected at any time, without notice or leave or order of the Bankruptcy Court, and without any formal action.

D.         CONDITIONS TO THE EFFECTIVE DATE

           The occurrence of the Effective Date of the Plan is subject to the satisfaction of the following conditions precedent:

           a. The Confirmation Order, in form and substance reasonably satisfactory to Reorganized Magellan, the Official Committee, Aetna, the Equity Investor and the Subject Lenders, shall have been entered and shall be in full force and effect and there shall not be a stay or injunction in effect with respect thereto.

           b. All transactions contemplated by the Equity Commitment Letter to have occurred on the Effective Date shall have been consummated.

           c. The documents relating to the Aetna Amended MSA with Aetna described in Section 5.13 of the Plan shall have been executed and delivered by the parties thereto and such agreements related thereto shall be effective.

           d. (i) The Plan of Reorganization, shall have not been amended, altered, or modified, unless such amendment, alteration, or modification has been consented to by the Official Committee, Aetna and the Subject Lenders, which consents shall not be unreasonably withheld; as well as consented to by the Equity Investor to the extent such amendment, alteration or modification would cause the Plan of Reorganization not to be substantially in the form of the plan and/or term sheet attached to the Equity Commitment Letter; and (ii)
(A) if the Class 1 Claims are to receive Alternate Treatment A, the New Senior Secured Credit Agreement and the guarantees and security agreements related to the New Aetna Note and the Aetna Purchase Option (in form satisfactory to the Subject Lenders) and the other Plan Documents shall be reasonably satisfactory to the Subject Lenders, (B) the Aetna Registration Rights Agreement, the New Aetna Note, the New Aetna Warrant and the guarantees and security agreements related to the New Aetna Note and the Aetna Purchase Option (in form satisfactory to Aetna) and the other Plan Documents shall be reasonably satisfactory to Aetna, and (C) all Plan Documents (in form reasonably satisfactory to the Official Committee), each shall be in full force and effect.

The conditions specified herein may be waived in whole or in part by Reorganized Magellan in its sole discretion, with the consent of the Official Committee, the Subject Lenders and the Equity Investor, which consents shall not be unreasonably withheld. Any such waiver may be effected at any time, without notice or leave or order of the Bankruptcy Court, and without any formal action.

E. TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND COST OF ACCESS AGREEMENTS AND CLAIMS

1.         Contracts and Leases Not Expressly Rejected are Assumed

           All executory contracts and unexpired leases to which any of the Debtors are parties are hereby assumed, except for an executory contract or unexpired lease that (i) has been previously assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases, (Schedule 8.1), or (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtors at least 20 days prior to the Confirmation Hearing. The Debtors will provide notice to the parties affected by any amendment to Schedule 8.1.

2.         Cure of Defaults

           Generally, if there has been a default (other than a default specified in section 365(b)(2) of the Bankruptcy Code) under an executory contract or unexpired lease, the debtor can assume the contract or lease only if the debtor cures the default. Accordingly, a condition to the assumption of an executory contract or unexpired lease is that any default under an executory contract or unexpired lease that is to be assumed pursuant to the Plan will be cured in a manner consistent with the Bankruptcy Code and as set forth in the Plan.

3.         Rejection Claims

           If an entity with a Claim for damages arising from the rejection of an executory contract or unexpired lease under the Plan has not already filed a proof of claim for such damages, that Claim shall be barred and shall not be enforceable against the Debtors unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors within thirty (30) days after the Confirmation Date.

4.         Survival of the Debtors' Corporate Indemnities.

           For purposes of the Plan, the obligations of the Debtors to indemnify and reimburse persons who are or were directors, officers or employees of any Debtor on the Commencement Date or any time thereafter against and for any obligations (including, without limitation, fees and expenses incurred by the board of directors of any Debtor or the members thereof in connection with the Reorganization Cases) pursuant to articles of incorporation, codes of regulations, bylaws, applicable state law or specific agreement, or any combination of the foregoing, shall survive the confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Commencement Date. In furtherance of the foregoing, Reorganized Magellan shall maintain insurance for the benefit of such directors, officers, or employees at levels no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than three years following the Effective Date.

5.         Compensation and Benefit Programs.

           All employment and severance policies, workers' compensation programs, and all compensation and benefit plans, policies and programs of the Debtors applicable to its present and former employees, officers, and directors, including, without express or implied limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are deemed assumed under the Plan, and the Debtors' obligations under such plans, policies, and programs shall be deemed assumed pursuant to section 365(a) of the Bankruptcy Code, survive confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code. Any defaults existing under any of such plans, policies, and programs shall be cured promptly after they become known by the Debtors.

F.         EFFECT OF PLAN

1.         Discharge of Claims and Termination of Equity Interests

           The Plan will discharge all Claims against the Debtors, and terminate all Equity Interests in Magellan, of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Commencement Date, or against their estates or properties or interests in property. All holders of existing Claims against and Equity Interests in the Debtors will be enjoined from asserting against the Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any discharged Claim, terminated Equity Interest, or act or omission, transaction, or other activity that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest.

2.         Exculpation

           None of the Debtors, Aetna, the Administrative Agent under the Senior Secured Credit Agreement, the Official Committee, the Informal Committee, the Equity Investor nor any of their respective members, officers, directors, employees, agents, counsel or other professionals shall have or incur any liability to any Debtor, any Reorganized Debtor, any holder of any Claim or Equity Interest or any other entity for any act or omission in connection with, or arising out of, the Reorganization Cases, the formulation, dissemination, implementation or confirmation of the Plan of Reorganization, the consummation of the Plan of Reorganization, or the administration of the Plan of Reorganization or property to be distributed under the Plan of Reorganization or any other act or omission in connection with the Plan of Reorganization, the Disclosure Statement or any contract, instrument, release, document or other agreement related thereto; provided, however, that the foregoing shall not affect the liability of any person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence or the liability of the Equity Investor with respect to the Equity Commitment Letter and provided further that nothing in the Plan shall discharge Aetna of its obligations under the Aetna Amended MSA (and the other agreements and documents entered into with respect thereto). Any of the foregoing parties in all respects shall be entitled to rely on the advice of counsel with respect to any of the foregoing.

G.         RELEASES

           As of the Effective Date, the respective officers, directors, employees, financial advisors, professionals, accountants, and attorneys of the Debtors who have served, or been employed or retained by, the Debtors on or after the Commencement Date shall be released by the Debtors from any and all Claims arising on or after the Commencement Date against them in their capacity as representatives of the Debtors, except for willful misconduct or gross negligence.

H.         INJUNCTION

           Except as otherwise expressly provided in the Plan, all persons or entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any of the Debtors, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Debtor, (c) creating, perfecting, or enforcing any encumbrance of any kind against any Debtor or against the property or interests in property of any Debtor, and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Debtor or against the property or interests in property of any Debtor, with respect to any such Claim or Equity Interest.

I.         MANAGEMENT INCENTIVE PLAN

           As of the Effective Date, Reorganized Magellan shall adopt the New Management Incentive Plan, and it shall automatically become effective on the Effective Date. The terms and conditions of the Management Incentive Plan will be determined by the Board of Directors of Reorganized Magellan.

J.         MISCELLANEOUS PROVISIONS

           The Plan contains provisions relating to the cancellation of existing securities, corporate actions, delivery of distributions, manner of payment, vesting of assets, binding effect, payment of statutory fees, retiree benefits, dissolution of the Official Committee (at an appropriate time on or after the

Effective Date), recognition of guaranty rights, substantial consummation, compliance with tax requirements, severability, revocation and amendment of the Plan, governing law, and timing. For more information regarding these items, see the Plan attached hereto as Exhibit A.

K.         CERTAIN INDENTURE TRUSTEE FEES AND EXPENSES

           The Debtors will pay the reasonable fees and expenses of each of the indenture trustees for the publicly issued debt securities of Magellan, as mutually agreed or determined by the Bankruptcy Court, including the reasonable fees and expenses of its professionals.

                                      IX.

                               THE EQUITY OFFERING

A.         ABILITY TO PARTICIPATE IN EQUITY OFFERING

           Holders of Senior Subordinated Note Claims and Other General Unsecured Claims, whether or not Allowed, are entitled to participate in the Equity Offering solely to the extent of their Rights Participation Claim Amount. If an Other General Unsecured Claim is not Disputed, the holder of such Claim shall be entitled to participate to the extent of the amount of such Other General Unsecured Claim as set forth on the proof of claim or as set forth on the Schedules. If an Other General Unsecured Claim is Disputed or listed on the Rights Participation Disputed Claims List attached as Schedule B to the Plan, the holder of such Claim shall not be entitled to participate in the Equity Offering, unless and until the holder of such Other General Unsecured Claim has obtained an order from the Bankruptcy Court estimating such Claim for the purposes of participating in the Equity Offering prior to the Subscription Expiration Date.

                     The Subscription Agent is as follows:

---------------------------------------- ---------------------------------------
FOR CLASS 9                              FOR CLASS 8:
Bankruptcy Services, LLC                 Innisfree M&A Inc.
70 E. 55th Street                        501 Madison Avenue, 20th Floor
New York, NY 10022                       New York, NY 10022
(Attn:  Magellan Health Services, Inc.)  (Attn:  Magellan Health Services, Inc.)
Phone: (212) 376-8494                    Phone: (877) 750-2689
---------------------------------------- ---------------------------------------

                     The chart below summarizes the right of each holder of a Senior Subordinated Note Claim (Class 8) or an Other General Unsecured Claim (Class 9) to participate in the Equity Offering. Please see the Plan for the definition of "Rights Participation Claim Amount".

-----------------------------------------------------------------------  ----------------------------------------------------------
TYPE OF CLAIM / CHARACTERISTICS OF CLAIM                                 RIGHTS PARTICIPATION AMOUNT
-----------------------------------------------------------------------  ----------------------------------------------------------
SENIOR SUBORDINATED CLAIM                                                Amount of Senior Subordinated Claim
-----------------------------------------------------------------------  ----------------------------------------------------------
OTHER GENERAL UNSECURED CLAIM
-----------------------------------------------------------------------  ----------------------------------------------------------
           Listed on Debtors' Schedules as Disputed, Contingent or       Zero, unless otherwise allowed for purposes of
           Unliquidated                                                  participating in the Equity Offering.
-----------------------------------------------------------------------  ----------------------------------------------------------
           Objection to Claim has been filed                             Zero, unless otherwise allowed for purposes of
                                                                         participating in the Equity Offering.
-----------------------------------------------------------------------  ----------------------------------------------------------
           Claim is listed on Rights Participation Disputed Claims       Zero, unless otherwise allowed for purposes of
           List                                                          participating in the Equity Offering.
-----------------------------------------------------------------------  ----------------------------------------------------------
If Other General Unsecured Claim does not meet any of three criteria above (i.e., not Disputed and not listed on Rights Participation
Disputed Claims List),
-----------------------------------------------------------------------  ----------------------------------------------------------
           Holder has filed Claim, but no corresponding Claim listed     Amount of filed Claim.
           on Debtors' Schedules
-----------------------------------------------------------------------  ----------------------------------------------------------
           Holder has filed Claim, but corresponding Scheduled amount    Amount on Schedules.
           is different
-----------------------------------------------------------------------  ----------------------------------------------------------
           Holder has not filed Claim or holder has filed Claim and      Amount on  Schedules.
           Claim is same as Scheduled amount
-----------------------------------------------------------------------  ----------------------------------------------------------

           If the Debtors or Reorganized Debtors or any other party in interest has interposed an objection or request for estimation with respect to an Other General Unsecured Claim, which has not been withdrawn or determined by a Final Order on or before the Subscription Record Date, the Rights Participation Claim Amount with respect to such Other General Unsecured Claim shall be the portion, if any, of such Other General Unsecured Claim to which no objection has been interposed. If, after the Subscription Record Date, a holder of a Claim is permitted to participate in the Equity Offering as a result of a Bankruptcy Court order estimating such Claim for the purpose of determining such holder's Rights Participation Claim Amount, such holder shall be permitted to participate in the Equity Offering to the same extent as a holder of a Rights Participation Claim Amount as of the Subscription Record Date (i.e., Ratable Proportions will not be recalculated).

B.         ISSUANCE OF EQUITY SUBSCRIPTION RIGHTS

           The Equity Subscription Rights shall entitle the holders of Senior Subordinated Note Claims and Other General Unsecured Claims the right to purchase an aggregate of 2,631,579 shares of New Common Stock at a price of $28.50 per share pursuant to the terms and conditions set forth in this Section
9. Such Equity Subscription Rights shall be allocated as follows:

BENEFICIARY OF EQUITY                          AMOUNT
---------------------                          ------
SUBSCRIPTION RIGHTS
-------------------

Senior Subordinated Note Claims        Product of Note Claim Percentage and 2,611,989 shares of New
(Class 8)                              Common Stock

Other General Unsecured Claims         Product of Other General Unsecured Claim Percentage and
(Class 9)                              2,611,989 shares of New Common Stock

Houlihan Lokey                         19,590 shares of New Common Stock

TOTAL                                  2,631,579 SHARES OF NEW COMMON STOCK



           Each holder of a Senior Subordinated Note Claim within Class 8 as of the Subscription Record Date shall receive its Ratable Proportion of the Note Claim Percentage of 2,611,989 Equity Subscription Rights and each holder of an Other General Unsecured Claim within or potentially within Class 9 as of the Subscription Record Date shall receive its Ratable Proportion of the Other General Unsecured Claim Percentage of 2,611,989 Equity Subscription Rights (such Ratable Proportion, Note Claim Percentage and Other General Unsecured Claim Percentage to be calculated as if such holder's Allowed Claim was its Rights Participation Claim Amount) as set forth in this Section. A Subscription Form will be distributed to each holder of a claim in Class 8 and Class 9 together with the Ballot.

C.         SUBSCRIPTION PERIOD

           The Equity Offering shall commence on the Subscription Commencement Date (August [20], 2003) and shall expire on the Subscription Expiration Date (September 30, 2003). After the Subscription Expiration Date, unexercised Equity Subscription Rights shall be treated as acquired by the Equity Investor and Magellan shall only be obligated to honor the exercise of such Equity Subscription Rights by the Equity Investor and any exercise of any such unexercised Equity Subscription Rights by any Person other than the Equity Investor shall be null and void and Magellan shall not be obligated to honor any such purported exercise received by the Subscription Agent after the Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.

D.         SUBSCRIPTION PRICE

           The Subscription Price for Equity Subscription Rights will be $28.50 per share of New Common Stock, payable in Cash.

E. EXERCISE OF EQUITY SUBSCRIPTION RIGHTS

1. For Persons Other than Holders of Senior Subordinated Note Claims.

           In order to exercise the Equity Subscription Rights, each holder thereof must: (i) return a duly completed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or before the Subscription Expiration Date; and (ii) pay to the Subscription Agent (on behalf of the Debtors) on or before the Subscription Expiration Date immediately available funds in an amount equal to such holder's Subscription Purchase Price, such payment to be made either by wire transfer to the Subscription Agent in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier's check delivered to the Subscription Agent along with the Subscription Form. If, on or prior to the Subscription Expiration Date, the Subscription Agent for any reason has not received from a given holder of Equity Subscription Rights both a duly completed Subscription Form and immediately available funds in an amount equal to such holder's Subscription Purchase Price, such holder shall be deemed to have not exercised its Equity Subscription Rights and to have relinquished and waived its right to participate in the Equity Offering. A Subscription Form must also be accompanied by sufficient indication of ownership of the Claim giving rise to the Equity Subscription Rights, as well as appropriate executed representations as to ownership. The payments made in accordance with the Equity Offering shall be deposited and held by the Subscription Agent in a trust account, escrow account, or similar segregated account or accounts which shall be separate and apart from Magellan's general operating funds and any other funds subject to any cash collateral arrangements and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Equity Offering until the Effective Date, or such other later date, at the option of the Reorganized Debtors, but not later than 20 days after the Effective Date.

2.         For Holders of Senior Subordinated Note Claims.

           In order to exercise the Equity Subscription Rights, each holder entitled to Equity Subscription Rights must provide its instruction to its bank, broker, or other nominee, or to its agent. The bank or broker, in turn, must then convey the instruction on a Master Subscription Form, and arrange for the proper payment either through the Depository Trust Company ("DTC"), or, if DTC is unable to act as intermediary for subscription instructions and payments, by following the payment instructions outlined above.

F.         TRANSFER RESTRICTION; REVOCATION

           The Equity Subscription Rights are not transferable, except for the right of the Equity Investor to exercise any unexercised Equity Subscription Rights. Additionally, once a holder of Equity Subscription Rights has properly exercised its Equity Subscription Rights such exercise shall not be permitted to be revoked.

G.         EQUITY INVESTOR

           Pursuant to the terms of the Equity Commitment Letter and provided that all conditions precedent set forth therein have been satisfied, the Equity Investor shall be entitled to, and shall, exercise all unexercised Equity Subscription Rights at $28.50 per share of New Common Stock (except that such rights shall be rights to acquire MVS Securities). The Equity Investor shall pay to Magellan, by wire transfer in immediately available funds on or prior to the Effective Date, Cash in an amount equal to the Subscription Purchase Price attributable to the unexercised Equity Subscription Rights pursuant to the terms of the Equity Commitment Letter. For purposes of Section 9.6 of the Plan and the Equity Commitment Letter, the Equity Investor shall be deemed to have acquired all unsubscribed and unexercised Equity Subscription Rights and exercised them in connection with its commitment under the Equity Commitment Letter (except that such rights shall be rights to acquire MVS Securities).

H.         DISTRIBUTION OF NEW COMMON STOCK AND MVS SECURITIES

           On, or as soon as practicable after, the Effective Date, the Disbursing Agent shall distribute the New Common Stock purchased by each Exercising Claimant to such Exercising Claimant and the MVS Securities to the Equity Investor.

I.         DISPUTED CLAIMS

           For all purposes of Section 9 of the Plan, each holder of an Other General Unsecured Claims in Class 9 is entitled to participate in the Equity Offering to the extent of its Rights Participation Claim Amount. The entitlement of a holder of an Other General Unsecured Claim to participate in the Equity Offering on the terms set forth in the Plan shall not be affected by whether or not such Other General Unsecured Claim is Allowed.

J. SUBSEQUENT ADJUSTMENTS TO THE RIGHTS PARTICIPATION CLAIM AMOUNT; CUT BACK IN EQUITY OFFERING FOR OVERSUBSCRIPTION

           Holders of Disputed Claims and holders of Other General Unsecured Claims listed on the Rights Participation Disputed Claims List attached to the Plan as Exhibit B shall be entitled to participate in the Equity Offering solely to the extent of their Rights Participation Claim Amounts. If any holder of such Claim has obtained an order of the Bankruptcy Court estimating its General Unsecured Claim for the purpose of participating in the Equity Offering prior to the Subscription Expiration Date, such holder shall be entitled to participate in the Equity Offering. If, as a result of such subsequent allowances of Other General Unsecured Claims for purposes of participation in the Equity Offering, more than all of the shares of New Common Stock subject to the Equity Offering have been subscribed for as a result of the exercise of the Equity Subscription Rights, each Exercising Claimant shall be cut back pro rata based on the number of shares purchased by such Exercising Claimant in the Equity Offering, and the difference between the price paid by such Exercising Claimant and the adjusted Subscription Purchase Price shall be refunded to such Exercising Claimant, without interest, as soon as practicable after the Effective Date.

K.         NO INTEREST

           In the event the Subscription Purchase Price is repaid to the entity making such payment, no interest shall be paid thereon.

L.         VALIDITY OF EXERCISE OF EQUITY SUBSCRIPTION RIGHTS

           All questions concerning the timeliness, viability, form and eligibility of any exercise of Equity Subscription Rights shall be determined by Magellan in consultation with the Official Committee, whose determinations shall be final and binding. Magellan, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as it may determine, or reject the purported exercise of any Equity Subscription Rights. Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as Magellan determines, in its sole discretion. Neither Magellan nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Forms or incur any liability for failure to give such notification.

M.         USE OF PROCEEDS

           On the Effective Date, the proceeds received by Reorganized Magellan from the Equity Offering shall be used to fund the Cash payments required under the Plan and for general corporate purposes.

                                       X.

                        CERTAIN FACTORS TO BE CONSIDERED

A.         CERTAIN BANKRUPTCY CONSIDERATIONS

           Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. In addition, although the Debtors believe that the Effective Date will be during the third quarter of 2003, there can be no assurance as to such timing.

B.         RISKS RELATING TO THE PLAN SECURITIES

1.         Variances from Projections

           The Projections included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include, but are not limited to, Reorganized Magellan's ability to operate its business consistent with the Projections, comply with the covenants of its financing agreements, attract and retain key executives, attract and retain customers, maintain its existing provider network, comply with the terms of its customer contracts, and respond to adverse regulatory actions taken by the federal and state governments.

2.         Lack of Trading Market

           Initially, the securities (the New Notes, the New Common Stock and the New Warrants) issued under the Plan will not be listed on any exchange. There can be no assurance that an active trading market for the New Notes, the New Common Stock or the New Warrants will develop. Accordingly, no assurance can be given that a holder of the New Notes, New Common Stock or New Warrants will be able to sell such securities in the future or as to the price at which any such sale may occur. If such markets were to exist, such securities could trade at prices higher or lower than the value ascribed to such securities in this Disclosure Statement, depending upon many factors, including the prevailing interest rates, markets for similar securities, the general economic and industry conditions, and the performance of, and investor expectations for, Reorganized Magellan.

           Pursuant to the terms of the Plan, Reorganized Magellan shall use its reasonable best efforts to cause the New Common Stock to be listed on the national market system of Nasdaq or such other national securities exchange for which it may qualify.

3.         Dividend Policies

           The Debtors do not anticipate that Reorganized Magellan will pay dividends on the New Common Stock in the near future.

4.         Restrictions on Transfer

           Holders of Plan Securities who are deemed to be "underwriters" as defined in section 1145(b) of the Bankruptcy Code, including holders who are deemed to be "affiliates" or "control persons" within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to (i) "ordinary trading transactions" by a holder that is not an "issuer" within the meaning of section 1145(b), (ii) an effective registration of such securities under the Securities Act and under equivalent state securities or "blue sky" laws, or (iii) pursuant to the provisions of Rule 144 under the Securities Act or another available exemption from registration requirements. For a more detailed description of these matters, see section II.L.

5.         Issue Price of Series B Notes

           The Series B New Notes will have a different CUSIP number than the Series A New Notes and, despite having identical economic terms, may not be fungible with the Series A New Notes as a result of the potential that such notes will have different "issue prices" for federal income tax purposes. This is due to the fact that the Series A New Notes will likely be treated as simply a continuation of the existing Senior Notes for federal income tax purposes, whereas the issue price of the Series B New Notes will be established in connection with the implementation of the Plan.

           In addition, Series B New Notes issued after the Effective Date to holders of Disputed Claims which are subsequently Allowed may have an "issue price" and a CUSIP number different from the Series B New Notes issued on the Effective Date and may not be fungible with respect to the Series B New Notes issued on the Effective Date. As a result, these subsequently issued Series B New Notes may not be as readily tradable as the New Notes issued on the Effective Date.

6.         Control by Equity Investor

           As a result of the confirmation and consummation of the Plan, Reorganized Magellan will issue MVS Securities to the Equity Investor, which will entitle the Equity Investor to special voting rights. Initially, the Equity Investor will own between 17.2% and 49% of the economic equity interests in Reorganized Magellan, but shall be entitled to exercise 50% of the voting rights pertaining to all of Reorganized Magellan's outstanding common stock (including the New Common Stock and the MVS Securities). In addition, the Equity Investor will have the right to appoint certain members of the Board of Directors. See II.A and VII.A.

           Accordingly, the Equity Investor will exercise a controlling influence over the business and affairs of Reorganized Magellan and, although it does not have a majority of the voting rights, will effectively have the power to determine all matters submitted to a vote of Reorganized Magellan's shareholders where shares vote together as a single class. The Equity Investor effectively has the power to approve significant corporate transactions such as certain amendments to the articles of incorporation, mergers, amalgamations, and the sale of all or substantially all of the assets of Reorganized Magellan. The Equity Investor's voting power could have the effect of deterring or preventing a change in control of Reorganized Magellan.

C.         RISKS ASSOCIATED WITH THE BUSINESS

           Additional discussion of risks related to the Debtors' business are set forth in greater detail in Magellan's most recent Form 10-KA, filed with the Securities and Exchange Commission on January 23, 2003. See the sections entitled: "Cautionary Statements".

                                     XI.

                            CONFIRMATION OF THE PLAN

A.         CONFIRMATION HEARING

           Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. The confirmation hearing is scheduled for 11:00 a.m., prevailing Eastern Time on October 8, 2003, before the Honorable Prudence Carter Beatty, Room 701, United States Bankruptcy Court for the Southern District of New York, 1 Bowling Green, New York, New York 10004. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

           Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization. Any objection to confirmation of the Plan must be in writing, must conform to the Federal Rules of Bankruptcy Procedure, must set forth the name of the objector, the nature and amount of Claims or interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served so as to be received no later than 4:00 p.m., prevailing Eastern Time, on September 25, 2003 on (i) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153,
Attention: Stephen Karotkin, Esq., Attorneys for the Debtors, (ii) Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attention:
Richard Feintuch, Esq., Attorneys for the Lenders' Agent; (iii) Akin, Gump, Strauss, Hauer & Feld, LLP, 590 Madison Avenue, 22nd Floor, New York, New York 10022, Attention: Michael Stamer, Esq., Attorneys for the Official Committee,
(iv) Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017,
Attention: Marshall S. Huebner , Esq., Attorneys for Aetna; (v) Hennigan, Bennett & Dorman LLP, 601 South Figueroa Street, Suite 3300, Los Angeles, California 90017 Attention: Bruce Bennett, Esq., Attorneys for the Equity Investor and (vi) the Office of the United States Trustee, 33 Whitehall Street, 21st floor, New York, New York 10004 (Attention: Pamela Lustrin, Esq.).

Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.         GENERAL REQUIREMENTS OF SECTION 1129

           At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied.

               1. The Plan complies with the applicable provisions of the Bankruptcy Code.

               2. The Debtors have complied with the applicable provisions of the Bankruptcy Code.

               3. The Plan has been proposed in good faith and not by any means proscribed by law.

               4. Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

               5. The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, affiliates of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider.

               6. With respect to each class of Claims or Equity Interests, each holder of an impaired Claim or impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan on account of such holder's Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test" below.

               7.   Except to the extent the Plan meets the requirements of
                    section 1129(b) of the Bankruptcy Code (discussed below), each class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan. Class 13 (Magellan Preferred Stock Interests) and Class 14 (Magellan Common Stock Interests) are deemed to have rejected the Plan if the Plan is not accepted by both Classes 8 and 9. Thus the Plan can be confirmed only if the requirements of section 1129(b) of the Bankruptcy Code are met.

               8. With respect to Class 1 (Senior Secured Lender Claims) if such Class rejects the Plan, the Plan satisfies the requirements of section 1129(b)(2)(A).

               9. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that allowed Administrative Expense Claims and Allowed Priority Non-Tax Claims will be paid in full on the Effective Date and that Allowed Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the allowed amount of such Claims.

               10. At least one class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such class.

               11. Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of "Feasibility" below.

               12. The Plan provides for the continuation after the Effective Date of payment of all retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

C.                   BEST INTERESTS TESTS

           As described above, the Bankruptcy Code requires that each holder of an impaired Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

           The first step in determining whether this test has been satisfied is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of chapter 7 liquidation cases. The gross amount of cash that would be available for satisfaction of Claims and Equity Interests would be the sum consisting of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case.

           The next step is to reduce that gross amount by the costs and expenses of liquidation and by such additional administrative and priority Claims that might result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to secured creditors, as appropriate, and to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.

           The Debtors' costs of liquidation under chapter 7 would include the costs of winding down the Debtors' businesses, as well as the costs of operation during the wind-down period. Other expenses would include (i) the fees payable to a trustee in bankruptcy, (ii) the fees that might be payable to attorneys and other professionals that such a trustee might engage, and (iii) the expenses incurred during the chapter 11 cases allowed in the chapter 7 cases, such as compensation for attorneys, financial advisors, appraisers, accountants, and other professionals for the Debtors and statutory committee of unsecured creditors appointed in the chapter 11 cases, and costs and expenses of members of the statutory committee of unsecured creditors, as well as other compensation Claims. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the chapter 11 cases.

           The foregoing types of Claims, costs, expenses, fees, and such other Claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority and unsecured Claims. The Debtors believe that in a chapter 7 case, Classes 8, 9, 13, and 14 would receive no distribution of property.

           After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the chapter 11 cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) additional costs associated with the rapid transfer or cessation of operations and the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (iii) the substantial increases in Claims that would be satisfied on a priority basis, and
(iv) the additional prepetition Claims that would arise due to the cessation of the Debtors' businesses, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.


=================================================================== ======================== ===============================
                                                                          LIQUIDATION                     PLAN
                     BEST INTEREST COMPARISON                              RECOVERY                     RECOVERY
                     ------------------------                              --------                     --------
CLASS
Senior Secured Lender Claims (Class 1)                                       100%                         100%
Aetna Claim (Class 4)                                                         0%                          100%
Senior Note Claims (Class 7)                                                  0%                          100%
Senior Subordinated Note Claims (Class 8)                                     0%                     31.9% TO 35.4%
Other General Unsecured Claims (Class 9)                                      0%                     52.7% TO 55.2%
Convenience Claims (Class 10)                                                 0%                          100%
Magellan Preferred Stock Interests (Class 13)                                 0%                          N/A
Magellan Common Stock Interests (Class 14)                                    0%                          N/A
=================================================================== ======================== ===============================


           The Debtors also believe that the value of any distributions to each class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. In this regard, there is a risk that distribution of the proceeds of the liquidation could be delayed for one or more years after the completion of such liquidation in order to resolve Claims and prepare for distributions. In addition, recovery to creditors may be decreased by any litigation engendered by the Claims allowance process. Given that the Plan represents a settlement of many complex inter-creditor issues, the Debtors would expect significant litigation of such issues in the event of a liquidation, leading to potentially lengthy delays in distributions. Incorporating the time value of distributions to the liquidation analysis contained herein would further lower the estimated recoveries as presented.

           THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE DEBTORS AND DOES NOT EXPLICITLY FACTOR IN THE LOSS OF VALUE DUE TO DELAYS IN DISTRIBUTION IN THE CHAPTER 7 PROCESS. THE ANALYSIS IS BASED ON A NUMBER OF SIGNIFICANT ASSUMPTIONS WHICH ARE DESCRIBED BELOW. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTORS' ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION.

D.          LIQUIDATION ANALYSIS

           The following liquidation analysis (the "Liquidation Analysis") has been prepared by the Debtors as an estimate of the values which might be realized by all classes of creditors in the event the assets of the Debtors were to be liquidated in chapter 7 cases under the Bankruptcy Code. A chapter 7 liquidation consists generally of the cessation of business, the identification and assembly of assets, and the initiation of distressed or "forced" sales of the Debtors' assets by a court-appointed chapter 7 trustee, with subsequent distribution of the net proceeds of such asset dispositions to creditors in accordance with statutory priorities. The following Liquidation Analyses should be read in conjunction with the accompanying notes.

           If no Chapter 11 plan can be confirmed, the chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which a trustee (or trustees) would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have to the recovery of holders of Claims and Interests is set forth in Section XI.C, "Best Interests of Creditors and Stockholders" and in the liquidation analysis set forth in section XII.A to this Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee (or trustees) and attorneys and other professionals during the liquidation and, from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations and (ii) the failure to realize the greater total Reorganization Value of the Debtors' assets.

           The Debtors believe that the Plan enables the Debtors to successfully and expeditiously emerge from chapter 11, preserves their business and allows creditors and Equity Interest holders to realize the highest recoveries under the circumstances. Creditors will receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors and Equity Interest holders because a greater return to creditors and Equity Interest holders is provided for in the Plan.

        ($ in millions)


                                                                                                            ESTIMATED
                                                                                      ESTIMATED            LIQUIDATION
       STATEMENT OF ASSETS                                     06/30/03                RECOVERY             PROCEEDS
       -------------------                                     --------                --------             --------
       Cash and Cash Equivalents                                 $139.2                    100%             $139.2
       Accounts Receivable, net                                    61.0                     80%               48.8
       Restricted Cash and Investments                            130.9                    100%              130.9
       Refundable Income Taxes                                      1.1                      0%                0.0
       Other Current Assets                                        26.1                     15%                3.9

       Property and Equipment, net                                $76.0                     20%              $15.2
       Deferred Income Taxes                                        0.0                      0%                0.0
       Investments in Unconsolidated Subsidiaries                  13.7                     70%                9.6
       Other Long-term Assets(1)                                   30.4                     30%                9.1
       Goodwill, net                                              501.6                      0%                0.0
       Other Intangible Assets                                     56.5                      0%                0.0
                                                                                                               ---

          TOTAL GROSS PROCEEDS FROM LIQUIDATION                                                             $356.7

       CHAPTER 7 ADMINISTRATIVE CLAIMS
       -------------------------------

       Trustee and Receiver Fees                                                                             $10.7
       Other Professional Fees                                                                                 5.0
       Wind-down Costs                                                                                        40.0
                                                                                                             -----

          TOTAL CHAPTER 7 ADMINISTRATIVE CLAIMS                                                              $55.7

       --------------------------------------------------- ------------------ --- ------------------- --- ---------
       NET PROCEEDS AVAILABLE FOR DISTRIBUTION                                                              $301.0
       --------------------------------------------------- ------------------ --- ------------------- --- ---------



DISTRIBUTION OF NET PROCEEDS
---------------------------------------------------------- ------------------ --- -------------------- -- -----------------------
NET PROCEEDS AVAILABLE FOR DISTRIBUTION                                                                                $301.0
---------------------------------------------------------- ------------------ --- -------------------- -- -----------------------

 ($ in millions)                                                                                                    ESTIMATED
                                                                      ESTIMATED              ESTIMATED             LIQUIDATION
SENIOR LENDER CLAIMS                                                   BALANCE                RECOVERY               PROCEEDS
--------------------                                                   -------                --------               --------
Senior Lender Claims                                                        $160.8                100%                 $160.8

NET EST. PROCEEDS AVAILABLE FOR DISTRIBUTION AFTER SENIOR LENDER CLAIMS                                                $140.3

ADMINISTRATIVE CLAIMS
---------------------

Post-petition Trade Creditor Claims(2)                                      $200.0                 66%                 $131.2
Accrued Salaries, Wages and other Compensation(3)                             12.0                 66%                    7.9
Taxes(4)                                                                       1.8                 66%                    1.2
                                                                             -----                 ----                 ------

   TOTAL ADMINISTRATIVE CLAIMS                                              $213.8                                     $140.3

BALANCE AVAILABLE FOR DISTRIBUTION TO PRIORITY CREDITORS                                                                 $0.0

PRIORITY CLAIMS
---------------

Other Claims(5)                                                              $72.3                  0%                   $0.0

BALANCE AVAILABLE FOR DISTRIBUTION TO UNSECURED CREDITORS                                                                $0.0

GENERAL UNSECURED CLAIMS
------------------------

Senior Notes                                                                $258.4                  0%                   $0.0
Aetna                                                                         60.0                  0%                    0.0
Senior Subordinated Notes                                                    657.2                  0%                    0.0
Other General Unsecured Claims                                               76.5                   0%                   0.0
                                                                             -----                                       ---

   TOTAL GENERAL UNSECURED CLAIMS                                         $1,052.0                                       $0.0

BALANCE AVAILABLE FOR DISTRIBUTION TO PREFERRED
STOCKHOLDERS                                                                                                             $0.0

PREFERRED STOCK
---------------

Preferred Stock                                                              $72.8                  0%                   $0.0



----------------------------------------------
           For estimated recoverable value of Charter Note.
           Represents 100% of Accounts Payable, 75% of Medical Claims Payable and 50% of Other Accrued Liabilities at 09/30/03.

           $4 million for Payroll and 401K as well as $4 million for bonus plan and $4 million for severance. Represents Federal and State cash taxes for second quarter of 2003, as well as Property taxes. Payroll taxes will have already been paid.

           Represents 25% of Medical Claims Payable and 50% of Other Accrued Liabilities at February 28, 2003.

E.         FEASIBILITY

           The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have made the Projections described in section IV above. Based upon the Projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

F.         SECTION 1129(B)

           The Bankruptcy Court may confirm a Plan over the rejection or deemed rejection of the Plan by a class of Claims or Equity Interests if the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such class.

1.         No Unfair Discrimination.

           This test applies to classes of Claims or Equity Interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be "fair."

2.         Fair and Equitable Test.

           This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of Claims receive more than 100% of the allowed amount of the Claims in such class. As to the dissenting class, the test sets different standards, depending on the type of Claims or interests in such class:

               o Secured Creditors. Each holder of an impaired Secured Claim either (i) retains its liens on the property, to the extent of the allowed amount of its Secured Claim and receives deferred cash payments having a value, as of the Effective Date, of at least the allowed amount of such Claim, or (ii) has the right to credit bid the amount of its Claim if its property is sold and retains its liens on the proceeds of the sale or (iii) receives the "indubitable equivalent" of its allowed Secured Claim.

               o Unsecured Creditors. Either (i) each holder of an impaired unsecured Claim receives or retains under the plan property of a value equal to the amount of its Allowed Claim or (ii) the holders of Claims and interests that are junior to the Claims of the dissenting class do not receive any property under the plan.

               o Equity Interests. Either (i) each Equity Interest holder will receive or retain under the plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the Equity Interests of the dissenting class do not receive or retain any property under the plan of reorganization.

           The Debtors believe the Plan will satisfy the "fair and equitable" requirement even if Class 1 (Senior Secured Lender Claims) rejects the Plan because the Bankruptcy Court will determine in the context of Class 1 receiving Alternate Treatment A either (i) that the holders of the Senior Secured Lender Claims (who will receive the New Senior Secured Obligations) will retain their liens on the property and will receive the New Senior Secured Obligations which represent deferred cash payments having a value, as of the Effective Date, of at least the allowed amount of the Senior Secured Lender Claims or (ii) that the New Senior Secured Obligations represent the "indubitable equivalent" of the Allowed Senior Secured Lender Claims.

           The Debtors believe the Plan will satisfy the "fair and equitable" requirement notwithstanding that Class 8 (Senior Subordinated Note Claims) may reject the Plan. As a result of either Class 8 or Class 9 rejecting the Plan, no distributions will be made to Class 13 (Magellan Preferred Stock Interests), and Class 14 (Magellan Common Stock Interests). Therefore, the Plan will satisfy the "fair and equitable" requirement because no class that is junior to such classes will receive or retain any property under the Plan.

           The Debtors believe the Plan will satisfy the "fair and equitable" requirement notwithstanding that Class 13 (Magellan Preferred Stock Interests), and Class 14 (Magellan Common Stock Interests) are, or may be, deemed to reject the Plan because no class that is junior to such classes will receive or retain any property on account of the Claims or Equity Interests in such class.

                                      XII.

            ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.         LIQUIDATION UNDER CHAPTER 7

           If no chapter 11 plan can be confirmed, the chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims is set forth in section XI.D of this Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because (i) the assets of the Debtors would have to be sold or otherwise disposed of in an expedited fashion, (ii) additional administrative expenses attendant to the appointment of a trustee and the trustee's employment of attorneys and other professionals, and (iii) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations.

B.         ALTERNATIVE PLAN

           If the Plan is not confirmed, the Debtors or any other party in interest (if the Debtors' exclusive period in which to file a plan of reorganization has expired) could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of the Debtors' assets under chapter 11. The Debtors have concluded that the Plan enables creditors and equity holders to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors would still incur the expenses associated with closing or transferring to new operators numerous facilities. The process would be carried out in a more orderly fashion over a greater period of time than in a chapter 7 liquidation. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that liquidation under chapter 11 is a much less attractive alternative to creditors and equity holders than the Plan because of the greater return provided by the Plan and because such return would be distributed much more quickly than in a chapter 7 liquidation scenario.


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                                     XIII.

      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION

           The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors, certain holders of Claims and holders of Equity Interests. The following summary does not address the federal income tax consequences to holders whose Claims are entitled to reinstatement or payment in full in cash or are otherwise unimpaired under the Plan (e.g., holders of Provider Claims, Customer Claims or Convenience Claims). Additionally, this summary does not address the federal income tax consequences to holders of Senior Secured Lender Claims or Aetna Claims as it is the Debtors' understanding that such holders have retained separate counsel to advise them with respect to such Claims.

           The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS"), all as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

           The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary addresses neither foreign, state, or local tax or other tax consequences of the Plan, nor the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, persons holding a claim as part of a hedging, integrated constructive sale or straddle, and investors in pass-through entities).

           ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR EQUITY INTEREST. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE TO THEM UNDER THE PLAN.

A.         CONSEQUENCES TO DEBTOR

           Magellan and its domestic corporate subsidiaries (the "Magellan Group") file a U.S. consolidated federal income tax return. The Magellan Group reported consolidated net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $720 million as of September 30, 2002, a portion of which is subject to certain existing limitations. See Exhibit B, Magellan Health Services, Inc., et al. 2002 Form 10KA, at Note 9 (Income Taxes). A substantial portion of these NOL carryforwards are attributable to Magellan's subsidiaries. In addition, the Debtors expect to incur additional losses during the taxable year ending September 30, 2003. The amount of the Debtors' losses and NOL carryforwards, and the potential application of any limitations (whether new or existing) with respect to such losses and NOL carryforwards, remain subject to examination by the IRS.

           As discussed below, in connection with the implementation of the Plan, the amount of the Debtors' NOL carryforwards may be significantly reduced, and the tax basis of the Debtors' assets may be reduced. In addition, the Reorganized Debtors' subsequent utilization of any losses and NOL carryforwards remaining, and possibly certain other tax attributes, may be restricted following the Effective Date.


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1.         Cancellation of Debt

           The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes - such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets - by the amount of any cancellation of debt ("COD"). COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). To the extent the amount of COD exceeds the tax attributes available for reduction, the remaining COD is without further tax cost to the debtor. However, to the extent that nonrecourse debt is satisfied with the underlying collateral, generally the debtor recognizes a gain from the disposition of property based on an amount realized equal to the nonrecourse debt satisfied, as opposed to COD.

           It is unclear whether the reduction in tax attributes occurs on a separate company basis where the Debtors file a consolidated federal income tax return. The Debtors are aware that the IRS has, in certain cases, asserted that such reduction in respect of consolidated tax attributes (such as consolidated
NOLs) generally should occur on a consolidated basis. In addition, legislation has recently been proposed that would require the reduction of a group's NOLs and other tax attributes (such as tax credits and tax basis) on a consolidated basis. It is uncertain whether the proposed legislation will be passed in its current form or at all and, if passed, what its effective date will be. The Debtors do not believe that reducing tax attributes on a separate company versus a consolidated basis would have a material effect on the Projections.

           Any reduction in tax attributes does not occur until the end of the taxable year or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the COD is incurred. If advantageous, a debtor may elect to reduce the basis of depreciable property prior to any reduction in its NOLs or other tax attributes.

           As a result of the discharge of Claims pursuant to the Plan, the Debtors will realize substantial COD. The extent of such COD and resulting tax attribute reduction will depend, in part, on the value of the New Common Stock distributed. Based on the estimated reorganization value of the Reorganized Debtors (see section IV.B.6), it is anticipated that the Reorganized Debtors will incur approximately $440 million of COD. Although a substantial amount of the Claims are against Magellan, rather than against direct or indirect subsidiaries, the Magellan Group's NOLs are disbursed throughout the Magellan Group. Therefore, the extent to which NOLs (and certain tax credits) survive tax attribute reduction (and the extent of any basis reduction and potentially the identity of the assets whose basis is reduced) will depend upon the manner of applying the attribute reduction rules in the context of a consolidated group.

2.         Limitations on Loss Carryforwards and Other Tax Benefits

           Following the implementation of the Plan, any remaining NOL and tax credit carryforwards and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, "pre-change losses") may be subject to limitation under section 382 of the Tax Code as a result of the change in ownership of the Reorganized Debtors.

           Under section 382, if a corporation undergoes an "ownership change" and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual


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limitation. Such limitation also may apply to certain losses or deductions that are "built-in" (i.e., attributable to periods prior to the Effective Date but not yet taken into account for tax purposes) as of the date of the ownership change and that are subsequently recognized.

           The issuance of the New Common Stock of Reorganized Magellan to holders of General Unsecured Claims and the MVS Securities to the Equity Investor pursuant to the Plan will constitute an ownership change of the Reorganized Debtors.

a.         General Section 382 Limitation

           In general, the amount of the annual limitation to which a corporation (or consolidated group) would be subject is equal to the product of
(i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (4.45% for ownership changes occurring in July 2003). For a corporation (or consolidated group) in bankruptcy that undergoes the change of ownership pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, after giving effect to the surrender of creditors' claims, and certain adjustments that ordinarily would apply do not apply.

           Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

b.         Built-In Gains and Losses

           If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. The Debtors anticipate that the Magellan Group will be in a net unrealized built-in gain position as of the Effective Date.

c.         Special Bankruptcy Exception

           An exception to the foregoing annual limitation rules generally applies where qualified (so-called "old and cold") creditors of a debtor receive, in respect of their Claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. Due to fixed voting rights to which the Equity Investor will be entitled as a result of its ownership of the MVS Securities, the Debtors do not believe that they will qualify for this exception.


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3.         Alternative Minimum Tax

           In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

           In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. Although not entirely clear, it appears that the application of this provision would be unaffected by whether the Debtors otherwise qualify for the special bankruptcy exception to the annual limitation rules of section 382 of the Tax Code discussed in the preceding section.

           Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B.         CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS

           Pursuant to and in accordance with the Plan, holders of Allowed Senior Note Claims will receive Series A New Notes and Cash in satisfaction of their Claims, holders of Allowed Senior Subordinated Note Claims will receive New Common Stock (subject to a possible Partial Cash-Out Election) and Equity Subscription Rights in satisfaction of their Claims, and holders of Other General Unsecured Claims (other than holders of Insured Claims who will receive
Cash) will receive Cash, Series B New Notes, New Common Stock (subject to a possible Partial Cash-Out Election), and Equity Subscription Rights in satisfaction of their Claims.

           The federal income tax consequences of the Plan to holders of Allowed Claims against the Debtors depend, in part, on whether such Claims, and, in the case of the Allowed Other General Unsecured Claims, the Series B New Notes and, possibly, the Equity Subscription Rights constitute "securities" of Magellan for federal income tax purposes. The term "security" is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity of ten years or more constitute securities. For purposes of the following discussion, it has been assumed that the Other General Unsecured Claims and the Series B New Notes do not constitute "securities" and that the Senior Subordinated Note Claims and the Equity Subscription Rights do constitute "securities" of Magellan. Each holder is urged to consult its tax advisor regarding the status of its Claim.

           The following discussion does not necessarily apply to holders who have Claims in more than one class relating to the same underlying obligation


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(such as where the underlying obligation is classified as partially secured and partially unsecured). Such holders should consult their tax advisor regarding the effect of such dual status obligations on the federal income tax consequences of the Plan to them.

1.         Consequences to Holders of Other General Unsecured Claims

           The receipt of Cash, Series B New Notes, Equity Subscription Rights and New Common Stock (subject to a possible Partial Cash-Out Election) in satisfaction of an Other General Unsecured Claim will be a fully taxable transaction. In general, a holder of such an Allowed Claim will recognize gain or loss in an amount equal to the difference between (i) the "amount realized" by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest, and less any portion of such distribution required to be treated as imputed interest as a result of any such distribution being made after the Effective Date) and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest).

           For these purposes, the "amount realized" by a holder will equal the sum of the "issue price" of any Series B New Notes (see section XIII.B.5, below), the fair market value of any New Common Stock, the amount of any Cash, and possibly the fair market value of any Equity Subscription Rights, received in satisfaction of such holder's Claim. Holders of Disputed Claims allowed after the Effective Date may have an "issue price" in the Series B New Notes received subsequent to the Effective Date (see section XIII.B.5, below) different from the issue price of the notes issued on the Effective Date. In addition, it is unclear whether a holder of an Allowed Claim who receives a distribution post-Effective Date on account of the resolution of Disputed Claims (including holders of previously Allowed Claims) that included a cash distribution attributable to previously paid dividends and/or interest should treat such cash distribution as additional amount realized on such holder's Claim or in fact as dividends and/or interest. All holders of Allowed Claims should consult their tax advisors as to the tax consequences of the receipt of the New Common Stock, Series B New Notes or Cash subsequent to the Effective Date.

           For a discussion of the tax consequences of any Claims for accrued but unpaid interest, see section XIII.B.4 below. Due to the possibility that a holder of an Allowed Claim may receive additional distributions subsequent to the Effective Date in respect of any subsequently disallowed Disputed Claims, the imputed interest provisions of the Tax Code also may apply to treat a portion of the distribution to such holders as imputed interest.

           In addition, because a holder may receive additional distributions after the Effective Date, any loss, and a portion of any gain, realized by a holder in satisfaction of its claim may be deferred until all such subsequent distributions are made. Such holders are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the "installment method" of reporting any gain that may be recognized by such holder in respect of its Claim.

           Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder had previously claimed a bad debt deduction. A holder of an Allowed Claim who purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.


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                     A holder's tax basis in any New Common Stock and, if
applicable, Equity Subscription Rights received will equal the fair market value of the stock and the Equity Subscription Rights. A holder's tax basis in any Series A New Notes received will equal the "issue price" of such notes (see section XIII.B.5, below). The holding period for any New Common Stock, Series B New Notes and, if applicable, Equity Subscription Rights generally will begin the day following the issuance of such stock, notes and rights.

           Notwithstanding the foregoing, it is possible the IRS may attempt to treat the receipt of Cash, New Common Stock, Series B New Notes and Equity Subscription Rights in satisfaction of Claims against any subsidiary of Magellan as part of a non-recognition transaction. So treated, such a holder would not be permitted to recognize any loss, but to the extent that the holder receives Cash, Series B New Notes and Equity Subscription Rights, such holder would still be required to recognize a portion of its gain. In the case of a holder that does not recognize loss, the holder's tax basis in its New Common Stock would reflect the unrecognized loss. In addition, the holder's holding period in the New Common Stock would, in whole or in part, include its holding period in its Claim. However, Magellan believes, and the discussion herein assumes, that the satisfaction of Claims described in this paragraph should be treated as a fully taxable transaction, in which both gain and loss may be recognized.

2.         Consequences to Holders of Senior Subordinated Note Claims

           A holder of an Allowed Senior Subordinated Note Claim will receive New Common Stock and Equity Subscription Rights in satisfaction of its Claim. Pursuant to a Partial Cash-Out Election, a holder may receive Cash in lieu of all or part of the New Common Stock.

           The receipt of New Common Stock, and Equity Subscription Rights together with some Cash if a Partial Cash-Out Election is made, will be a "recapitalization" for federal income tax purposes. Accordingly, in general, the holder of such a Claim will not recognize loss upon such exchange, but will recognize any gain realized with respect to its Claim (computed as described in the preceding section) in an amount not in excess of any Cash received with respect to such Claim (subject to the treatment of any Claim for accrued but unpaid interest, as discussed at XIII.B.4, below, and except to the extent a portion of any amounts received after the Effective Date are required to be treated as imputed interest due to the distribution of such consideration after the Effective Date). The character and timing of any gain would be determined in accordance with the principles described in the preceding section.

           A holder's aggregate tax basis in any New Common Stock and, possibly, Equity Subscription Rights received in satisfaction of its Claim will equal the holder's aggregate adjusted tax basis in its Claim (including any Claim for accrued but unpaid interest) increased by any gain or interest income recognized in respect of its Claim and decreased by the amount of any Cash received and any deductions claimed in respect of any previously accrued interest. In general, the holder's holding period for the New Common Stock and, if applicable, Equity Subscription Rights received will include the holder's holding period for the Claim except to the extent issued in respect of a Claim for accrued but unpaid interest or imputed interest (which will begin the day following the receipt of such stock and rights). Such tax basis will be allocated, if necessary, between the New Common Stock and the Equity Subscription Rights based on relative fair market value.

           In the event that no New Common Stock is received in satisfaction of an Allowed Senior Subordinated Note Claim due to a Partial Cash-Out Election, it is possible that recapitalization treatment would nevertheless obtain from the receipt of Equity Subscription Rights (with the consequences described above). Alternatively, it is possible that the Equity Subscription Rights would be disregarded and a holder would be treated as receiving only Cash, with consequences similar to those described in the preceding section. Each holder is urged to consult its tax advisor regarding the federal income tax consequences to it of making a Partial Cash-Out Election.


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3.         Consequences to Holders of Senior Note Claims

           The holders of Allowed Senior Note Claims will receive (i) Series A New Notes and (ii) Cash in an amount at least equal to the accrued but unpaid interest on such Claims (and possibly additionally Cash in respect of the principal amount of such Claims). The Series A New Notes will have substantially the same terms as the existing Senior Notes, except that they will mature one year later in November 2008 and they may be subordinated to the New Senior Secured Obligation or the obligations under the Exit Financing.

           Whether the receipt of the New Notes by holder of Senior Note Claims is respected as an "exchange" and satisfaction of their existing notes for federal income tax purposes, or is instead regarded merely as an amendment, depends on whether the changed terms constitute a "significant modification" of the notes for U.S. federal income tax purposes, as determined under applicable Treasury Regulations. The Debtors believe, and this discussion assumes, that any change in the terms of the New Notes will not constitute a significant modification and, accordingly, that the New Notes will be treated for federal income tax purposes simply as a continuation of the existing Senior Notes, with amended terms. Thus, a holder's receipt of the New Notes generally should be treated as a nonevent for federal income tax consequences. There is no assurance, however, that the IRS would not take a contrary position.

           In contrast, the receipt of Cash by a holder will be a taxable event. Such Cash will be treated as a payment of the accrued but unpaid interest (to the extent thereof), with any remainder treated as a redemption of a portion of the holder's Senior Notes. Accordingly, the holder generally will have interest income (to the extent not previously included in its gross income). In addition, to the extent a portion of the holder's notes is treated as redeemed, the holder will recognize gain or loss in an amount equal to the difference between (i) the dollar amount of notes redeemed and (ii) the holder's adjusted tax basis in such notes.

           Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder had previously claimed a bad debt deduction. A holder of an Allowed Claim who purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

4.         Distributions in Discharge of Accrued But Unpaid Interest

           In general, to the extent that any amount received by a holder of an Allowed Claim (whether cash, stock or other consideration) is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full.


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           The extent to which any amounts received by holders of Allowed
General Unsecured Claims and Senior Subordinated Note Claims will be allocated to any accrued but unpaid interest for federal income tax purposes is unclear. Each holder is urged to consult its tax advisor with respect to the allocation of amounts received between the principal and interest portions of its Claim.

5.         Interest and Original Issue Discount on Series B New Notes

           Each holder of a Series B New Note generally will be required to include in its gross income any interest payable with respect to Series B New Notes in accordance with its regular method of accounting.

           In addition, it is possible that the Series B New Notes may be treated as issued with original issue discount ("OID"). In general, a debt instrument is treated as having OID to the extent its "stated redemption price at maturity" (in this case, the face amount of the Series B New Notes) exceeds its "issue price," subject to a de minimis exception.

           The "issue price" of the Series B New Notes will depend upon whether they are traded on an "established securities market" during the sixty (60) day period ending thirty (30) days after the Effective Date, or alternatively whether a significant portion of the Claims exchanged for such notes is so traded. Pursuant to Treasury Regulations, an "established securities market" need not be a formal market. It is sufficient that the notes appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or that price quotations for such notes are readily available from brokers, dealers or traders. If, as the Debtors anticipate, neither the Series B New Notes nor a significant portion of the Claims exchanged for such notes are traded on an established securities market (and the stated interest rate of 9-3/8% is greater than the applicable federal rate for obligations of similar maturity in effect on the Confirmation Date), the issue price of the Series B New Notes generally will be their face amount, in which event no OID would result. In contrast, if there is the requisite market in the Series B New Notes or in the claims, the issue price of the notes would be based on the fair market value of such notes or claims, as the case may be.

           If the Series B New Notes are issued with OID, each holder generally will be required to accrue the OID in respect of the Series B New Notes received and include such amount in gross income as interest over the term of such notes based on the constant yield method. Accordingly, each holder generally would be required to include amounts in gross income in advance of the payment of cash in respect of such income. A holder's tax basis in a Series B New Note will be increased by the amount of any OID included in income and reduced by any cash received (other than payments of stated interest) made with respect to such note.

           Any Series B New Notes issued after the Effective Date in satisfaction of Disputed Claims subsequently allowed may have a different issue price and yield to maturity for federal income tax purposes than any Series B New Notes issued prior thereto and thus may not be fungible with the Series B New Notes issued on the Effective Date or to holders of earlier resolved Disputed Claims. Holders of Disputed Claims should consider their federal income tax consequences accordingly.

6.         Exercise or Lapse of the Equity Subscription Rights

           A holder of an Equity Subscription Right generally will not recognize gain or loss upon the exercise of such right. A holder's tax basis in the New Common Stock received upon exercise of an Equity Subscription Right will be equal to the sum of the holder's tax basis in the Equity Subscription Right and the amount paid for the New Common Stock. The holder will commence a new holding period with respect to the New Common Stock acquired.


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           Upon the lapse of an Equity Subscription Right, the holder generally would recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in the Equity Subscription Right (if any). In general, such gain or loss would be a capital gain or loss, long-term or short-term, depending on whether the requisite holding period was satisfied.

7.         Ownership and Disposition of New Common Stock

           Any gain recognized by a holder upon a subsequent taxable disposition of New Common Stock received in satisfaction of a Claim directly against Magellan or a first-tier subsidiary of Magellan pursuant to the Plan (or any stock or property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claim and any ordinary loss deductions incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, and
(ii) with respect to a cash-basis holder, any amount that would have been included in its gross income if the holder's Claim had been satisfied in full but that was not included by reason of the cash method of accounting.

           In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange (including a "recapitalization" exchange) of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan (and likely even without issuance of regulations), any holder of an Allowed Senior Subordinated Note Claim which has accrued market discount would carry over such accrued market discount to any New Common Stock received in satisfaction of such Claim pursuant to the Plan (possibly including any New Common Stock acquired in the Equity Offering upon the exercise of an Equity Subscription Right), such that any gain recognized by the holder upon a subsequent disposition of such New Common Stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

           If no appropriate adjustment is made to the number of shares of New Common Stock for which a New Warrant may be exercised or to the exercise price of the New Warrants, a constructive distribution may result that could be taxable to the holders of the New Common Stock.

C. CONSEQUENCES TO HOLDERS OF MAGELLAN PREFERRED STOCK INTERESTS AND MAGELLAN COMMON STOCK INTERESTS

           If Class 8 (Senior Subordinated Note Claims) and Class 9 (Other General Unsecured Claims) accept the Plan, holders of Magellan Preferred Stock Interests and Magellan Common Stock Interests will be entitled to receive New Common Stock and New Warrants.

1.         Recapitalization Exchange

           The receipt of New Common Stock and New Warrants in respect of either a Magellan Preferred Stock Interest or a Magellan Common Stock Interest will be a "recapitalization" for federal income tax purposes. Accordingly, in general, the holder of a Magellan Preferred Stock Interest or Magellan Common Stock Interest will not recognize gain or loss upon such exchange.

           To the extent that there are accrued but undeclared dividends in respect of the underlying preferred stock, the consideration that a holder receives in exchange for its Magellan Preferred Stock Interests would be


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potentially taxable as a dividend for federal income tax purposes if, and to the extent that, the aggregate value received therefor exceeded the original issue price of the underlying preferred stock (determined on a share by share basis). However, the Debtors do not anticipate that the fair market value of the New Common Stock to be issued in exchange for the Magellan Preferred Stock Interests will exceed the original issue price of the Magellan Preferred Stock Interests.

           In general, a holder's aggregate tax basis in any New Common Stock and New Warrants received will equal the holder's aggregate adjusted tax basis in the underlying preferred stock or common stock. Such tax basis will be allocated between the New Common Stock and the New Warrants based on relative fair market value. In general, the holder's holding period for the New Common Stock and the New Warrants received will include the holder's holding period for the underlying preferred stock or common stock.

2. Ownership and Disposition of New Warrants; Constructive Distributions to Holders of New Common Stock

           A holder of a New Warrant generally will not recognize gain or loss upon the exercise of such warrant. A holder's tax basis in the New Common Stock received upon exercise of a New Warrant will be equal to the sum of the holder's tax basis in the New Warrant and the exercise price. The holder will commence a new holding period with respect to the New Common Stock received.

           If the terms of the New Warrant provide for any adjustment to the number of shares of New Common Stock for which the New Warrant may be exercised or to the exercise price of the New Warrants, such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the holder of the New Warrants. Conversely, the absence of an appropriate adjustment may result in a constructive distribution that could be taxable to the holders of the New Common Stock.

           Upon the lapse or disposition of a New Warrant, the holder generally would recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in the warrant. In general, such gain or loss would be a capital gain or loss, long-term or short-term, depending on whether the requisite holding period was satisfied.

D.         INFORMATION REPORTING AND WITHHOLDING

           All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable rate (currently 28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS.

           Recently effective Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated after January 1, 2003, including, among other types of transactions, the following (i) certain transactions that result in the


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taxpayer claiming a loss in excess of specified thresholds; and (ii) certain transactions in which the taxpayer's federal income tax treatment differs by more than a specified threshold in any tax year from its treatment for financial reporting purposes. These categories are very broad; however, there are numerous exceptions. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders' tax returns.




















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                                      XIV.

                                   CONCLUSION

           The Debtors believe the Plan is in the best interests of all creditors and equity holders and urges the holders of impaired claims in Class 1 (Senior Secured Lender Claims), Class 4 (Aetna Claims), Class 7 (Senior Note Claims), Class 8 (Senior Subordinated Note Claims), Class 9 (Other General Unsecured Claims), Class 13 (Magellan Preferred Stock Interests) and Class 14 (Magellan Common Stock Interests) to vote to accept the Plan and to evidence such acceptance by returning their Ballots.


Dated:     August 18, 2003


                            Respectfully submitted,


                            By:  /s/ Mark S. Demilio
                                 -----------------------------------------------
                                 Name:   Mark S. Demilio
                                 Title:  Executive Vice President and Chief
                                         Financial Officer























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